Exhibit (b)(iv)

EXECUTION VERSION

December 23, 2016

Itaú Unibanco S.A., Nassau Branch

31B, Annex Building, 2nd floor

East Bay Street, P.O. Box N-3930

Nassau, Bahamas

Attention: Maria M. Mattaraia de Vincenzo

Re: Offer GIP N°1/2016 LFSSLA

Ladies and Gentlemen:

The Borrower (as defined in Annex A hereto, “GIP”, “we”, “us” or “our”) is pleased to submit to ITAÚ UNIBANCO S.A., NASSAU BRANCH (the “Lender” or “you”) this irrevocable offer (the “Offer GIP N°1/2016”) to enter into the senior secured term loan facility under the terms and conditions contained herein.

This Offer GIP N°1/2016 shall be deemed accepted upon receipt by us not later than 11:59 p.m., New York City time, on the Expiration Date (as defined below), of a written notice of acceptance from you.

Upon acceptance of this Offer GIP N°1/2016 as provided in the immediately preceding paragraph, the terms and conditions of this Offer GIP N°1/2016 attached as Annex A hereto (the “Terms and Conditions”) shall be binding upon and inure to the benefit of the parties hereof, and each of you and us shall be deemed to have accepted, acknowledged and agreed to any and all such Terms and Conditions, which shall constitute the entire agreement between us and you relating to the subject matter thereof and shall supersede any and all previous agreements and understandings, oral or written, relating to the subject matter thereof.

Delivery of a written notice of acceptance from you to this Offer GIP N°1/2016 by telecopy, facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this offer letter.

This Offer GIP N°1/2016 shall expire at 11:59 p.m., New York City time, on December 23, 2016 (the “Expiration Date”), if not accepted in accordance with the preceding paragraphs.

[Signature pages follow]

EXECUTION VERSION

Sincerely,

BORROWER

GRUPO INVERSOR PETROQUIMICA S.L.

By:	/s/ Marcelo Sielecki
Name: Marcelo Sielecki
Title: Sole Administrator (“Administrator Unico”)

[Signature page to Offer GIP N°1/2016 LFSSLA]

ANNEX A

TERMS AND CONDITIONS TO THE OFFER GIP N°1/2016

(see attached)

i

Section 6.	Representations, Warranties and Agreements	37

6.1	Legal Status	37
6.2	Power and Authority	37
6.3	No Immunity; Commercial Acts	37
6.4	No Violation	37
6.5	Compliance with Laws	38
6.6	Approvals	38
6.7	Litigation	39
6.8	Security Documents	39
6.9	Financial Statements; No Material Adverse Change	39
6.10	Properties; Insurance	40
6.11	Material Agreements; Liens	40
6.12	Priority of Obligations	40
6.13	True and Complete Disclosure	40
6.14	Tax Returns and Payments	41
6.15	Availability and Transfer of Foreign Currency	41
6.16	Legal Form; Enforcement	41
6.17	Indebtedness	41
6.18	Environmental Matters	41
6.19	Investment Company Act	42
6.20	Use of Proceeds	42
6.21	Solvency	42
6.22	Subsidiaries	42
6.23	No Default	42

Section 7.	Affirmative Covenants	42

7.1	Information Covenants	43
7.2	Compliance with Laws	44
7.3	Rank of Obligations	44
7.4	Books and Records	44
7.5	Payment of Taxes	44
7.6	Inspection	45
7.7	Maintenance of Property, Insurance	45
7.8	Maintenance of Existence; Conduct of Business	45
7.9	Maintenance of Consents and Approvals	45
7.10	Performance of Obligations	45
7.11	Maintenance of Collateral; Further Assurances	45
7.12	Establishment and Maintenance of Collateral Account	46
7.13	Repayment Notice	47
7.14	Available Cash	47
7.15	Debt Acknowledgment	47
7.16	Vote Against Pledges or Sale of Capital Stock of TGS	47
7.17	Vote Against CIESA Indebtedness	48
7.18	Subordination of Debt	48

Section 8.	Negative Covenants	48

8.1	Indebtedness	48
8.2	Liens	48
8.3	Consolidations, Mergers	50
8.4	Sales of Assets; Sale-Leaseback Transactions	51
8.5	Advances, Contingent Obligations, Investments and Loans	51
8.6	No Change in Line of Business	51
8.7	Dividend; Restrictions on Subsidiary Dividends; Restricted Payments of Indebtedness	52
8.8	Transactions with Affiliates	52
8.9	Changes in Accounting Practices	53
8.10	Maximum Net Debt to EBITDA Ratio	53
8.11	Minimum Consolidated Net Worth	53
8.12	Use of Proceeds	53
8.13	Amendment of the Shareholder Agreement	54

Section 9.	Events of Default	54

9.1	Payments	54
9.2	Representations	54
9.3	Covenants	54
9.4	Default Under Other Agreements	54
9.5	Judgments	55
9.6	Non-Monetary Judgments	55
9.7	Bankruptcy, etc.	55
9.8	Proceedings	55
9.9	Governmental Approval	56
9.10	Credit Documents	56
9.11	Cancellation of Payment Obligation	56
9.12	Expropriation Event	56
9.13	Change of Control	56
9.14	Environmental Matters	56
9.15	Collateral	56
9.16	Currency Restrictions	56
9.17	Additional Liens or Sale of TGS shares	56

Section 10.	Notices, Communications, Confidentiality and Treatment of Information	57

10.1	Notices	57
10.2	Confidentiality	58
10.3	Treatment of Information	59

Section 11.	Miscellaneous	59

11.1	Payment of Expenses, etc.	59
11.2	Indemnity	60

11.3	Assignment of the Loan	61
11.4	No Waiver; Remedies Cumulative	63
11.5	Governing Law; Submission to Jurisdiction; Venue	63
11.6	Obligation to Make Payments in Dollars	65
11.7	English Language	65
11.8	Counterparts	65
11.9	Amendment or Waiver	65
11.10	Survival	66
11.11	WAIVER OF JURY TRIAL	66
11.12	Entire Agreement	66
11.13	Severability	66
11.14	No Fiduciary Relationship	66
11.15	USA PATRIOT Act	67
11.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	67

Schedule 2.1	Commitments
Schedule 6.7	Litigation
Schedule 6.11(b)	Liens
Schedule 6.17	Indebtedness
Schedule 6.22	Subsidiaries
Schedule 8.5(a)	Investments
Schedule 8.8	Transactions with Affiliates

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Note
EXHIBIT C	Form of Secretary’s Certificate
EXHIBIT D	Form of Solvency Certificate
EXHIBIT E	Form of Funding Date Officer’s Certificate
EXHIBIT F	Form of Argentine Pledge Agreement
EXHIBIT G	Form of Debt Acknowledgment Offer

v

WHEREAS, the Borrower and the Other Tender Offerors have launched the Tender Offer (as defined below) for the acquisition of up to 24.5% of the outstanding capital stock of TGS in accordance with Argentine securities law.

WHEREAS, in connection therewith, Itaú has established an irrevocable, stand-by letter of credit, in favor of Itaú Argentina in order to guarantee, in accordance with Argentine Law, the payment of the Tender Offer Consideration (as defined below) by the Borrower upon the settlement of the Tender Offer (the “CNV Guaranty”).

WHEREAS, the Borrower has entered into that certain Reimbursement Agreement with Itaú dated as of the date hereof.

WHEREAS, the Borrower has requested that the Lender provide a term loan facility to the Borrower in order to finance the consummation of, and the payment of fees, costs and expenses incurred in connection with the Tender Offer, and the Lender has indicated its willingness to make such facility available on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto hereby agree as follows:

Section 1.          Definitions and Principles of Construction.

1.1          Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Account Bank” shall mean, one of: (i) an Affiliate of the Lender located in New York, New York or (ii) a bank or financial institution reasonably satisfactory to the Borrower and the Lender, with a credit rating equal to or higher than that of the Lender, located in New York, New York, in each case, in its capacity as account bank under the Cash Collateral Account Control Agreement, and in each case, capable of maintaining the type of assets listed in sub-clauses (i) and (ii) of the definition of Cash Collateral.

“Additional Itaú Financing” shall mean the loan agreement to be entered into by and among the Borrower and Itaú at a future date in an amount of up to $ 45,000,000, and which will be secured by (x) Cash Equivalent Collateral owned by the Borrower, or (y) the Borrower’s current or future Capital Stock in CIESA.

“ADS Collateral” shall have the meaning provided in Section 7.11(b).

“Aerial” shall mean Aerial Holdings Inc., a corporation organized and existing under the laws of the Republic of Panama.

“Affected Interest Period” shall have the meaning provided in Section 2.11.

“Affiliate” shall mean, with respect to any Person, (a) any other Person that is directly or indirectly Controlled by, under common control with or controls such Person; (b) any other Person owning beneficially or Controlling ten percent or more of the Voting Stock of such Person; or (c) any officer, director or partner of such Person.

“Aggregate Tender Offer Consideration” shall mean the aggregate cash amount required to be paid by the Borrower and the Other Tender Offerors to the existing shareholders who tendered shares of TGS pursuant to the Tender Offer as the purchase price for all of such tendered shares.

“Agreement” shall mean this Senior Secured Loan Agreement.

“American Depositary Shares” means American Depositary Shares issued by the Depositary, representing common shares issued by TGS.

“Anti-Corruption Laws” shall mean (a) the United States Foreign Corrupt Practices Act of 1977, (b) the United Kingdom Bribery Act of 2010 and (c) any other similar Law of any jurisdiction relating to bribery or corruption, including those of Spain and Argentina.

“Anti-Money Laundering Laws” shall mean any Law related to money laundering or terrorism financing, including (a) 18 U.S.C. §§ 1956 and 1957, (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act, and its implementing regulations and (c) any other similar Law of any jurisdiction or regulation including those of Spain and Argentina.

“Applicable GAAP” means, with respect to any Person, generally accepted accounting principles in effect in the jurisdiction in which Person entity is incorporated, as the same may be amended, supplemented or otherwise modified, from time to time, applied consistently with respect to such Person throughout the periods involved.

“Applicable Margin” shall mean, 5.00% per annum.

“Approved Fund” shall mean any Fund that is administered or managed by (i) the Lender, (ii) an Affiliate of the Lender or (iii) an entity or an Affiliate of an entity that administers or manages the Lender.

“Argentina” shall mean the Republic of Argentina.

“Argentine Central Bank” means the Banco Central de la República Argentina.

“Argentine Pledge Agreement” shall mean the pledge agreement between the Borrower and the Lender, in the form of Exhibit F, as amended or supplemented from time to time.

“Asset Disposition” shall mean, with respect to any property of any Person, to sell, lease, assign, transfer or otherwise dispose of, directly or indirectly such property by such Person, or enter into any sale-leaseback transaction in respect of such property by such person, other than:

(i)          liquidations or other dispositions of obsolete or worn-out property in the ordinary course of business of such Person;

(ii)         dispositions of inventory in the ordinary course of business of such Person;

(iii)        transactions permitted under Sections 8.3 and 8.5;

(iv)       any such transaction (x) from a Subsidiary to the Borrower or (y) from a Subsidiary to another Subsidiary;

(v)         leases of real or personal property in the ordinary course of business;

(vi)       dispositions of cash or Cash Equivalents in exchange for cash or Cash Equivalents in the ordinary course of business of such Person;

(vii)       the sale or discount of accounts receivable arising in the ordinary course of business for fair market value in connection with the compromise or collection thereof;

(viii)     sales, transfers or dispositions of property (excluding any disposition of (x) any Collateral, (y) any Capital Stock in CIESA or the Subsidiaries, or (z) its interest in the CIESA Trust) in a transaction or series of related transactions of assets with a Fair Market Value of less than $10,000,000;

(ix)        any exercise of the Swap Option;

(x)         the GIP II Transaction;

(xi)        any exercise of the Swap Option, and the contribution of the alternative assets obtained therefrom to a new Subsidiary of the Borrower pursuant to the GIP II Transaction; and

(xii)        with respect to the Operating Plants, dispositions by the Subsidiaries of the Borrower of fixtures, equipment or other assets in the ordinary course of business of such Subsidiary.

“Authorized Officer” shall mean, with respect to any Person, the Chairman, Vice Chairman, President, any Vice President, Chief Financial Officer, General Manager or Secretary of such Person.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean the United States Federal Bankruptcy Code of 1978.

“Base Rate” shall mean, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 0.5%, (b) the Prime Rate for such day and (c) LIBOR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided, that LIBOR for any day shall be determined at approximately 11:00 a.m. (London time) on such date. Any changes in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or LIBOR shall be effective on the effective date of such change in the Prime Rate, Federal Funds Rate or LIBOR.

“Borrower” shall mean Grupo Inversor Petroquímica S.L., a Spanish private limited company (sociedad de responsabilidad limitada) with registered office in Ebro 3, Madrid, Spain, registered at the Public Registry of Commerce of Madrid (Registro Mercantil de Madrid) (under volume 25160, sheet 144 onwards, page M -453138) and with Spanish tax identification number B-85322542.

“Borrowing” shall mean the borrowing of the Loan from the Lender as provided for in Section 2.1.

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day except Saturday, Sunday and any day which shall be in New York, New York, Madrid, Spain, Buenos Aires, Argentina, and City of Nassau, Bahamas, a legal holiday or a day on which banking institutions are authorized or required by Law or other government action to close in any such city and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, the Loan, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in the London interbank Eurodollar market.

“Capital Adequacy Regulation” shall mean any guideline, request or directive of any central bank or other Governmental Authority, or any other Law, whether or not binding, in each case, regarding capital adequacy or liquidity of any bank or of any Person Controlling a bank.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations and/or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the ownership, equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

“Capitalized Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be capitalized on the books of such Person under Applicable GAAP, in each case taken at the amount thereof accounted for as Indebtedness in accordance with Applicable GAAP.

“Cash and Cash Equivalents” shall mean:

(a)         Dollars or money in other currencies received or acquired in the ordinary course of business;

(b)         marketable obligations, maturing within one year following the acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(c)         (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of 90 days or less from the date of acquisition, (iii) bankers’ acceptance with maturities not exceeding 90 days from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of Argentina that has a combined capital and surplus and undivided profits of not less than U.S.$ 200,000,000 and having a rating with respect to its public long-term unsecured unsubordinated debt securities of not less than “BBB-” by S&P or “Baa3” by Moody’s;

(d)         (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of 90 days or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding 90 days from the date of acquisition and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than U.S.$ 500,000,000 and having a rating with respect to its public long-term unsecured unsubordinated debt securities of not less than “BBB-” by S&P or “Baa3” by Moody’s;

(e)         commercial paper rated “A-1” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization as contemplated in Rule 436 under the Securities Act and maturing within 90 days after the date of acquisition; and

(f)          money market funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (e) above.

“Cash Collateral” shall mean (i) cash, (ii) Time Deposits, (iii) securities consisting of U.S. treasury bonds and (iv) Cash Equivalent Collateral, in each case, deposited, credited to, pledged or assigned to the Account Bank or the Securities Account Bank in favor of the Lender and securing the Obligations.

“Cash Collateral Account” shall mean the account, maintained by the Borrower with the Account Bank and subject to the Cash Collateral Account Control Agreement, or any other account that replaces such account with the approval of the Lender.

“Cash Collateral Account Control Agreement” shall mean an account control agreement, reasonably satisfactory to the Lender and the Borrower, entered into by and among the Borrower, the Lender and the Account Bank, pursuant to the provisions of Section 7.12(a), as amended, amended and restated, supplemented or otherwise modified from time to time.

“Cash Equivalent Collateral” one or more stand-by letters of credit issued in favor of the Lender by a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services, Fitch Ratings Ltd. or Moody’s Investor Services Limited or a comparable rating from an internationally recognized credit rating agency, in each case, satisfactory to the Lender and included in the Collateral.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” shall mean the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any applicable Law, rule, regulation or treaty, (b) any change in any applicable Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”.

“Change of Control” shall mean any event or circumstance, for whatever reason, whereby at any time after the date hereof, (i) the Permitted Holders, in the aggregate, cease, for any reason, to Control or beneficially own 75% or more of the outstanding Capital Stock of the Borrower, (ii) the Permitted Holders, in the aggregate, cease, for any reason, to Control or beneficially own 75% or more of the outstanding Voting Stock of the Borrower, (iii) the Borrower or any of its Subsidiaries ceases, for any reason, to beneficially own 17.61% or more of the Voting Stock of CIESA, (iv) the Borrower together with the Other Tender Offerors ceases, for any reason, to beneficially own 50% or more of the Voting Stock of CIESA and (v) if CIESA ceases, for any reason, to beneficially own 51% or more of the Voting Stock of TGS.1 For the avoidance of doubt, the GIP II Transaction shall be permitted under the terms hereunder and shall not trigger a Change of Control.

“CIESA” shall mean Compañía de Inversiones de Energía S.A., a sociedad anónima organized and existing under the laws of Argentina.

“CIESA Trust” shall mean the trust agreement, dated as of August 29, 2005 entered into by and among PEPCA S.A., Enron Argentina Ciesa Holding S.A., PBS, CIESA and ABN AMRO Bank N.V. and any successor entity thereof, as trustee, governing the creation of a trust under Argentine Law 24,441 (as amended from time to time), as amended, restated, supplemented or otherwise modified from time to time.

“Closing Date” shall mean the date as of which the conditions precedent set forth in Section 5.1 have been satisfied or waived by the Lender.

1 NTD: Discuss Change of Control definition.

“CNV” shall mean the Comisión Nacional de Valores of Argentina.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all property and assets of the Borrower, now owned or hereafter acquired, upon which a Lien has, or has been purported to be, created pursuant to any of the Security Documents.

“Collateral Accounts” shall mean the Cash Collateral Account and/or the Securities Collateral Account.

“Collateral Account Control Agreements” shall mean the Cash Collateral Account Control Agreement and/or the Securities Collateral Account Control Agreement.

“Collateral Coverage Ratio” shall mean, as of any date (each a “Collateral Determination Date”), the ratio of (a) the value of the Collateral, determined as set forth in this Agreement based on the aggregate of (i) the value of the Cash Collateral as of such Collateral Determination Date and (ii) the value of the Capital Stock of TGS pledged as Collateral as of such Collateral Determination Date to (b) the aggregate outstanding principal amount of the Loan. For use in determining the Collateral Coverage Ratio, the value of the pledged Capital Stock of TGS shall be determined by: (x) in the case of American Depositary Shares, the product of (1) the average of the closing price for an American Depositary Share on the New York Stock Exchange for each day during the period of five consecutive Business Days immediately preceding such Collateral Determination Date as published by Bloomberg on ticker “TGS US Equity” (provided, however that if the Lender reasonably determines that the prices referred to on the “TGS US Equity” ticker do not accurately reflect the value of the American Depositary Shares, then the Parties shall agree on the use of an alternate quotation based on an international market reference), multiplied by (2) the number of the pledged American Depositary Shares on the relevant Collateral Determination Date and (y) the value of the TGS common shares shall be the product of (1) the average of the closing price in Dollars for a TGS common share on the Buenos Aires Stock Exchange for each day during the period of five consecutive Business Days immediately preceding the relevant Collateral Determination Date as published by Bloomberg on ticker “TGSU2 AR Equity”; provided, that the closing price in Argentine pesos will be converted into Dollars at the reference exchange rate published by the Argentine Central Bank pursuant to Communication “A” 3500 of the Argentine Central Bank (or any equivalent published rate by the Argentine Central Bank that replaces such published rate) corresponding to the applicable Business Day (provided, however that if the Lender reasonably determines that the prices referred to on the “TGSU2 AR Equity” ticker do not accurately reflect the value of the TGS common shares, then the Parties shall agree on the use of an alternate quotation based on an international market reference) multiplied by (2) the number of the TGS common shares included in the Collateral on the relevant Collateral Determination Date.

“Combined Basis” means, when used with respect to the determination of any amount, that such amount is to be determined by (i) combining the relevant amount determined with respect to the Combined Credit Parties and any additional Persons, as required, and (ii) eliminating any intercompany transactions of any Combined Credit Party with another Combined Credit Party and making any other adjustments that would be necessary or applicable under Applicable GAAP if the financial statements of such Combined Credit Party were consolidated into the financial statements of another Combined Credit Party; provided that there shall be excluded from any such amount the amount in respect of any Person accrued before (x) the date it merged into or consolidated with the Borrower or any Subsidiary or (y) the date its assets are acquired by the Borrower or any Subsidiary. Unless the context otherwise requires, whenever an amount herein is expressly to be determined with respect to the Combined Credit Parties, such amount shall be determined on a Combined Basis.

“Combined Credit Parties” means collectively the Borrower and its Subsidiaries.

“Combined EBITDA” means, for any Test Period, the sum of (i) net income of the Borrower for such Test Period, calculated on an unconsolidated basis in accordance with Applicable GAAP, plus (ii) the sum of the net income of each of the Borrower’s Subsidiaries for such Test Period (in each case, calculated on an unconsolidated basis in accordance with Applicable GAAP for each Subsidiary), calculated on a Combined Basis, plus (iii) the sum of each of the following, to the extent that it would be necessary or applicable under Applicable GAAP to deduct them for purposes of determining net income for such Test Period (a) interest expense and withholding taxes on interest payable, (b) tax expense in connection with net income, (c) depreciation and amortization expense, (d) other non-cash expenses and (e) exchange rate differences, in each case, for the Borrower for such Test Period, calculated on an unconsolidated basis in accordance with Applicable GAAP, and each of the Borrower’s Subsidiaries for such Test Period (in each case, calculated on a consolidated basis in accordance with Applicable GAAP for such Subsidiary and its consolidated Subsidiaries), calculated on a Combined Basis.

“Commitment” shall mean, as to the Lender, its obligation to make the Loan to the Borrower in Dollars on the Funding Date pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite the Lender’s name on Schedule 2.1 under the caption “Commitments” as such amount may be adjusted from time to time in accordance with this Agreement.

“Communications” shall mean each notice, demand, communication, information, document and other material provided for hereunder or under any other Credit Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Credit Documents, the Borrower or its Subsidiaries, or the transactions contemplated by this Agreement or the other Credit Documents.

“Consolidated Net Worth” shall mean, as to any Person for any day, for such Person and its Subsidiaries on a consolidated basis, (a) total assets (excluding intangible assets) on such day minus (b) total liabilities on such day, as reported in accordance with Applicable GAAP, as applicable.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Control” shall mean, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” shall mean and include (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) the Security Documents, (e) all other documents and instruments executed and/or delivered by either of the Lender and/or the Borrower in connection with the transactions contemplated hereby, and (f) any other document designated from time to time by the Borrower as a “Credit Document”.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, Argentine Law No. 24,522, Spanish Insolvency Law (Ley 22/2003, de 9 de julio, Ley Concursal, as amended from time to time) and all other liquidation, conservatorship, bankruptcy, concurso, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, restructuring, winding-up or composition or readjustment of debts or similar debtor relief Laws of the United States, Argentina, Spain or any other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition which, upon the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Depositary” shall mean The Bank of New York Mellon, as depository under the Amendment and Restated Deposit Agreement dated as of October 21, 2002.

“Disqualified Equity” shall mean any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable (other than for Capital Stock that would not constitute Disqualified Equity), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Capital Stock that would not constitute Disqualified Equity), in whole or in part, (ii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock that would constitute Disqualified Equity, (iii) contains any mandatory repurchase obligation or (iv) provides for the scheduled payments of dividends in Cash.

“Dollars” and the sign “$” shall each mean the lawful currency of the United States.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) the Lender, (b) an Affiliate of the Lender, (c) an Approved Fund or (d) any other Person (other than a natural person) approved by the Borrower (such approval not to be unreasonably withheld, delayed or conditioned) unless an Event of Default has occurred and is continuing at the time the assignment is effected in accordance with Section 11.3, provided that, if the Borrower has not notified the Lender within five (5) days of the receipt of the request for approval whether the Borrower has approved or disapproved of the Person, then the Borrower shall be deemed to have approved such Person as an Eligible Assignee; provided, that, notwithstanding the foregoing “Eligible Assignee” shall not include (i) any of the Borrower or its Subsidiaries or Affiliates or (ii) any Regulation U Bank.

“Enforcement Action” shall mean any action or proceeding against the Borrower, or all or any part of the Collateral taken for the purpose of (a) enforcing the rights of the Secured Parties in respect of the Collateral, including the initiation of action in any court or before any administrative agency or governmental tribunal to enforce such rights, and (b) adjudicating or seeking a judgment on a claim.

“Environmental Claim” shall mean, with respect to any Person, any litigation, arbitration, action, suit, investigation, claim or proceeding alleging or asserting such Person’s liability, including for investigatory costs, cleanup costs, consultants’ fees, governmental response costs, damages to natural resources (including wetlands, wildlife, aquatic and terrestrial species and vegetation) or other property, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Material at any location, whether or not owned by such Person, (ii) any exposure to Hazardous Materials or (iii) any violation, or alleged violation, of any Environmental Law or Governmental Approval issued under any Environmental Law.

“Environmental Laws” shall mean any and all Laws, now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or non-appealable judgment, relating to the environment, human health or safety, or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals, or toxic or hazardous materials, substances or wastes into the environment including ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, or exposure to, pollutants, contaminants, chemicals, or toxic or hazardous materials, substances or wastes.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 9.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income or net profits (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes and (b) any withholding Taxes imposed due to the Lender’s failure to comply with FATCA.

“Expropriation Event” shall mean, with respect to any Person, (a) any condemnation, nationalization, seizure or expropriation by a Governmental Authority of all or a substantial portion of any of the properties or assets of such Person or of its Capital Stock, (b) any assumption by a Governmental Authority of control of all or a substantial portion of any of the properties, assets or business operations of such Person or of its Capital Stock, (c) any taking of any action by a Governmental Authority for the dissolution or disestablishment of such Person or (d) any taking of any action by a Governmental Authority that would prevent such Person from carrying on its business or operations or a substantial part thereof.

“Fair Market Value” shall mean, with respect to any asset, the price at which a willing buyer, who is not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body of the Borrower or, pursuant to a specific delegation of authority by such board of directors or governing body, by a designated senior executive officer of the applicable Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of such Sections, and any current or future regulations or official interpretations of the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next succeeding Business Day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Lender on such day on such transactions from three federal funds brokers of recognized standing as selected by it.

“Fee Letter” shall mean the Fee Letter dated the date hereof, between the Borrower and the Lender relating to the facility provided herein.

“Fund” shall mean any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” shall mean the date as of which the conditions precedent set forth in Section 5.2 have been satisfied or waived by the Lender.

“Funding Date Transactions” shall mean (i) the Settlement of the Tender Offer and (ii) the disbursement of the Loan.

“Funds Flow” shall have the meaning provided in Section 5.2(d).

“FX Rate” shall have the meaning provided in Section 1.2(l).

“GIP II Transaction” shall mean the potential transaction or operation by means of which (i) the Borrower may transfer any and all of its current or future assets (including but not limited to all of its interests or any Capital Stock or Voting Stock held in TGS, PEPCA S.A., the CIESA Trust or any alternative assets obtained from the Swap Option to a new Subsidiary of the Borrower which, for the purposes of this Agreement shall be identified as “GIP II”; and (ii) the Borrower may assign the Del Plata Energy Debt to GIP II. The Permitted Holders, in the aggregate, shall Control or beneficially own 65% or more of the outstanding Capital Stock and Voting Stock of GIP II as long as this Agreement is in force.

“Governmental Approval” shall mean any necessary authorization, approval, consent, license, concession, ruling, permit, tariff, rate, certification, order, validation, exemption, waiver, variance, opinion of, or registration, filing or recording with, any Governmental Authority (including the Central Bank).

“Governmental Authority” shall mean any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic, federal, state or local (including, if applicable, foreign and supranational) having jurisdiction over the matter or matters in question, including those in Argentina, Spain and the United States.

“Hazardous Material” shall mean any pollutants, contaminants or hazardous or toxic substances, materials or wastes defined, listed, classified or regulated as such in or under any applicable Environmental Laws, including (a) any petroleum or petroleum products (including gasoline or crude or any fraction thereof), flammable explosives, radioactive materials, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls; (b) any chemicals, wastes, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, waste, material or substance exposure to or Release of which is prohibited, limited or regulated by any Governmental Authority.

“IFRS” shall mean the International Financial Reporting Standards, as adopted by the International Accounting Standards Board and as in effect from time to time, together with its pronouncements thereon from time to time, and applied on a consistent basis and subject to any mandatory requirements of any Governmental Authority.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) any indebtedness (including principal, overdue interest and overdrafts) of such Person (i) evidenced by any notes, bonds, debentures or similar instruments made or issued by such Person, (ii) for borrowed money or (iii) for the deferred purchase price of property or services; (b) the face amount of all letters of credit issued, bankers’ acceptances, receivables facilities, other similar facilities or confirmed for the account of such Person; (c) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person; (d) all Contingent Obligations of such Person; (e) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement (provided that the amount of Indebtedness in respect of the Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower thereunder on a marked-to-market basis determined no more than one month prior to such time, after giving effect to any netting arrangement); and (f) all Capitalized Lease Obligations of such Person; provided that Indebtedness shall not include trade payables arising in the ordinary course of business and are not overdue more than 90 days.

“Indemnified Liabilities” shall have the meaning provided in Section 11.2(a).

“Indemnified Person” shall have the meaning provided in Section 11.2(a).

“Indemnified Taxes” shall mean (a) all Taxes other than Excluded Taxes (i) imposed on or with respect to any payment made by or on account of any obligation of the Borrower and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” shall have the meaning provided in Section 10.2.

“Interest Determination Date” shall mean the second Business Day immediately preceding the commencement of any Interest Period.

“Interest Payment Date” shall have the meaning provided in Section 2.7(c).

“Interest Period” shall mean, for any Loan, the period commencing on (and including) the date of the Borrowing of such Loan and ending on (but excluding) the date that is three months thereafter, and thereafter each period commencing on (and including) the last day of the preceding Interest Period and ending on (but excluding) the date three months thereafter; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day unless such succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (ii) any Interest Period that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement entered into by the Borrower in order to hedge or mitigate the interest rate risk in respect of the Loan.

“Investment” shall have the meaning provided in Section 8.5.

“Itaú” shall mean Itaú Unibanco S.A., Nassau Branch, and any Affiliate thereof that is not a Regulation U Bank.

“Judgment Currency” shall have the meaning provided in Section 11.6(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 11.6(a).

“Law” shall mean, with respect to any Person (a) any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental Authority (including Governmental Approvals) and (b) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental Authority which is binding on such Person, in each case, whether now or hereafter in effect (including in each case, any Environmental Law).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under concessions, easements, leases or licenses of land, improvements, mining rights and/or fixtures.

“Lender” shall mean Itaú and each entity that becomes a “Lender” after the date hereof pursuant to Section 11.3 (individually, a “Lender” and, collectively, the “Lenders”). No Regulation U Bank may be a Lender.

“Lending Office” shall mean, as to the Lender such office or offices as a Lender may from time to time designate by notifying the Borrower in writing.

“LIBOR” shall mean, with respect to each Interest Period for the Loan, the rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Reuters (or another commercially available source providing quotations of ICE LIBOR such as Bloomberg Financial Markets Service) for deposits in Dollars with maturities comparable to the Interest Period to be applicable to the Loan (and, if more than one rate is specified for ICE LIBOR, then the applicable rate shall be the arithmetic mean of all such rates) (provided that, if such rate is not available or if no such rate is quoted for the relevant Interest Period, then LIBOR shall mean the average of the offered quotation of three or more reference banks selected by the Lender from among major banks in the London interbank market for Dollar deposits of amounts comparable to the outstanding principal amount of the Loan with maturities comparable to the Interest Period to be applicable to the Loan with an instruction to such reference banks to, if possible, use a quotation based on an international market reference that would most closely resemble LIBOR) determined as of 11:00 a.m. (London time) on the Interest Determination Date for such Interest Period.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to LIBOR in accordance with Section 2.7.

“Lien” shall mean any mortgage, pledge, hypothecation, securitization, assignment, deposit arrangement, encumbrance, bonding registry note, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall have the meaning provided in Section 2.1(a).

“Material Adverse Effect” shall mean any change, event, fact, condition, effect, occurrence or development that, individually or in the aggregate, results in a material adverse effect on (a) the financial condition or results of operations of (i) the Borrower and its Subsidiaries taken as a whole or (ii) TGS and its Subsidiaries taken as a whole, or (b) the validity or enforceability of, or the effectiveness or ranking of any security granted, or purported to be granted, under the Credit Documents.

“Material Agreements” shall mean (a) any contract, agreement, license, concession or instrument entered into by the Borrower that creates or evidences revenues of the Borrower with a monetary amount in excess of $10,000,000 (or its equivalent in other currencies) and (b) any agreement evidencing Material Indebtedness.

“Material Indebtedness” shall mean Indebtedness of the Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $10,000,000.

“Maturity Date” shall mean the date that is the two-year anniversary of the Funding Date.

“Negotiation Period” shall have the meaning provided in Section 2.11.

“Net Available Proceeds” shall mean:

(a)         with respect to any Permitted Asset Disposition, the aggregate amount of all cash payments received by the Borrower, as applicable, directly or indirectly (or by any Person on its behalf) in connection with such Permitted Asset Disposition;

(b)         with respect to any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received or deemed received by the Borrower or any of its Subsidiaries (or by any Person on its behalf) directly or indirectly in respect of such Casualty Event; and

(c)         with respect to the sale, incurrence or issuance of any Indebtedness or Capital Stock by the Borrower, the sum of the Cash and Cash Equivalents received in connection with such transaction;

provided that (A) such Net Available Proceeds shall be net of (x) the amount of any reasonable and documented legal, accounting, title and recording tax expenses, brokerage expenses, underwriting discounts and commissions, consultant fees and commissions paid by the Borrower or any of its Subsidiaries, as applicable, to the extent incurred directly in connection with obtaining such proceeds and (y) in the case of Net Available Proceeds from a Permitted Asset Disposition, any applicable and documented income or other taxes actually paid or estimated to be payable on or prior to the Maturity Date, in each case directly as a result of such Permitted Asset Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Governmental Authority on or prior to the Maturity Date) and (B) such Net Available Proceeds shall be net of any repayments in cash by the Borrower or any of its Subsidiaries of Indebtedness to the extent that (x) such Indebtedness or any Contingent Obligations in connection with such Indebtedness is secured by a Lien on the property that is the subject of such sale or event referred to above or, is otherwise required to be repaid to consummate such sale or event, (y) such Indebtedness or any Lien or Contingent Obligations in connection with such Indebtedness were not created in connection with or in anticipation of such sale or event and (z) such Indebtedness is actually repaid or defeased with such proceeds.

“Net Debt to EBITDA Ratio” shall mean as to the Combined Credit Parties for any day, the ratio of (a) (i) the consolidated Indebtedness of the Combined Credit Parties as of such day, determined on a Combined Basis, as determined in Dollars using the FX Rate on such day, minus (ii) Cash and Cash Equivalents recorded on the balance sheet of such Combined Credit Parties as of such day, minus (iii) Indebtedness of the Combined Credit Parties owing to Aerial, minus (iv) Subordinated Debt, so long as such debt has been subordinated in compliance with Section 7.17 of this Agreement, and minus (v) any amounts disbursed by Itaú under the Additional Itaú Financing, so long as any such amounts are secured by Cash Collateral Equivalents, to (b) the Combined EBITDA of the Combined Credit Parties for the Test Period ending on or most recently ended prior to such day as determined in Dollars using the average FX Rate for such Test Period.

“Net Distribution Proceeds” shall mean, with respect to any capital distribution, including but not limited to any distribution of dividends, (a) the proceeds of such capital distribution net of any applicable and documented income or other taxes actually paid or estimated to be payable on or prior to the Maturity Date in respect of such capital distribution (but only to the extent that such estimated taxes are in fact paid to the relevant Governmental Authority on or prior to the Maturity Date) minus (b) any portion of such net proceeds applied to repay Outstanding Other Loans as permitted under this Agreement.

“Note” shall have the meaning provided in Section 2.4(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.2.

“Obligations” shall mean, collectively, all loans, advances, debts, liabilities, and obligations, howsoever arising, owed under any Credit Document or otherwise in connection with the transactions contemplated in the Credit Documents, to the Lender and the beneficiaries of the indemnification obligations undertaken by the Borrower under any Credit Document, as applicable, of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, due or to become due, now existing or hereafter arising, including all interest (including interest that, but for the filing of a petition in bankruptcy or other insolvency proceeding with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy or other insolvency proceeding), fees, charges, expenses, attorneys’ fees, court costs and consultants’ fees chargeable to the Borrower in accordance with Section 11.1 and, in the event of any Enforcement Action, all expenses of retaking, holding, preparing for lease or sale, selling or otherwise disposing of or realizing on the Collateral or of any exercise by the Lender as Secured Party of its rights or remedies under the Security Documents.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Plants” shall mean (i) the Petroquímica Cuyo plant, located at Av. Acceso Parque Industrial s/n. Luján-Mendoza, zip code: 5507; and (ii) Petroken operating plant located at Camino Gobernador Vergara Km 2.0, Ensenada, Province of Buenos Aires, zip code:1925, including all equipment, fixtures and all other assets in respect therewith.

“Organizational Documents” shall mean, with respect to any Person, (a) the articles of incorporation, organizational deed or other similar organizational document of such Person (including any amendments thereto), (b) the by-laws, estatutos sociales or other similar document of such Person (including any amendments thereto), (c) any certificate of designation or instrument relating to the rights of preferred shareholders or other holders of Capital Stock of such Person and (d) any shareholder rights agreement or other similar agreement (including any amendments thereto).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document).

“Other Hedging Agreements” shall mean any interest rate protection agreement, foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Tender Offerors” shall mean WST S.A., an Argentine sociedad anónima (“WST”) and PCT LLC, a Delaware limited liability company (“PCT”).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except such Taxes imposed with respect to an assignment.

“Outstanding Other Loans” shall mean the loans evidenced by the following agreements:

(a)        the loan agreement entered into by Borrower, as borrower, and Petroquímica Cuyo, as lender, dated as of July 14, 2016, and with an outstanding principal amount of $ 12,186,145;

(b)        the loan agreement entered into by Borrower, as borrower, and Petroken, as lender, dated as of October 4, 2016, and with an outstanding principal amount of $ 2,000,000; and

(c)         the loan agreement entered into by Borrower, as borrower, and Petroken, as lender, dated as of July 14, 2016 with an Outstanding principal amount of $ 7,560,915.

“Participant” shall have the meaning provided in Section 11.3(c).

“Participant Register” shall have the meaning provided in Section 11.3(c).

“Payment Account” shall mean the account of the Lender at the intermediary bank (Standard Chartered Bank – New York, NY, USA – ABA 026002561 (Swift Code CHASUS33), Beneficiary: Itaú Unibanco S.A., Nassau Branch, Account Number: 3544-030213-001, or such other account as may be designated by the Lender to the Borrower from time to time in writing.

“Permitted Asset Disposition” shall mean, without duplication, any Asset Disposition or any Casualty Event (provided that no Casualty Event shall constitute a Permitted Asset Disposition unless the Person affected by such Casualty Event has failed to reinvest the Net Available Proceeds of such Casualty Event to rebuild or restore the affected assets, or enter into a binding commitment to do so, within 180 days of the receipt of Net Available Proceeds of such Casualty Event) with respect to any property or assets of the Borrower (including any debt or equity securities held by the Borrower)).

“Permitted Holders” shall mean Marcelo Sielecki, Carlos Sielecki or Daniel Sielecki, or any of their heirs.

“Permitted Liens” shall have the meaning provided in Section 8.2.

“Person” shall mean any individual, corporation, limited liability company, company, voluntary association, partnership, joint venture, trust, unincorporated organization, Government Authority or other enterprises or entity.

“Petroquímica Cuyo” shall mean Petroquímica Cuyo S.A.I.C., a sociedad anónima organized and existing under the laws of Argentina.

“Petroken” shall mean Petroken Petroquímica Ensenada S.A., a sociedad anónima organized and existing under the laws of Argentina.

“Pledge and Security Agreement” shall mean the pledge and security agreement between the Borrower and the Lender entered into pursuant to the provisions of Section 7.12, as amended, supplemented or otherwise modified from time to time.

“Prime Rate” shall mean the “prime rate” as most currently reported in the “Money Rates” column of The Wall Street Journal.

“Proceedings” shall have the meaning provided in Section 11.5(c).

“Process Agent” shall have the meaning provided in Section 11.5(a).

“Rate Determination Notice” shall have the meaning provided in Section 2.11.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, mining rights, improvements and fixtures, including Leaseholds.

“Recipient” shall mean the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U Bank” shall mean a bank, financial institution or other institutional lender that is formed under the laws of, or operating through a branch in, the United States, any State thereof, any possession thereof of the District of Columbia.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective partners, directors, officers, employees, agents, and advisors.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Required Payment” shall have the meaning provided in Section 4.12.

“Restricting Information” shall have the meaning provided in Section 10.3(a).

“Sanctioned Jurisdiction” shall mean any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (including, as of the date hereof, Iran, Cuba, Syria, Sudan, North Korea and the Crimea region of the Ukraine).

“Sanctioned Person” shall mean any individual or entity (a) identified on a Sanctions List, (b) organized, domiciled or resident in a Sanctioned Jurisdiction, (c) owned or controlled by, or acting for or on behalf of, any individual or entity described in the foregoing clauses (a) or (b) or (d) otherwise the subject or target of any Sanctions.

“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the United States (including OFAC and U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) the United Kingdom (including Her Majesty’s Treasury), (e) Spain, (f) Argentina or (g) any other national or supra-national sanctions authority with jurisdiction over the Borrower or any of its Subsidiaries.

“Sanctions List” shall mean any list of designated individuals or entities that are the subject of Sanctions, including, without limitation, (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (b) the Consolidated United Nations Security Council Sanctions List, (c) the consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union and (d) the Consolidated List of Financial Sanctions Targets in the UK maintained by Her Majesty’s Treasury of the United Kingdom.

“Secured Parties” shall mean the Lender and the beneficiaries of each indemnification obligation undertaken by the Borrower under any Credit Document, any other Person (other than the Borrower or any Affiliate of any thereof) that has a right to receive any payment from the Borrower under the Credit Documents, and shall include all former Lenders to the extent that any Obligations owing to such persons were incurred while such persons were Lenders hereunder and such Obligations (other than Contingent Obligations not then due in respect of indemnities or expense reimbursement provisions hereof) have not been paid or satisfied in full, and, in each case, the permitted successors or assigns of such person in such capacity.

“Securities Account Control Agreement” shall mean a securities account control agreement, reasonably satisfactory to the Lender and the Borrower, among the Borrower, the Securities Intermediary and the Lender as amended, amended and restated, supplemented or otherwise modified from time to time.

“Securities Collateral Account” shall mean the account, maintained by the Borrower with the Securities Account Bank and subject to the Securities Collateral Account Control Agreement, or any other account that replaces such account with the approval of the Lender.

“Securities Collateral Account Bank” shall mean, one of: (i) an Affiliate of the Lender located in New York, New York or (ii) a bank or financial institution reasonably satisfactory to the Borrower and the Lender, with a credit rating equal to or higher than that of the Lender, located in New York, New York, in each case, in its capacity as securities account bank under the Securities Collateral Account Control Agreement, and in each case, capable of maintaining the type of assets listed in sub-clause (iii) of the definition of Cash Collateral.

“Securities Collateral Account Control Agreement” shall mean a securities account control agreement, reasonably satisfactory to the Lender and the Borrower, entered into by and among the Borrower, the Lender and the Securities Account Bank, pursuant to the provisions of Section 7.12(a), as amended, amended and restated, supplemented or otherwise modified from time to time.

“Securities Intermediary” shall mean, one of: (i) an Affiliate of the Lender located in New York, New York or (ii) a bank or financial institution reasonably satisfactory to the Borrower and the Lender, with a credit rating equal to or higher than that of the Lender, located in New York, New York, in each case, in its capacity as securities intermediary under the Securities Account Control Agreement.

“Security Documents” shall mean the Pledge and Security Agreement, the Argentine Pledge Agreement, the Securities Account Control Agreement, any Collateral Account Control Agreement and any other agreement, document, instrument or writing that creates or purports to create a Lien in favor of the Lender or to confer upon the Lender control over the Collateral under applicable law, in each case to secure the Obligations for the benefit of the Secured Parties.

“Settlement of the Tender Offer” shall mean payment of the Tender Offer Consideration and delivery to the Borrower of the Tendered Shares, which shall occur on the fifth Business Day after the expiration of the Tender Offer Solicitation Period.

“Share Collateral” shall have the meaning provided in Section 7.11(b).

“Shareholder Agreement” shall mean the joint venture agreement among the Borrower and the Other Tender Offerors, dated as of July 24, 2016.

“Solvent” shall mean, with respect to any Person at any time, that (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities (including contingent liabilities) of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on their respective debts as determined on a consolidated basis as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s property would constitute an unreasonably small capital.

“Spain” shall mean the Kingdom of Spain.

“Subordinated Debt” means Indebtedness of the Borrower owing to: (i) Bradford Allen Funding Company LLC, Red Rock Asset Holdings LLC, Borax Asset Holding LLC, Coal Asset Holding LLC, Elpidite Asset Holding LLC, Walter Investment Holdings LLC, for an amount of $69,000,000 (provided that the current outstanding amount is $74,000,000, out of which 5,000,000 shall not be considered Subordinated Debt) (the “Bradford Allen Debt”) (ii) Del Plata Energy Company LLC for an amount of $20,262,000 (the “Del Plata Energy Debt”).

“Subsidiary” of a Person shall mean any corporation or other entity in which such Person, directly or indirectly, in the aggregate and without duplication, owns more than 50% of the outstanding Capital Stock or has the power to elect a majority of the board of directors or similar governing body. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower. For the avoidance of doubt, as of the date of this Agreement, Petroquímica Cuyo and Petroken are the only Subsidiaries of the Borrower, provided that GIP II shall become a Subsidiary of the Borrower if and when the GIP II Transaction is implemented. None of CIESA, TGS or PEPCA S.A. shall be deemed to be Subsidiaries of the Borrower (either before or after consummation of the Tender Offer).

“Substitute Basis” shall have the meaning provided in Section 2.11.

“Swap Option” means Pampa Energía S.A., Pampa Participaciones S.A. and Pampa Inversiones S.A.’s option to exchange the Borrower’s and PCT’s rights in the CIESA Trust for certain alternate assets which include, directly or indirectly, forty percent (40%) of the outstanding capital stock of CIESA.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tendered Shares” shall mean the capital stock of TGS validly tendered either in Argentina or in the United States (in the form of American Depositary Shares) pursuant to the Tender Offer that is allocated to the Borrower pursuant to the Tender Offer.

“Tender Offer” shall mean the mandatory tender offer for the acquisition of up to 24.5% of the outstanding capital stock of TGS by the Borrower and the Other Tender Offerors in accordance with Argentine and United States’ securities law.

“Tender Offer Consideration” shall mean the aggregate cash amount required to be paid by the Borrower to the existing shareholders as the purchase price for all of the Tendered Shares.

“Tender Offer Solicitation Period” shall mean the period during which common shares of TGS (including shares of the Capital Stock of TGS represented by American Depositary Shares) may be validly tendered pursuant to the Tender Offer.

“Test Period” shall mean, at all times, each period of four consecutive fiscal quarters then most recently ended, in each case taken as one accounting period.

“TGS” shall mean Transportadora de Gas del Sur S.A., a sociedad anónima organized and existing under the laws of Argentina.

“Time Deposits” shall mean time deposits and certificates of deposit with maturities of minimum 90 days from the date of acquisition, assigned or pledged to the Lender pursuant to Section 7.12(b).

“United States” and “U.S.” shall each mean the United States of America.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272, of the United States.

“Voting Stock” shall mean, with respect to any Person, Capital Stock or other interests (including partnership interests) of such Person then outstanding that are entitled to vote for the election of directors (or persons performing similar functions) of such Person, but excluding such classes of Capital Stock or other interests that are entitled, as a group in a separate cast, to appoint one director of such Person as representative of the minority shareholders.

“Withholding Agent” shall mean the Borrower.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2          Principles of Construction.

(a)          Each reference to, and the definition of, any document (including any Credit Document) shall be deemed to refer to such document as it may be amended, supplemented, revised or modified from time to time in accordance with its terms and, to the extent applicable, the terms of this Agreement.

(b)          Each reference to a Law or Governmental Approval shall be deemed to refer to such Law or Governmental Approval as the same may be amended, supplemented or otherwise modified from time to time.

(c)          Any reference to a Person in any capacity includes a reference to its permitted successors and assigns in such capacity and, in the case of any Governmental Authority, any Person succeeding to any of its functions and capacities.

(d)          References to days shall refer to calendar days unless Business Days are specified; references to weeks, months or years shall be to calendar weeks, months or years, respectively.

(e)          All references to a “Section,” “Schedule,” “Appendix,” “Annex,” or “Exhibit” are to a Section of this Agreement or to a Schedule, Appendix, Annex or Exhibit attached hereto.

(f)           The table of contents and Section headings and other captions therein are for the purpose of reference only and do not affect the interpretation of this Agreement.

(g)          Defined terms in the singular shall include the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(h)          The words “hereof”, “herein” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(i)           The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(j)           The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(k)          Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with Applicable GAAP.

(l)           At any time, any reference in any provision of this Agreement to the currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such currency is the same as it was on the date hereof. Wherever in this Agreement it is necessary to convert an amount in a given currency into Dollars, such amount shall be the amount of Dollars that could be purchased with the amount of such other currency using the spot rate at which the Lender can purchase Dollars in the London foreign exchange market at approximately 11:00am., London time, for delivery two (2) Business Days later (the “FX Rate”).

Section 2.          Amount and Terms of Credit.

2.1          The Facility.

(a)          The Lender agrees, on and subject to the terms and conditions of this Agreement, to make one term loan to the Borrower (the “Loan”), in each case in a single disbursement on the Funding Date, in Dollars in a principal amount up to but not exceeding the Lender’s Commitment.

(b)          Amounts repaid or prepaid with respect to the Loan may not be reborrowed.

2.2          Notice of Borrowing. The Borrower shall give the Lender a duly completed and irrevocable notice of a Borrowing in substantially the form of Exhibit A (the “Notice of Borrowing”) prior to 11:00 a.m. (New York time) at least two (2) Business Days prior to the Funding Date, requesting such Borrowing and specifying the Funding Date as the requested date of such Borrowing, the principal amount of the Loan to be made on such date and payment instructions for one or more accounts of the Borrower outside the United States to which the Loan shall be made. Not later than 11:00 a.m. (New York time) on the Funding Date, the Lender shall make available the amount of the Loan to one or more accounts outside the United States, to be provided and instructed by the Borrower to the Lender in the applicable Notice of Borrowing. The Lender shall disburse its Loan from, and from sources, outside the United States.

2.3          [Reserved].

2.4          Notes.

(a)          The Borrower’s obligation to pay the principal of, and interest on, each Loan made by the Lender shall also be evidenced by a corresponding promissory note duly executed and delivered on the Funding Date by the Borrower to the Lender, substantially in the form of Exhibit B (each, a “Note”). If any Note is lost, stolen, or destroyed, the Borrower shall issue a replacement Note or Notes immediately upon request of the Lender. The execution and delivery by the Borrower of the Notes shall not limit, reduce or otherwise affect the Obligations of the Borrower, and the rights and claims of the Lender under any Note shall not replace or supersede the rights and claims of the Lender under this Agreement. In the event of a conflict between the terms of this Agreement and any Note, the terms of this Agreement shall prevail.

(b)          After the effectiveness of an assignment made pursuant to Section 11.3, promptly after receipt of a request by the applicable assignee, the Borrower shall execute and deliver to the applicable assignee, in exchange for the existing Note evidencing the Loan so assigned theretofore delivered to the assigning Lender pursuant to this Section 2.4, a new Note in substantially the form of Exhibit B payable to such assignee, dated as of the date of the applicable Borrowing and otherwise duly completed. Any and all costs, Taxes and expenses that arise from this exchange of Notes shall be borne by the Assignee or the assigning Lender.

2.5          Use of Proceeds. The Borrower shall use the proceeds of the Loan in accordance with Section 6.20. The Lender shall not have any responsibility as to the use of any of such proceeds.

2.6          Termination and Reduction of Commitments. The Borrower may not terminate or reduce the Commitments; provided that the aggregate amount of the Commitments shall be automatically reduced to (a) zero at the earlier of (i) the Borrowing of the Loan on the Funding Date, (ii) 5:00 p.m. (New York time) on the date that is 60 days following the Closing Date, if the conditions of Section 5.2 have not been satisfied, (iii) the settlement of the Tender Offer without any Borrowing of the Loan hereunder and (iv) the termination of the Tender Offer, and (b) the amount sufficient to pay the sum of the Tender Offer Consideration, if such amount is less than the Commitments upon expiration of the tender period in respect of the Tender Offer. The Commitments once reduced or terminated may not be reinstated.

2.7          Interest.

(a)          Subject to Sections 2.7(b) and 2.11, the Borrower agrees to pay to the Lender, interest in respect of the unpaid principal amount of the Loan, for each day during each Interest Period applicable thereto from the date of the applicable Borrowing until payment in full thereof, at a rate per annum which shall be equal to the sum of (i) LIBOR for such Interest Period, plus (ii) the Applicable Margin.

(b)          Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, principal and, to the extent permitted by Law, overdue interest in respect of the Loan and any other overdue amount payable by the Borrower hereunder or under any other Credit Document shall bear interest at a rate which is equal to (i) the rate otherwise applicable to such Loan as provided in Section 2.7(a) above, plus (ii) 2.0% per annum (which interest shall be payable on demand).

(c)          Except as provided in Section 2.7(b), accrued (and theretofore unpaid) interest shall be payable in arrears in respect of the Loan (i) on the last day of each Interest Period applicable thereto (each an “Interest Payment Date”), (ii) on the amount of the Loan repaid or prepaid, upon such repayment or prepayment, (iii) at any maturity (whether by acceleration or otherwise), and (iv) after such maturity, on demand.

(d)          On each Interest Determination Date for the Loan, the Lender shall determine the applicable LIBOR and shall give notice thereof to the Borrower. Such determination shall, absent manifest error, be conclusive and binding on all parties hereto.

2.8          Illegality.

(a)          If any Change in Law has made it unlawful, or any central bank or other Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make or maintain its Loan (and the designation of a different Lending Office outside the United States would not avoid such unlawfulness), then the Lender shall promptly notify the Borrower thereof and on notice thereof by the Lender to the Borrower, (i) the Lender’s Commitment (if still available), shall be suspended until such time as the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist and (ii) to the extent necessary to comply with such Change in Law, the Lender’s affected Loan shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable to the Lender by the Borrower under this Agreement on or before such date as shall be mandated by Change in Law (which payment shall include any additional amounts accrued prior to such prepayment).

(b)          If it is unlawful to maintain a LIBOR Loan, then, during the thirty-day period following Borrower’s receipt of notice of such fact (the “LIBOR Negotiation Period”) the Lender and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis for the Loan (a “LIBOR Substitute Basis”), and if such LIBOR Substitute Basis is so agreed upon during the LIBOR Negotiation Period, such LIBOR Substitute Basis shall apply in lieu of the LIBOR rate to all Interest Periods commencing on or after the first day of the affected Interest Period, until the circumstances giving rise to such notice have ceased to apply, provided that, the commencement of such a LIBOR Negotiation Period shall be subject to the reasonable agreement by the Borrower and Lender that (i) due to the Change in Law, the Loan is not required to be prepaid prior to the expiration of such thirty-day period under applicable Law, and (ii) that upon agreement on the LIBOR Substitute Basis the Loan shall be lawful under such applicable Law. If a LIBOR Substitute Basis is not agreed upon during the Negotiation Period, the Borrower may elect to prepay the Loan (and no prepayment fees shall be applicable); provided, that if the Borrower does not elect to so prepay, the interest rate payable in respect of such LIBOR Loan shall automatically convert to the sum of the Base Rate in effect from time to time plus the Applicable Margin per annum less 1% (payable on the last day of the Interest Period in respect of such LIBOR Loan and on the last day of each subsequent Interest Period thereafter, provided, however, that, subject to the provisions of Section 2.7(b), upon the occurrence and during the continuance of an Event of Default, such interest shall be the sum of the Base Rate in effect from time to time plus the Applicable Margin plus 1% per annum.

2.9          Increased Costs and Reduction of Return.

(a)          If at any time a Change in Law imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or the Loan made by the Lender, and as a result the Lender shall incur increased costs or reductions in the amounts received or receivable under this Agreement, its Loan, its Commitment, or its Note with respect to its Loan, then, and in any such event, the Borrower shall promptly pay to the Lender, upon demand therefor, such additional amounts as shall be required to compensate the Lender for such increased costs or reductions in amounts received or receivable under this Agreement or its Note.

(b)          If (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law), or (iv) compliance by the Lender (or its Lending Office) or any Person Controlling the Lender with any Capital Adequacy Regulation, has the effect of (A) reducing the rate of return of the Lender or (B) would affect the amount of capital or liquidity required or expected to be maintained by the Lender or any Person Controlling the Lender and if the amount of such capital or liquidity is increased as a consequence of its Loan, credits or obligations under this Agreement, then, promptly upon demand of the Lender to the Borrower in accordance with clause (c), the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such reduction of return or capital or liquidity increase.

(c)          The Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section 2.9. The Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the basis for determining the amount that the Lender is entitled to receive pursuant to this Section 2.9, which determination shall be conclusive and binding on the Borrower in the absence of manifest error.

(d)          Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.9 shall not constitute a waiver of the Lender’s right to demand such compensation.

2.10        Break Funding. The Borrower shall pay to the Lender within five (5) Business Days after the request in writing and delivery of the certificate set forth below by the Lender, such amount or amounts (if any) as shall be sufficient to compensate it for any loss, cost or expense (excluding the loss of any anticipated profit) including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loan or from fees payable to terminate the deposits from which such funds were obtained that the Lender reasonably determines is attributable to:

(a)          the failure of the Borrower to make on a timely basis any payment of principal of the Loan;

(b)          the failure of the Borrower to borrow the Loan after the Borrower has given a Notice of Borrowing;

(c)          the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 4.2 or Section 4.3; or

(d)          the prepayment or repayment (including pursuant to Section 4.1, 4.2 or 4.3) or other payment of the Loan on a day that is not the last day of the relevant Interest Period;

The Lender will furnish to the Borrower a certificate setting forth in reasonable detail the basis and amount of each request by the Lender for compensation under this Section 2.10, which certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

2.11        Inability to Determine Rates. If, on or prior to the first day of any Interest Period (an “Affected Interest Period”):

(a)          the Lender determines that, by reason of circumstances affecting the London interbank Eurodollar market, “LIBOR” cannot be determined pursuant to the definitions thereof; or

(b)          the Lender reasonably determines that the relevant rates of interest referred to in the definition of “LIBOR” in Section 1.1 upon the basis of which the rate of interest for the Loan for such Affected Interest Period is to be determined will not be adequate to cover the cost to the Lender of making or maintaining the Loan for such Affected Interest Period;

the Lender shall give notice thereof (a “Rate Determination Notice”) to the Borrower as soon as practicable thereafter. If such notice is given, during the 30 day period following such Rate Determination Notice (the “Negotiation Period”), the Lender and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis for their pro rata share of the Loan that shall reflect the cost to the Lender of funding the Loan from alternative sources (a “Substitute Basis”), and if such Substitute Basis is so agreed upon during the Negotiation Period such Substitute Basis shall apply with respect to the Loan of the Lender in lieu of LIBOR to all Interest Periods commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply. If a Substitute Basis is not agreed upon during the Negotiation Period, the Borrower may elect to prepay the Loan pursuant to Section 4.2; provided, however, that if the Borrower does not elect so to prepay, the Lender shall reasonably determine the per annum rate basis reflecting the cost to the Lender of funding the Loan for the Interest Period commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply, and such rate basis shall be binding upon the Borrower and the Lender and shall apply in lieu of LIBOR for the relevant Interest Period.

2.12        Mitigation. The Lender shall use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Lending Office or change the jurisdiction of its Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under Sections 2.8, 2.9 and 4.10; provided that no such selection or change of jurisdiction for its Lending Office shall be made if, in the reasonable judgment of the Lender, such selection or change would be disadvantageous to the Lender.

Section 3.           Fees.

3.1          Fee Letter. The Borrower agrees to pay the fees in such amounts and at such times as specified in the Fee Letter.

Section 4.           Prepayments; Payments.

4.1          Scheduled Repayment. The Borrower shall repay to the Lender (i) on the one-year anniversary of the Funding Date 50% of the original aggregate principal amount of the Loan and (ii) on the Maturity Date, the aggregate principal amount of the Loan then outstanding.

4.2          Voluntary Prepayments. The Borrower shall have the right to prepay the Loan, in whole or in part, from time to time on the following terms and conditions: (i) the Borrower shall give to the Lender at least five (5) Business Days’ prior written notice of its intent to prepay the Loan and the aggregate principal amount of the prepayment, which notice shall specify the date of prepayment, which shall be the last day of the applicable Interest Period and (ii) each prepayment shall be in an aggregate principal amount of at least $5,000,000, and in whole multiples of $2,500,000 in excess thereof. Any prepayment of the Loan pursuant to this Section 4.2 shall be applied proportionally to the outstanding principal installments under the Loan.

4.3          Mandatory Prepayments.

(a)          Permitted Asset Disposition. In the event of any Permitted Asset Disposition by the Borrower, no later than five (5) Business Days prior to the occurrence of such proposed disposition, the Borrower will deliver to the Lender a certificate signed by an Authorized Officer of the Borrower in form and detail reasonably satisfactory to the Lender, stating the expected amount of the Net Available Proceeds of such proposed disposition, and (i) if the Funding Date has occurred, the Borrower shall repay or cause to be repaid the Loan within five (5) Business Days following the receipt by the Borrower of the Net Available Proceeds of such Permitted Asset Disposition in an aggregate amount equal to 100% of such Net Available Proceeds or (ii) if the Funding Date has not occurred, the Commitments shall be subject to automatic reduction on the date of the receipt by the Borrower of such Net Available Proceeds by an aggregate amount equal to 100% of such Net Available Proceeds. For the avoidance of doubt, neither the GIP II Transaction nor the exercise of the Swap Option shall generate any mandatory prepayment obligations for the Borrower.

(b)          Capital Distributions. In the event of any capital distribution by any Subsidiary of the Borrower, (i) if the Funding Date has occurred, the Borrower shall repay or cause to be repaid the Loan within five (5) Business Days following the receipt by the Borrower of the Net Distribution Proceeds of such capital distribution in an aggregate amount equal to 100% of such Net Distribution Proceeds or (ii) if the Funding Date has not occurred, the Commitments shall be subject to automatic reduction on the date of the receipt by the Borrower of such Net Distribution Proceeds by an aggregate amount equal to 100% of such Net Distribution Proceeds; provided that in lieu of making such prepayment or Commitment reduction (A) the Borrower may elect, by written notice to the Lender prior to its receipt of such Net Distribution Proceeds, to deposit all or a portion of such Net Distribution Proceeds into the Cash Collateral Account and the repayment obligation or Commitment reduction otherwise required pursuant to this paragraph (b) shall be reduced by the amount so deposited and (B) the Borrower may elect, upon the declaration of the amount of any capital distribution by any Subsidiaries of the Borrower for the benefit of the Borrower, that up to 25% of such amount may be used to repay the Outstanding Other Loans. For the avoidance of doubt, the term “capital distributions” shall include any payments of dividends.

(c)          Debt or Equity Issuance. In the event of (i) any incurrence of Indebtedness that is not permitted by Section 8.1 by the Borrower after the date hereof or (ii) any issuance or sale of any Capital Stock of the Borrower after the date hereof, (x) if the Funding Date has occurred, the Borrower shall repay or cause to be repaid the Loan within five (5) Business Days following the receipt by the Borrower of the Net Available Proceeds thereof in an aggregate amount equal to 100% of such Net Available Proceeds or (y) if the Funding Date has not occurred, the Commitments shall be subject to automatic reduction on the date of the receipt by the Borrower of such Net Available Proceeds by an aggregate amount equal to 100% of such Net Available Proceeds.

(d)          Repayments of the Loan described in paragraphs (a), (b) and (c) shall be applied to the installments thereof in the inverse order of maturity.

(e)          Each prepayment made pursuant to this Section 4.3 shall be accompanied by (i) all interest accrued on the amount prepaid and (ii) all other amounts then due on, or with respect to, such portion of the Loan being prepaid, including any amounts owing under Section 2.10.

4.4          Payments Generally. Each payment of principal, interest and other amounts to be made under this Agreement and the other Credit Documents shall (unless otherwise specified therein) be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the applicable Payment Account not later than 11:00 a.m. (New York time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

4.5          Application of Insufficient Payment. If at any time insufficient funds are available to the Lender to pay fully all amounts of principal, interest, fees and other amounts then due and payable hereunder, such funds shall be applied (a) first, to pay any amounts (including any fee, reimbursement and indemnification amounts) then due and payable to the Account Bank or the Securities Intermediary in capacity as such, (b) then, to pay interest then due and payable hereunder, (c) then, to pay fees then due and payable hereunder and (d) then, to pay principal then due and payable hereunder.

4.6          Non-Business Days. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day (unless otherwise specified herein), such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

4.7          Computations. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable; provided that computations of interest at the Base Rate hereunder shall be made on the basis of a 365 or 366 day year, as the case may be, and the actual number of days elapsed.

4.8          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate on any Loan, together with all fees and charges that are treated as interest under applicable Law, as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Lender, shall exceed the maximum lawful rate that may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable Law, the rate of interest payable hereunder, together with all such fees and charges payable to the Lender, shall be limited to such maximum lawful rate, provided that such excess amount shall be paid to the Lender on subsequent payment dates to the extent not exceeding the legal limitation.

4.9          Set-Off.

(a)          Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of such Person now or hereafter existing under this Agreement or any other Credit Document to the Lender, irrespective of whether such amounts are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and its Affiliates under this Section 4.9 are in addition to other rights and remedies (including other rights of set-off) that the Lender and its Affiliates may have.

(b)          Exercise of Rights Not Required. Nothing contained herein shall require the Lender to exercise any such right or shall affect the right of the Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

4.10        Taxes.2

(a)          Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.10) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Notwithstanding the foregoing, and for the avoidance of doubt, nothing herein shall be construed to obligate the Lender to determine the duties or liabilities of the Borrower or any paying agent of the Borrower with respect to any deductions and/or withholdings required by any Law or Governmental Authority outside the United States, or to pay any such deductions or withholdings to any such Governmental Authority.

2 NTD: Subject to continued review by Milbank tax specialists.

(b)          The Borrower shall, within 10 days of demand therefor, indemnify the Lender against, and reimburse the Lender upon demand for, any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.10) paid or payable at any time by the Lender, whether or not such Taxes were correctly or legally imposed by the relevant Governmental Authority and any incremental loss, liability, claim or expense, including legal fees, that the Lender may incur at any time arising out of or in connection with any failure of the Borrower to make any payment of Indemnified Taxes when due. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(c)          The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, Other Taxes (including, without limitation, any applicable stamp tax).

(d)          As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.10, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)          If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document the Lender shall deliver to the Borrower at the time or times reasonably requested by the Borrower such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower shall deliver such other documentation prescribed by applicable Law as will enable the Borrower to determine whether or not the Lender is subject to backup withholding. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(f)           If a payment made to the Lender under any Credit Document would be subject to withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower to comply with their obligations under FATCA and to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)          The Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.10 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(h)          If the Lender has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.10 (including by the payment of additional amounts pursuant to this Section 4.10), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this Section 4.10(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.10(h), in no event will the Lender be required to pay any amount to the Borrower pursuant to this Section 4.10(h) the payment of which would place the Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

Section 5.          Conditions Precedent.

5.1          Conditions Precedent to Closing Date. The effectiveness of this Agreement shall be subject to the conditions precedent that the Lender shall have received each of the following documents and each of the following conditions shall have occurred on or prior to, or shall occur concurrently therewith, each in form and substance reasonably satisfactory to the Lender:

(a)          The Borrower shall have received the duly executed and delivered acceptance letter to this Offer GIP N°1/2016 from the Lender.

(b)          The Lender shall have received a certificate from the Borrower, dated the Closing Date, signed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto, certifying the names and true signatures of the officers of the Borrower authorized to sign the Credit Documents and attaching true, correct and complete copies of (i) the Organizational Documents of the Borrower, (ii) the necessary resolutions of the board of directors (and/or other relevant governing body) of the Borrower, each certified by an Authorized Officer of the Borrower (which certificate shall state that such resolutions are in full force and effect on the Closing Date) and (iii) a good standing certificate relating to the legal existence (to the extent applicable and available in the particular jurisdiction) of the Borrower.

(c)          The Lender shall have received, pursuant to the Additional Itaú Financing, original copies of (i) the audited annual unconsolidated financial statements of the Borrower for the fiscal year ended December 31, 2015, (ii) the audited annual unconsolidated financial statements of each of (A) Petroquímica Cuyo and (B) Petroken, in each case for the fiscal year ended December 31, 2015, and (iii) unaudited quarterly unconsolidated financial statements of each of (A) Petroquímica Cuyo and (B) Petroken, in each case, for the fiscal quarters ended June 30, 2016.

(d)          The Lender shall have received an acceptance letter regarding the Borrower’s appointment of the Process Agent, duly executed and delivered by the Process Agent.

(e)          All fees and expenses required to be paid under the Credit Documents (including the Fee Letter as applicable) on or prior to the Closing Date, in each case to the extent invoiced at least one (1) Business Day prior to the Closing Date, shall have been paid.

(f)           The Lender shall have received such documentation and other information about the Borrower required under applicable client onboarding procedures or “know your customer” or anti-money laundering rules and regulations, including the USA PATRIOT Act, as has been reasonably requested in writing at least 10 days prior to the Closing Date.

(g)          The Borrower shall be in compliance with all applicable Laws, requirements and Governmental Approvals in respect of the launching of the Tender Offer, provided that, for the avoidance of doubt, the condition in this clause (g) shall not mean that the CNV has already authorized the Tender Offer.

(h)          During the period commencing on the date of the Borrower’s offer letter with respect to this Agreement and ending on the date of acceptance of such offer by the Lender (the “Offer Period”), the Borrower shall not have taken (and, to the extent applicable, shall not have caused or permitted its Subsidiaries to take), any action that, had this Agreement been in effect during the Offer Period, would have caused or resulted in a Default or an Event of Default under this Agreement.

5.2          Conditions Precedent to the Funding Date. The obligation of the Lender to disburse the Loan on the Funding Date shall be subject to the conditions precedent that (i) the Closing Date shall have occurred and (ii) the Lender shall have received each of the following documents and each of the following conditions shall have occurred, or shall occur concurrently therewith, each in form and substance reasonably satisfactory to the Lender:

(a)           The Borrower shall have made arrangements to deliver counterparts of each of the following Credit Documents on the dates set forth in this Agreement:

(i)         the Pledge and Security Agreement,

(ii)        the Argentine Pledge Agreement,

(iii)       the Securities Account Control Agreement, and

(iv)       any Collateral Account Control Agreement, as applicable.

(b)          The Lender shall have received the following legal opinions:

(i)           an opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel for the Lender;

(ii)          an opinion of M. & M. Bomchil Abogados, special Argentina counsel for the Lender;

(iii)         an opinion of J&A Garrigues, S.L.P., special Spanish counsel for the Lender;

(iv)         an opinion of Fox Horan & Camerini LLP, special United States counsel for the Borrower;

(v)          an opinion of Marval O’Farrell & Mairal, special Argentina counsel for the Borrower; and

(vi)         an opinion of Prol & Asociados, special Spanish counsel for the Borrower.

(c)          The Lender shall have received (i) a certificate from an Authorized Officer of the Borrower, dated the Funding Date, substantially in the form of Exhibit E certifying that (A) both immediately prior to the making of the Loan and after giving effect thereto and to the intended use thereof, (1) no Default or Event of Default shall have occurred and be continuing and (2) each of the representations and warranties made in Section 6 hereof and in each other Credit Document shall be true and correct in all material respects (except, in each case, to the extent such representations are qualified as to “materiality”, “material adverse effect” or words to similar effect, in which case such representations shall be true and correct in all respects), provided that if a representation or warranty included in Section 6 of the Credit Agreement was made as of a specified date, it shall be true and correct as of such date; and (B) as of the Funding Date (after giving pro forma effect to the Funding Date Transactions) the condition set forth in Section 5.2(h) shall be satisfied, and (ii) (A) a funds flow memorandum (the “Funds Flow”) demonstrating the use of proceeds and process of the payment of all required funds to consummate the Tender Offer in an aggregate principal amount of up to $132,000,000 and (B) an irrevocable letter of instructions from the Borrower to the Lender providing for the immediate transfer of all proceeds of the Loan remitted to the Borrower in accordance the Funds Flow.

(d)          The Lender shall have received a certificate of the chief financial officer or similar Authorized Officer of the Borrower dated the Funding Date, substantially in the form of Exhibit D, certifying that the Borrower and its Subsidiaries are Solvent on a consolidated basis and will be Solvent on a consolidated basis after giving pro forma effect to the Funding Date Transactions.

(e)            The proceeds of the Loan shall be sufficient to pay the Tender Offer Consideration (and, together with the available funding sources of the Other Tender Offerors, the Aggregate Tender Offer Consideration) and the Tender Offer shall be settled simultaneously with the funding of the Loan hereunder.

(f)            The Lender shall have received (i) a recent Lien and judgment search in the United States with respect to the Borrower, and (ii) (1) a notarized copy of the stock ledger (registro de accionistas) of the Borrower’s Subsidiaries, PEPCA S.A. and CIESA, evidencing the Borrower’s shareholdings in each of such companies, either directly or indirectly held through any company, trust or other investment vehicle; and (2) a certificate issued by Caja de Valores S.A. evidencing CIESA’s ownership in TGS, and thus Borrower’s indirect shareholding in TGS, provided, however, that if any document listed in this Section 5.2(f) shall have been delivered in original or notarized copy form pursuant to the Additional Itaú Financing, delivery of simple copies of such documents by the Borrower shall be deemed to satisfy the present condition.

(g)           Since December 31, 2015, there shall not have been any event, change or development that, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

(h)           The Collateral Coverage Ratio, calculated on a pro forma basis after giving effect to the Funding Date Transactions, shall be at least 110%.

(i)            The Lender shall have received from the Borrower (i) written notification of the results of the Tender Offer and (ii) a Notice of Borrowing meeting the requirements of Section 2.2.

(j)            The Lender shall have received a Note duly executed by the Borrower, in accordance with Section 2.4 in respect of the Loan.

(k)           All fees and expenses required to be paid under the Credit Documents (including the Fee Letter as applicable) on or prior to the Funding Date, in each case to the extent invoiced at least one (1) Business Day prior to the Funding Date, shall have been paid.

(l)            The Tender Offer shall have: (x) commenced in accordance with Argentine Law within 60 days from the Closing Date; and (y) qualified as a “Tier II” offer in accordance with Rule 14d-1(d) under the Securities Exchange Act of 1934.

(m)          To the extent that there is any amount required to be paid by the Borrower on account of fees, costs or other amounts in connection with the Funding Date Transactions that exceeds the aggregate amount of the Lender’s Commitment, the Borrower shall have sufficient funds to pay any such amount on the Funding Date.

Section 6.          Representations, Warranties and Agreements. In order to induce the Lender to enter into this Agreement and to make the Loan, the Borrower makes the following representations, warranties and agreements to the Secured Parties on the date hereof and on a pro forma basis after giving effect to the Borrowing and the use of the proceeds thereof (or, if a representation or warranty is made as of a specified date, as of such date):

6.1          Legal Status. Each of the Borrower and its Subsidiaries (a) is a duly organized and validly existing corporation or other legal entity (and in the case of the Borrower, it is a sociedad de responsabilidad limitada) under the laws of the place of its incorporation or organization or formation, (b) has all requisite power and authority to own and/or lease its property and assets and to transact the business in which it is engaged and to do all things necessary or appropriate in respect of the business in which it is engaged, except where the failure to have such power or authority could not reasonably be expected to result in a Material Adverse Effect and (c) is duly qualified and is authorized to do business where such qualification and authorization is required and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

6.2          Power and Authority. The Borrower has all requisite power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each such Credit Document as has been executed and delivered as of each date this representation and warranty is made. The Borrower has duly executed and delivered each of the Credit Documents that is required to be executed and delivered as of each date this representation and warranty is made, and each Credit Document constitutes or, when executed and delivered, will constitute, the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

6.3          No Immunity; Commercial Acts. Neither the Borrower nor any of its Subsidiaries, nor any of their properties has any immunity from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of any jurisdiction. The Borrower is subject to civil and commercial law with respect to its obligations under the Credit Documents, and the making and performance of the Credit Documents by it constitute private and commercial acts rather than public or governmental acts.

6.4          No Violation. Neither the execution, delivery or performance by the Borrower of any Credit Document, nor compliance by the Borrower with the terms and provisions thereof, nor the use of the proceeds of the Loan as contemplated herein (a) contravenes any provision of any Law (including any Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions) or any order, writ, injunction or decree of any court or Governmental Authority binding on the Borrower, (b) conflicts or is inconsistent with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default in respect of any Material Agreement, or results in the creation or imposition of any Lien (other than the Liens created under the Credit Documents) upon any of the property or assets of the Borrower, or (c) violates any provision of the estatutos sociales, articles of incorporation, bylaws or other Organizational Documents of the Borrower.

6.5          Compliance with Laws.

(a)          Each of the Borrower and its Subsidiaries is in compliance with all applicable Laws and Governmental Approvals in respect of the conduct of their respective businesses and the ownership of their respective properties, except such non-compliance as could not reasonably be expected to result in a Material Adverse Effect; provided, however, that where such compliance relates to any Anti-Corruption Laws or Sanctions, each of the Borrower and its Subsidiaries is in compliance in all respects and subject to no exceptions.

(b)          The Borrower and its Subsidiaries have conducted their businesses in material compliance with applicable Anti-Money Laundering Laws. None of the Borrower or any of its Subsidiaries or any of their respective directors, officers or, to the Borrower’s knowledge, Affiliates, agents or employees (i) has taken any action that would constitute or give rise to a violation of any applicable Anti-Corruption Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to the Borrower’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(c)          None of the Borrower or any of its Subsidiaries or any of their respective directors, officers or, to the Borrower’s knowledge, Affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has previously engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person in violation of applicable Sanctions, or (iii) is subject to any action, proceeding, litigation, claim or, to the Borrower’s knowledge, investigation with regard to any actual or alleged violation of Sanctions.

(d)          The Borrower’s use of proceeds under the Loan will not violate Regulations U or X (assuming that each Lender and any other party (other than the Borrower) “lending” (within the meaning of Regulation U of the Board) any Loan either (i) does not have a principal office in a United States Federal Reserve District (for purposes of such Regulation U) or (ii) is a “bank” (as defined in such Regulation U) that has negotiated, extended, booked and disbursed its Loan under this Agreement to comply with the exemption for extensions of credit made outside the United States).

6.6          Approvals. No authorization, consent or approval of, or notice to or filing with, any Governmental Authority or any other Person is required to authorize, or is required in connection with, (a) the execution, delivery and performance by the Borrower of any Credit Document, (b) the legality, validity, binding effect or enforceability against the Borrower of any Credit Document, (c) the grant by the Borrower of the Liens in the Collateral pursuant to the Security Documents and (d) the perfection or maintenance of the Liens in the Collateral created under the Security Documents (including the priority nature thereof); except in each case, such as have been obtained or made and are in full force and effect.

6.7          Litigation. As of the date hereof, and except as set forth on Schedule 6.7, there is no litigation, arbitration, action, suit, investigation, claim or proceeding pending, or to the actual knowledge of the Borrower threatened, in respect of it or any of its Subsidiaries:

(a) which could reasonably be expected to have a Material Adverse Effect, (b) which could affect the legality, validity, binding effect or enforceability against the Borrower of any Credit Documents or of any of the transactions contemplated hereby or thereby or (c) which could materially and adversely affect the Collateral or adversely affect the security interests created under the Security Documents in favor of the Secured Parties.

6.8          Security Documents.

(a)           Each Security Document is, or upon execution and delivery pursuant to this Agreement shall be a, valid and enforceable security interest in favor of the Lender (or the equivalent thereof under Argentine Law or Spanish Law, as applicable) in the Collateral described in such Security Document, free and clear of all other Liens (other than Permitted Liens), and upon the taking of the steps set forth in Section 7.11 and Section 7.12, as applicable, will create a first priority and perfected Lien thereon. Other than the Liens created pursuant to the Security Documents, no Lien exists on the Collateral (other than Permitted Liens).

(b)           No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Collateral described in the Security Documents except as set forth in Sections 6.6, 7.11 and 7.12.

6.9           Financial Statements; No Material Adverse Change.

(a)           (i) The audited annual unconsolidated balance sheet of the Borrower for the fiscal year ended December 31, 2015, together with the related audited statement of income of the Borrower for the fiscal year then ended, were prepared in accordance with Applicable GAAP and fairly present in all material respects the financial condition and results of operations of the Borrower as of December 31, 2015 and for the period covered thereby; and (ii) the audited annual unconsolidated balance sheet of each of Petroquímica Cuyo and Petroken for the fiscal year ended December 31, 2015, together with the related audited statement of income of each of Petroquímica Cuyo and Petroken for the fiscal year then ended, were prepared in accordance with Applicable GAAP and fairly present in all material respects the financial condition and results of operations of the each of Petroquímica Cuyo and Petroken as of December 31, 2015 and for the period covered thereby.

(b)           The audited unconsolidated balance sheet of the Borrower for the six-month period ended June 30, 2016, and the unaudited unconsolidated balance sheet of the each of Petroquímica Cuyo and Petroken for the fiscal quarters ended June 30, 2016 together with the related statements of income for such periods were prepared in accordance with Applicable GAAP and fairly present in all material respects the financial condition and results of operations of the Borrower and of each of Petroquímica Cuyo and Petroken as of June 30, 2016 and for the period covered thereby.

(c)           Since December 31, 2015, there has been no event, condition or circumstance that has had a Material Adverse Effect.

6.10        Properties; Insurance.

(a)          Each of Petroquímica Cuyo and Petroken has good title to its respective Operating Plants, free and clear of all Liens other than Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect. In connection with the Operating Plants, each of Petroquímica Cuyo and Petroken has a valid Leasehold interest in any property material to its respective Operating Plants used and not owned by it, free and clear of all Liens other than Permitted Liens and minor irregularities or deficiencies that, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

(b)          The Borrower and its Subsidiaries maintain insurance against losses, damages or other risks (including risks and liability to Persons and property) as would reasonably be expected to be maintained by Persons engaged in a business or businesses in jurisdictions which are the same as or similar to the one or ones in which such Person is engaged, except were failure to do so could not be reasonably expected to result in a Material Adverse Effect.

6.11        Material Agreements; Liens.

(a)          The Borrower is not in default under any provision of any Material Agreement, except where such default could not be reasonably expected to result in a Material Adverse Effect.

(b)          Schedule 6.11(b) is a complete and correct list of each Lien existing on the date hereof securing Material Indebtedness of the Borrower.

(c)          Both before and after giving effect to the Funding Date Transactions, the Borrower is not in payment default under any contract, agreement or instrument that creates or evidences Material Indebtedness.

(d)          Except as disclosed in Schedule 6.11(b), the Borrower’s shares are not subject to any Liens, none of the Borrower’s assets are subject to any Liens, except for Permitted Liens or as otherwise permitted in this Agreement, and the Borrower is not a guarantor or liable for the debt of any other parties.

6.12        Priority of Obligations. The Obligations constitute unconditional and unsubordinated general obligations of the Borrower and rank pari passu in priority of payment with all other unsecured and unsubordinated Indebtedness of the Borrower.

6.13        True and Complete Disclosure. All documents, reports or other written information pertaining to the Borrower (including any confidential information memoranda, projections and other information) that have been furnished to the Lender or its representatives, agents or legal counsel by or on behalf of the Borrower are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading. There is no fact, event or circumstance known to the Borrower that has not been disclosed to the Lender in writing, the existence of which could reasonably be expected to have a Material Adverse Effect.

6.14          Tax Returns and Payments. The Borrower has filed all material tax returns required to be filed by it (and such tax returns are accurate and complete in all material respects) and has paid all taxes payable by it which have become due pursuant to such tax returns, except for those contested in good faith and by appropriate proceedings and except to the extent that a reserve has been reflected on the latest financial statements in accordance with Applicable GAAP.

6.15          Availability and Transfer of Foreign Currency. No requisite foreign exchange control approvals, registrations, other authorizations or filings by or with Argentina, Spain or any Governmental Authority thereof in force as of the date hereof, or as of the Funding Date, shall affect the legality, validity, binding effect or enforceability, against the Borrower, of any Credit Document.

6.16           Legal Form; Enforcement. This Agreement is and each other Credit Document is, or when duly executed and delivered, will each be in proper legal form under the Laws of Argentina and Spain, as applicable for the enforcement thereof in such jurisdiction; and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or each other Credit Document in Argentina and Spain, as applicable. Under the Laws of Argentina and Spain, the choice of New York law to govern this Agreement is a valid choice of law, and any judgment or decision rendered in New York in respect of the Credit Documents will be recognized and applied in Argentina or Spain, as applicable, subject to the qualifications specified in the Argentine legal opinions or in the Spanish legal opinions, as applicable, delivered hereunder on the Funding Date. Under the Laws of Argentina and Spain, as applicable, the irrevocable submission by the Borrower to the jurisdiction of the New York Courts, and consent to service of process and appointment by the Borrower of the Process Agent for service of process, in each case as set forth in this Agreement, is legal, valid, binding and enforceable.

6.17          Indebtedness. Schedule 6.17 sets forth all Material Indebtedness (including Contingent Obligations) of the Borrower showing the aggregate amount thereof and the name of the respective debtors and the Borrower which has outstanding a Contingent Obligation in respect of such Indebtedness.

6.18          Environmental Matters. Except as could not reasonably be expected to result in a Material Adverse Effect:

(a)            Each of the Borrower and its Subsidiaries is in material compliance with all applicable Environmental Laws and the requirements of any Governmental Approvals issued under such Environmental Laws;

(b)            As of the date hereof, there are no pending or, to the knowledge of the Borrower threatened, Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such Environmental Claim arising out of the ownership, lease or operation by the Borrower or of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or such Subsidiary but no longer owned, leased or operated by the Borrower or such Subsidiary);

(c)            To the knowledge of the Borrower, there are no facts, circumstances, conditions or occurrences (including the Release of any Hazardous Materials) with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or such Subsidiary but no longer owned, leased or operated by the Borrower or such Subsidiary) or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law; and

(d)            Neither the Borrower nor any of its Subsidiaries has any time generated, used, treated or stored on, or transported Hazardous Materials to or from, or Released Hazardous on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

6.19          Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940.

6.20         Use of Proceeds. The proceeds of the Loan shall be used solely to finance the Tender Offer Consideration and for the payment of fees, costs and expenses incurred in connection with, the Funding Date Transactions and the transactions contemplated hereby.

6.21          Solvency. The Borrower will be Solvent both immediately prior and immediately after giving effect to the Funding Date Transactions, the consummation of the Tender Offer and the Borrowing hereunder.

6.22          Subsidiaries. The Borrower has no Subsidiaries other than those listed on Schedule 6.22, and does not beneficially own, directly or indirectly, any Capital Stock of any other Person.

6.23         No Default. Both immediately prior to the making of the Loan hereunder and after giving effect thereto and the intended use thereof, no Default or Event of Default hereunder has occurred or is continuing.

Section 7.          Affirmative Covenants. The Borrower covenants and agrees that on and after the date hereof and so long as any Commitment or the Loan is outstanding and until the Obligations are paid in full:

7.1            Information Covenants. The Borrower shall deliver to the Lender:

(a)            Quarterly Financial Statements. As soon as available and in any event within ninety (90) days after the end of each quarterly fiscal period of each of Petroquímica Cuyo and Petroken, a copy of the unaudited, unconsolidated balance sheet and the related statements of income, retained earnings and cash flow of each such Person as at the end of, and for, such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, if any;

(b)            Annual Financial Statements. As soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, Petroquímica Cuyo and Petroken, (i) a copy of the audited, unconsolidated balance sheet and the related statements of income, retained earnings and cash flow of the Borrower and (ii) a copy of the audited, unconsolidated balance sheet and the related statements of income, retained earnings and cash flow of each of (A) Petroquímica Cuyo and (B) Petroken, in each case, as at the end of, and for, such year and any related audit letter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year;

(c)            Officer’s Certificate. At the time each set of financial statements pursuant to Section 7.1(a) or (b) above is furnished (or deemed furnished), an officer’s certificate signed by an Authorized Officer of the Borrower, which certificate shall (i) state that said financial statements fairly present the unconsolidated financial condition and results of operations of the Borrower, consistently applied, as at the end of, and for, such periods (subject, in the case of financial statements furnished pursuant to Section 7.1(a), to normal year-end audit adjustments), (ii) certify that as of the date thereof, no Default or Event of Default shall have occurred or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (iii) in the case of a certificate delivered in connection with the financial statements of the Borrower, set forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 8.10 and 8.11 on the date of such financial statements;

(d)            Notice of Default or Litigation. As promptly as practicable and in any event within five (5) Business Days after any officer or director of the Borrower obtains knowledge thereof (and concurrently with, or prior to, disclosing any of the following to any other creditor of the Borrower), notice of an Authorized Officer of the Borrower of (i) the occurrence of any event which constitutes a Default or Event of Default, and (ii) any event (including with regards to any dispute, litigation, Environmental Claim, investigation or other proceeding) which could reasonably be expected to have a Material Adverse Effect, in each case describing the actions that the Borrower has taken or intends to take with respect to such event or occurrence; and

(e)            Other Information. In the event a Default or Event of Default has occurred and is continuing, from time to time such other information regarding the financial condition, operations or business of the Borrower and its Subsidiaries as may be reasonably requested by the Lender.

7.2          Compliance with Laws.

(a)          The Borrower shall, and shall cause its Subsidiaries to, comply with all applicable requirements of Law, including all relevant Governmental Approvals, Environmental Laws, except where any failure so to comply could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and except that the Borrower may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such requirement of Law, so long as (i) none of the Secured Parties or the Borrower would be subject to any criminal liability for failure to comply therewith and (ii) such contest does not involve any material risk of the sale, forfeiture or loss of all or any part of the Collateral.

(b)         The Borrower shall, and shall cause its Subsidiaries to, continue to comply with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower shall promptly notify the Lender, to the extent that any such notification does not violate applicable Law, in the event that it or any of its Subsidiaries, or any of its directors, officers or employees, becomes subject to any action, proceeding, litigation, claim or, to the Borrower’s knowledge, investigation with regard to any actual or alleged violation of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

7.3          Rank of Obligations. The Borrower shall take all actions necessary to ensure that the Obligations will rank pari passu in priority of payment with all existing and future unsecured and unsubordinated obligations of the Borrower, except for obligations mandatorily preferred by applicable Laws.

7.4          Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and accounts adequate to reflect truly and fairly in all material respects its financial condition and results of operations in accordance with Applicable GAAP, and all requirements of Law.

7.5          Payment of Taxes. The Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge before they become overdue (1) all material taxes, assessments and other governmental charges or levies imposed upon it or any of its property, income or profits, (2) all material utility and other governmental charges incurred in the ownership, operation, maintenance, use, occupancy and upkeep of its business and (3) all lawful claims and obligations in relation to Taxes that, if unpaid, could reasonably be expected to result in either (A) the imposition of a Lien upon any of the Collateral or (B) a Material Adverse Effect; provided, however, that the Borrower and each such Subsidiary may contest in good faith any such tax, assessment, charge, levy, claim or obligation and, in such event, may permit the tax, assessment, charge, levy, claim or obligation to remain unpaid during any period, including appeals, when the Borrower or such Subsidiary is in good faith contesting the same by proper proceedings, so long as (i) adequate reserves shall have been established with respect to any such tax, assessment, charge, levy, claim or obligation, accrued interest thereon and potential penalties or other costs relating thereto in accordance with and to the extent required by Applicable GAAP, or other adequate provision for payment thereof shall have been made and (ii) such contest does not involve any material risk of the sale, forfeiture or loss of any of the Collateral.

7.6          Inspection. In the event a Default or Event of Default has occurred and is continuing, at any reasonable time and from time to time (with reasonable advance notice and during normal business hours), the Borrower shall, and shall cause each of its Subsidiaries to, permit any representative designated by the Lender to examine and make extracts from the records and books of account of, and visit the properties of, the Borrower or such Subsidiary, and to discuss the affairs, finances and accounts of the Borrower or such Subsidiary with any of its officers and directors and with its certified public accountants, all to the extent reasonably requested by the Lender and at the expense of the Borrower.

7.7          Maintenance of Property, Insurance. The Borrower shall cause each of Petroquímica Cuyo and Petroken to: (a)(i) keep all material property necessary for the ownership and operation of the Operating Plants (as currently operated) in good working order and condition, ordinary wear and tear excepted and (ii) maintain insurance on all such material property in at least such amounts and against at least such risks as is consistent and in accordance with industry practices for companies similarly situated owning similar properties and (b) furnish to the Lender, upon request, full information as to the insurance carried.

7.8          Maintenance of Existence; Conduct of Business.

(a)          The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence and all of the licenses, rights, privileges and franchises material to its business or necessary for the maintenance of its corporate existence, and comply, in all material respects, with its Organizational Documents, except where any failure so to comply could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower shall cause its Capital Stock in CIESA and its interest in the CIESA Trust to be voted in favor of causing TGS to maintain at all times its status as a listed company on the New York Stock Exchange; provided that once and if the Swap Option is exercised, the Borrower shall no longer have any interest in the CIESA Trust and shall not be liable for any decision of the CIESA Trust in relation to any matter involving CIESA.

7.9          Maintenance of Consents and Approvals. The Borrower shall take all such further actions as shall be required to ensure that all material orders, consents, licenses, authorizations, validations, filings, registrations, declarations, recordings, exemptions, franchises, permissions, permits, waivers and similar approvals from all Governmental Authorities or other third parties shall remain in full force and effect, except were failure to do so could not reasonably be expected to result in a Material Adverse Effect.

7.10        Performance of Obligations. The Borrower shall perform all of its material obligations under the terms of each Material Agreement by which it or any of its properties or assets is bound.

7.11        Maintenance of Collateral; Further Assurances.

(a)          The Borrower shall cause all Collateral to be subject at all times following (i) the Funding Date, in the case of the Cash Collateral, and (ii) the Settlement of the Tender Offer, in the case of Share Collateral and ADS Collateral, to a first priority perfected Lien in favor of the Lender pursuant to the terms and conditions of this Agreement and the other Credit Documents. Without limiting the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, promptly following any reasonable request from the Lender, execute and deliver all such further instruments and take such further action, to the fullest extent permitted by applicable Law that is necessary to ensure the enforceability of the Credit Documents, the ability and right of the Borrower to comply with its obligations under the Credit Documents, and the preservation of the rights and remedies of the Lender hereunder and with respect to the Collateral

(b)          Substantially concurrently with the Settlement of the Tender Offer the Borrower shall: (i) grant a pledge over the Tendered Shares tendered in Argentina or in the United States (in the form of common shares), by delivering the pledge notices to Banco Itaú Argentina S.A., as depositary agent of the Tendered Shares with Caja de Valores S.A., and TGS, in accordance with the Argentine Pledge Agreement (the “Share Collateral”), and (ii) (1) grant a pledge over the Tendered Shares tendered in the United States (in the form of American Depositary Shares) (the “ADS Collateral”), by entering into the Pledge and Security Agreement in respect thereof; and (2) cause 100% of the shares tendered in the United States (in the form of American Depositary Shares) pursuant to the Tender Offer and held by the Borrower, to be registered in the name of the Securities Intermediary on the books and records of the Depositary and to be held in a segregated account that is subject to the Securities Account Control Agreement.

7.12        Establishment and Maintenance of Collateral Account.

(a)          On or prior to the Funding Date the Borrower shall take the actions set forth in clause (i) or clause (ii) below (or both such clauses) as selected by the Lender in its sole discretion:

(i)           (A) establish with the Account Bank the Cash Collateral Account, (B) enter into the Pledge and Security Agreement with the Lender, pursuant to which it shall grant a first priority security interest in the Cash Collateral Account and (C) enter into the Collateral Account Control Agreement with the Lender and the Account Bank. The Cash Collateral Account shall be in the name of the Borrower and under the exclusive control of the Lender, and the Lender shall have the sole right of withdrawal as to the Cash Collateral Account. The Borrower shall from time to time deposit or cause to be credited to the Cash Collateral Account the cash or cash equivalents or Time Deposits required as additional Cash Collateral pursuant to Section 7.12(b).

(ii)          (A) establish with the Securities Account Bank the Securities Collateral Account, (B) enter into the Pledge and Security Agreement with the Lender, pursuant to which it shall grant a first priority security interest in the Securities Collateral Account and (C) enter into the Securities Collateral Account Control Agreement with the Lender and the Securities Account Bank. The Securities Collateral Account shall be in the name of the Borrower and under the exclusive control of the Lender, and the Lender shall have the sole right of withdrawal as to the Securities Collateral Account. The Borrower shall from time to time deposit or cause to be credited to the Securities Collateral Account securities consisting of U.S. treasury bonds required as additional Cash Collateral pursuant to Section 7.12(b).

For the avoidance of doubt, in connection with the entering into any Pledge and Security Agreement in accordance with this Section 7.12(a), the Borrower shall execute and deliver all instruments and take any actions (including providing appropriate opinions of counsel), to the fullest extent permitted by applicable Law that is necessary or advisable in the reasonable determination of the Lender to ensure the validity and enforceability of such Pledge and Security Agreement and the maintenance, perfection and priority of the Liens created thereunder.

(b)          On or prior to the Funding Date the Borrower shall have caused Cash Collateral having a value equal to at least 10% of the amount of the Loan borrowing on the Funding Date to (i) be deposited, credited, pledged or assigned, as the case may be, to the Collateral Account or (ii) delivered to the Lender (in the case of any Cash Equivalent Collateral). If at any time following the Funding Date the Collateral Coverage Ratio shall be less than 105%, the Borrower shall, within three (3) Business Days, deposit, cause to be credited, pledge or assign or deliver, as the case may be, Cash Collateral to the corresponding Collateral Account or to the Lender (in the case of Cash Equivalent Collateral) sufficient so that the Collateral Coverage Ratio shall be at least 110%.

(c)          Upon the receipt by the Lender of any repayment of any principal amount of the Loan, so long as no Default has occurred and is continuing, then, upon receipt of a written request to the Lender by the Borrower, within five (5) Business Days, the Lender shall release to the Borrower Cash Collateral in an aggregate amount not exceeding the aggregate amount of such Loan principal repayment, provided that after giving effect to any such release the Collateral Coverage Ratio shall not be less than 110%.

7.13        Repayment Notice. No later than 90 days prior to the Maturity Date, the Borrower shall send a written notice to the Lender specifying the Borrower’s financial resources for payment in full of all outstanding Obligations.

7.14        Available Cash. The Borrower shall, to the fullest extent permitted by applicable Law, cause each of its Subsidiaries to make available to the Borrower (by dividend, capital distribution, subordinated intercompany loan or otherwise) all free cash flows generated by its Subsidiaries, net of (i) applicable taxes, (ii) interest and scheduled payments of financial Indebtedness in the ordinary course of business within the same fiscal year, (iii) capital expenditures in the ordinary course of business within the same fiscal year and (iv) operating cash reserves at Petroquímica Cuyo or Petroken in an aggregate amount not to exceed $15,000,000, not less frequently than on the last day of each fiscal quarter.

7.15       Debt Acknowledgment. Within five (5) Business Days following the Funding Date, the Borrower shall deliver a letter to the Lender, offering to enter into a debt acknowledgement (“reconocimiento de deuda”) under Argentine Law, acknowledging the full amounts of the Loan disbursed and outstanding at such time and substantially in the form of Exhibit G.

7.16        Vote Against Pledges or Sale of Capital Stock of TGS. At all times the Borrower shall cause its direct or indirect Capital Stock in CIESA and, if applicable, its interest in the CIESA Trust to be voted against any resolution proposing (a) the giving by CIESA of any consent or approval to any new or additional Liens on the Capital Stock of TGS in favor of any Person, or (b) the sale of any Capital Stock of TGS owned by CIESA; provided that once and if the Swap Option is exercised, the Borrower shall no longer have any interest in the CIESA Trust and shall not be liable for any decision of the CIESA Trust in relation to any matter involving the Capital Stock of CIESA held by the CIESA Trust.

7.17        Vote Against CIESA Indebtedness. At all times the Borrower shall cause its direct or indirect Capital Stock in CIESA and, if applicable, its interest in the CIESA Trust to be voted against any resolution proposing the incurrence of Indebtedness by CIESA; provided that once and if the Swap Option is exercised, the Borrower shall no longer have any interest in the CIESA Trust and shall not be liable for any decision of the CIESA Trust in relation to any matter involving CIESA’s Capital Stock held by the CIESA Trust.

7.18        Subordination of Debt. Prior to December 31, 2016, the Borrower shall cause the Subordinated Debt to be subordinated to the Obligations and any other Indebtedness of the Borrower owing to the Lender or any of its Affiliates.

Section 8.          Negative Covenants. The Borrower covenants and agrees that on and after the date hereof and so long as any Commitment or the Loan is outstanding and until the Obligations are paid in full:

8.1          Indebtedness. The Borrower will not create, agree to create, incur, assume, guarantee, suffer to exist, or remain directly or indirectly liable in respect of any Indebtedness except for the following:

(a)          the Indebtedness of the Borrower hereunder;

(b)          Indebtedness in existence (including the Outstanding Other Loans and Subordinated Debt) on the date hereof listed in Schedule 6.17, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date hereof, and (ii) refinancings and extensions of any such Indebtedness by the obligor thereof if the maturity thereof is later than or the same as, and the average life to maturity thereof is greater than or equal to, that of the Indebtedness being refinanced or extended and otherwise on prevailing market terms for similar types of Indebtedness at the time of such refinancing or extension; provided that such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount (including any principal constituting interest paid in kind) the Indebtedness being renewed, extended or refinanced plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom; and

(c)          the Additional Itaú Financing.

8.2          Liens.

(a)          The Borrower will not create, agree to create, incur, assume or suffer to exist any Lien upon or with respect to any of its property (including any property constituting Collateral) or assets (real or personal, tangible or intangible), whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower), or assign any right to receive income or permit the filing of any notice of Lien under any recording or notice statute; provided that the provisions of this Section 8.2 shall not prevent the creation, incurrence, assumption or existence of the following Liens (the “Permitted Liens”):

(i)          inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with and to the extent required by Applicable GAAP;

(ii)         Liens in respect of any assets imposed by law or third party claims, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of such assets or materially impair the use thereof in the operation of such Person’s business, (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, and (iii) for which adequate reserves or other appropriate provisions, if any, as shall be required by Applicable GAAP, shall have been made;

(iii)        Liens created by or pursuant to the Credit Documents;

(iv)       easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of such Person;

(v)        Liens incurred by the Borrower in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens over property not constituting part of the Collateral securing the performance of bids, tenders, leases (other than Capitalized Lease Obligations) and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices (exclusive of obligations in respect of the payment for borrowed money);

(vi)        Liens in existence on the date hereof listed in Schedule 6.11(b);

(vii)       Liens by the Borrower on any property or asset existing thereon at the time of acquisition of such property or asset, including any Lien on any property or assets acquired from a Person which is merged with or into Borrower or any of its Subsidiaries, or any Lien on the property or assets of any Person or other entity existing at the time such Person or other entity becomes a Subsidiary, and not created in connection with such acquisition;

(viii)     Liens incurred by the Borrower securing an extension, renewal or refunding of Indebtedness secured by any Lien referred to in clause (g) or (h) above; provided that such new Liens are limited to the property which was subject to the prior Lien immediately before such extension, renewal or refunding; provided, further, that the principal amount of Indebtedness secured by the prior Lien immediately before such extension, renewal or refunding is not increased;

(ix)         Any Liens incurred by the Borrower securing Indebtedness or other Obligations in an aggregate amount not to exceed $10,000,000; provided that no Liens shall be permitted to be incurred under this Section 8.2(a)(ix) upon the (A) interests of the Borrower and its Subsidiaries in the CIESA Trust, and (B) the Capital Stock of (1) Petroken, (2) CIESA, (3) Petroquímica Cuyo or (4) TGS, provided that in relation to any interests in TGS held indirectly by the Borrower, the obligation of the Borrower shall be limited to voting its Capital Stock in CIESA and its interest in the CIESA Trust against the constitution of such Lien; and

(x)          Any Liens incurred by the Borrower securing the Additional Itaú Financing;

provided that the Borrower will not create, incur, assume or suffer to exist any Lien upon or with respect to any of the Collateral other than pursuant to the Credit Documents.

(b)          The Borrower will not permit or cause Petroquímica Cuyo or Petroken to create, agree to create, incur, assume or suffer to exist any Lien upon or with respect to the Operating Plants, other than the Permitted Liens set forth in clauses (i) through (viii) of this Section 8.2.

8.3          Consolidations, Mergers. The Borrower will not change its entity form or enter into any partnership or joint venture. The Borrower will not, and will not permit any of its Subsidiaries to, wind-up, liquidate or dissolve its affairs or enter into any transaction of amalgamation, consolidation or merger with or into, or acquire all or substantially all of the assets of, any other Person (whether in one transaction or in a series of related transactions) if (a) any such transaction could be reasonably expected to result in a Material Adverse Effect; (b) a Default or Event of Default is then in existence or may occur as a result of any such transaction; or (c) in any such transaction where the Borrower would not be the surviving entity, or in any transaction where a Subsidiary of the Borrower would not be the surviving entity, except that any Subsidiary may dissolve or liquidate if the Borrower determines in good faith that such transition could not reasonably be expected to have a Material Adverse Effect and is not materially adverse to the interests of the Lender; provided, that notwithstanding anything to the contrary herein, no Subsidiary may, in any transaction or series of transactions, transfer all or a substantial portion of its assets to any Person or Persons other than another Subsidiary; provided, further, that (i) nothing in this Section 8.3 shall prevent any asset sales permitted under Section 8.4; (ii) nothing in this Section 8.3 shall prevent any asset sales or merger by and among Petroquímica Cuyo and Petroken that are otherwise permitted under this Agreement; and (iii) nothing in this Section 8.3 shall prevent Petroquímica Cuyo and/or Petroken from changing their form of organization (tipo societario), provided that any form of organization adopted shall be a limited liability form.

8.4          Sales of Assets; Sale-Leaseback Transactions.

(a)          The Borrower will not consummate (or agree in writing to consummate during the time the Loan hereunder remains outstanding) any Asset Disposition except for Permitted Asset Dispositions, subject to compliance with Section 4.3(a); provided that: (i) the Borrower will not in any event consummate any of the foregoing transactions in respect of any Collateral; and (ii) no Permitted Asset Disposition shall be permitted unless 100% of the consideration consists of Cash and Cash Equivalents.

(b)          The Borrower will not permit any of its Subsidiaries to consummate (or agree in writing to consummate) on or after the date hereof any Asset Disposition in connection with the Operating Plants.

8.5          Advances, Contingent Obligations, Investments and Loans.

(a)          Other than in the ordinary course of business, the Borrower will not directly or indirectly, make any deposit with, lend money or credit or make advances to any Person (including without limitation any intercompany Indebtedness), undertake any Contingent Obligation in respect of the Indebtedness of any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment” and, collectively, “Investments”), except that, in addition to those actions undertaken in the ordinary course of business, the following shall be permitted:

(i)           the Borrower may consummate the Funding Date Transactions in accordance with the Credit Documents;

(ii)          the Borrower may consummate the Tender Offer;

(iii)         Investments of the Borrower outstanding on the Closing Date and identified on Schedule 8.5(a);

(iv)        the Borrower may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold Cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(v)          mergers and consolidations in compliance with Section 8.3;

(vi)         the Borrower may make capital expenditures in an amount not exceeding the amount of capital contributions (not including any Disqualified Equity) made by the shareholders of the Borrower to the Borrower that are designated at the time they are made to fund such capital expenditures and actually received by the Borrower.

(b)          The Borrower will not permit any of its Subsidiaries to lend money, or to make advances or extensions of credit (except with regards to extensions of credit in the form of commercial agreements with customers in the ordinary course of business) to any Person other than the Borrower, or to undertake any Contingent Obligation in respect of any of the foregoing.

8.6          No Change in Line of Business. The Borrower will not permit any of its Subsidiaries to, engage in any business (a “restricted business”) other than the business in which such Subsidiary is engaged as of the date hereof and such activities as may be incidental or related thereto, except as could not reasonably be expected to have a Material Adverse Effect.

8.7          Dividend; Restrictions on Subsidiary Dividends; Restricted Payments of Indebtedness.

(a)          The Borrower will not declare or pay any dividends, or return any capital (including capital contributions for future capitalization), to its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock now or hereafter outstanding (or any options or warrants issued by the Borrower or such Subsidiary with respect to its Capital Stock), or set aside any funds for any of the foregoing purposes;

(b)          The Borrower will not directly or indirectly, enter into or permit to exist any agreement or other consensual arrangement that prohibits, restricts or imposes any condition upon the ability of any of its Subsidiaries to pay dividends or return any capital with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower.

(c)          The Borrower will not, and will not permit any of its Subsidiaries to, make any prepayment, repayment, redemption or repurchase of (i) any Indebtedness owed to Aerial or (ii) any Indebtedness contractually junior or subordinated to any of the Obligations, or any intercompany Indebtedness in respect of which the Borrower is a debtor; provided that the Borrower may apply up to 25% of the amount of proceeds referred to in clause (a) of the definition of “Net Distribution Proceeds” received by it after the Funding Date to repay the Outstanding Other Loans (for the avoidance of doubt, notwithstanding anything to the contrary, the Borrower shall have the right to apply an amount of proceeds referred in this clause (c), as part of such permitted payments of Outstanding Other Loans and subject to the annual cap, to pay or prepay, at any time, an amount of up to $5,000,000 under the Bradford Allen Debt); and provided further that, without any prior consent of the Lender, the Borrower shall be permitted to redeem or repay its Indebtedness to Marcelo Sielecki, in an aggregate amount of up to €1,482,725.35.

8.8          Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate thereof, other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than such Affiliate; except that the following shall be permitted:

(a)          transactions between the Borrower or any of its Subsidiaries and any Affiliate entered into prior to the date hereof and set forth on Schedule 8.8; and

(b)          reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements in compliance with applicable Law and any applicable rules of stock exchanges or self-regulated authorities having jurisdiction over the Borrower and its Subsidiaries.

8.9          Changes in Accounting Practices.

(a)          The Borrower will not, and will not permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required or permitted by Applicable GAAP or mandatorily applicable Law, or (ii) change the fiscal year end of the Borrower or such Subsidiary to a day other than December 31.

(b)          If at any time any change in Applicable GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Applicable GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with Applicable GAAP in effect prior to such change and (ii) the Borrower shall provide or cause to be provided to the Lender financial statements and other documents required under this Agreement or as reasonably required by the Lender setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in Applicable GAAP.

8.10        Maximum Net Debt to EBITDA Ratio. The Borrower will not permit the Net Debt to EBITDA Ratio to be greater than (i) 3.00:1.00 at any time prior to March 31, 2018, and (ii) 2.75:1:00 at any time on or after March 31, 2018.

8.11       Minimum Consolidated Net Worth. The Borrower will not permit the Consolidated Net Worth of each of (i) the Borrower, (ii) Petroquímica Cuyo or (iii) Petroken to be less at any time than (A)(1) prior to December 31, 2017, 45,000,000 Euros, and (2) 120,000,000 Euros as from December 31, 2017 for the Borrower, (B) 124,000,000 Argentine pesos for Petroquímica Cuyo and (C) 274,000,000 Argentine pesos for Petroken.

8.12        Use of Proceeds.

(a)          The Borrower will not use the proceeds of the Loan for any purpose other than as provided in Section 6.20.

(b)          The Borrower shall not, directly or indirectly, (i) use any part of the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Person, to fund or facilitate any transaction or activity with, involving or for the benefit of a Sanctioned Person, or in any other manner that would constitute or give rise to a violation of Sanctions by any party hereto, including the Lender or (ii) fund all or part of any repayment or prepayment of the Loan out of proceeds derived from any transaction or activity involving a Sanctioned Person.

(c)          The Borrower shall not, directly or indirectly, use any part of the proceeds of the Loan for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of any applicable Anti-Corruption Law.

8.13        Amendment of the Shareholder Agreement. The Borrower shall not consent to any amendment of the Shareholder Agreement that is materially adverse to the interests of the Lender, without the prior written consent of the Lender.

Section 9.          Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

9.1          Payments. The Borrower shall default in the payment of any principal of or premium, interest or fees on any Loan or any other amount whatsoever payable hereunder or any other Credit Document and, in the case of any amount other than principal, such default shall continue for more than three (3) Business Days; or

9.2         Representations. Any representation, warranty or statement relating to Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions contained in Section 6.5 (Compliance with Laws) made or deemed made by or on behalf of the Borrower shall prove to be untrue in any respect on the date as of which made or deemed made, or any other representation, warranty or statement made or deemed made by or on behalf of the Borrower herein or in any other Credit Document or in any certificate, document or financial or other statement delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

9.3          Covenants. (a) The Borrower shall fail to perform or observe any of its obligations under Sections 2.4, 7.2, 7.3, 7.7, 7.8, 7.11(b), 7.12 or 8 of this Agreement, (b) the Borrower shall fail to perform or observe any of its obligations under Section 7.11(a) of this Agreement and any such default shall have continued unremedied for a period of three (3) days or (c) the Borrower shall fail to perform or observe any of its obligations (other than those previously referenced in this Section 9.3) contained in this Agreement or in any other Credit Document and any such default shall have continued unremedied for a period of thirty (30) days; or

9.4         Default Under Other Agreements. The Borrower or any of its Subsidiaries shall (a)(i)(x) default in any payment of all or any portion of any Material Indebtedness when and as the same shall become due and payable beyond the applicable and documented period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (y) default in the observance or performance of any other agreement, covenant or condition contained in any agreement or instrument evidencing or governing any Material Indebtedness (after giving effect to any applicable and documented grace period), or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the result of which default or other event or condition, in each case, is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether notice is required), any such Material Indebtedness to become due prior to its stated maturity; or (ii) any Material Indebtedness of the Borrower or any of its Subsidiaries shall, for reason of any of the foregoing set out in this Section 9.4, be declared to be due and payable, or required to be prepaid or redeemed other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof (after giving effect to any applicable and documented grace period), and (b)(i) default in any payment of any Indebtedness when the same shall become due and payable beyond the applicable and documented period of grace, if any, under the Additional Itaú Financing, or (y) default in the observance or performance of any other agreement, covenant or condition contained in any agreement or instrument evidencing or governing the Additional Itaú Financing (after giving effect to any applicable and documented grace period), or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the result of which default or other event or condition, in each case, is to cause, or to permit the holder or holders of such Indebtedness to cause (determined without regard to whether notice is required), the Additional Itaú Financing to become due prior to its stated maturity; or

9.5          Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance satisfactory to the Lender) of the equivalent of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged or stayed (whether upon appeal or for any other reason) or bonded pending appeal within 45 days after the entry thereof shall have been served to the Borrower; or

9.6         Non-Monetary Judgments. One or more non-monetary final and non-appealable judgment or decree shall be entered against the Borrower or any of its Subsidiaries which non-monetary judgment or decree could reasonably be expected to have a Material Adverse Effect; or

9.7          Bankruptcy, etc. The Borrower shall (a) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, (b) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator, compulsory manager or liquidator of itself or of all or a substantial part of its property, including an administrador concursal, (c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under or file a petition to take advantage of any Debtor Relief Law (as now or hereafter in effect) (including, without limitation, requesting a moratorium or suspension of payment of debts from any court or instituting proceedings or taking any form of corporate action to be wound-up, liquidated, adjudicated bankrupt or insolvent, reorganized (by means of a voluntary arrangement, scheme of arrangement, homologación or otherwise), taking any measure to file for concurso preventivo or seeking creditors’ consent to an acuerdo preventivo extrajudicial) or (e) fail to controvert in an appropriate manner within 60 days of the filing of, or acquiesce in writing to or file an answer admitting the material allegations of any petition filed against it in an involuntary case under any Debtor Relief Law; or

9.8         Proceedings. A proceeding or case shall be commenced, without the application or consent of the Borrower thereof in any court of competent jurisdiction, seeking (a) liquidation, reorganization, dissolution or winding up of it, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its property or (c) similar relief in respect of it under any Debtor Relief Law, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against it shall be entered in an involuntary case under any Debtor Relief Law;

9.9          Governmental Approval. Any Governmental Approval at any time necessary to enable the Borrower to comply with any of its obligations under the Credit Documents or to carry on its business as being conducted on the date hereof shall be permanently revoked, withdrawn or withheld or shall be modified or amended and any of the foregoing actions could reasonably be expected to have a Material Adverse Effect; or

9.10        Credit Documents. This Agreement or any of the other Credit Documents shall for any reason cease to (a) be in full force and effect for whatever reason, or the Borrower shall so assert, or (b) constitute the legal, valid, binding and enforceable obligation of the Borrower; or

9.11        Cancellation of Payment Obligation. Any Governmental Authority or any other dominant authority asserting or exercising de jure or de facto governmental or police powers in Spain in accordance with Spanish law, shall, by moratorium Laws or otherwise, cancel, suspend or defer the obligation of the Borrower to pay any amount required to be paid hereunder or under any other Credit Document; or

9.12        Expropriation Event. An Expropriation Event shall occur with respect to the Borrower or any Subsidiary, which individually or taken together with any other Expropriation Event, involves an aggregate value equivalent of $5,000,000 or more; or

9.13        Change of Control. A Change of Control shall occur; or

9.14        Environmental Matters. Any Environmental Claim shall have been asserted against the Borrower or any of its Subsidiaries or any violation of Environmental Laws by the Borrower or any of its Subsidiaries shall have occurred which, in any case, could reasonably be expected to have a Material Adverse Effect; or

9.15        Collateral. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Secured Parties the Liens, rights, powers and privileges purported to be created thereby (including a perfected, first-priority security interest on, all of the Collateral thereunder, superior to and prior to the rights of all third Persons), and subject to no other Liens; or

9.16        Currency Restrictions. Any Governmental Authority or any other dominant authority asserting or exercising any actions that impose foreign exchange control approvals, registrations, other authorizations or filings restricting the availability or transfers of currencies required to effect repayment under the Credit Documents in Dollars, and the Borrower is not able to put into effect within seven (7) Business Days any alternate mechanisms to effect the payments in the same Dollar amounts as required hereunder that is reasonably satisfactory to the Lender; or

9.17        Additional Liens or Sale of TGS shares. Any (i) new or additional Lien on the Capital Stock of TGS owned by CIESA shall have been granted to any Person, or (ii) sale of any Capital Stock of TGS owned by CIESA shall have occurred; provided, however, that no Event of Default shall be deemed to have occurred under this Section if the Borrower shall, within fifteen (15) days after the occurrence of the creation of the Lien or sale, referred to in (i) and (ii) above, respectively, deposit, credit, pledge or assign, or cause to be credited, as the case may be, to the Collateral Account an amount of additional Cash Collateral equal to the aggregate principal amount of the Loan then outstanding;

then, in any such event, (1) the Lender may declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, or (2) the Lender may by notice to the Borrower declare the principal of and the accrued interest on the Loan and the Notes, and all other amounts whatsoever payable by the Borrower under the Credit Documents (including any amounts payable under Section 2.10 and any other Credit Document) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default of the kinds referred to in Section 9.7 or 9.8, the Commitments shall automatically terminate and the Loan and such other amounts shall automatically become due and payable, without any further action by any party.

Section 10.        Notices, Communications, Confidentiality and Treatment of Information.

10.1        Notices.

(a)          All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)           If to the Borrower, to it at:

Grupo Inversor Petroquímica S.L.

Avenida del Libertador 498, 5th Floor

City of Buenos Aires

Argentina

Attention: Luis Fallo / Hugo Galuzzo

Tel: 54 11 4328-2900

Fax: 54 11 4328-2900

Email: Luis Fallo fallol@saguanet.com.ar

Hugo Galluzzo (hugogalluzzo@hotmail.com)

(ii)          If to the Lender, to it at:

Itaú Unibanco S.A., Nassau Branch, as Lender

Address: 31B, Annex Building, 2nd floor

East Bay Street, P.O. Box N-3930

Nassau, Bahamas

Attention: Contratação e Operações Especializadas; Maria M. Mattaraia de Vincenzo

Tel: +55 11-3076-5044

Email: IBBA-ContratosInternacionais@bba.com.br

           maria.mattaraia@itaubba.com

or at such other address as shall be notified in writing (x) in the case of the Borrower, to the other parties and (y) in the case of all other parties, to the Borrower.

(b)          All notices, demands, requests, consents and other communications described in clause (a) shall be effective upon receipt.

10.2        Confidentiality. Each of the Lender and its Affiliates agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any taxing authority, governmental agency or regulatory authority having jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, the Lender and its Affiliates (except in connection with any request as part of a regulatory examination), agree to inform the Borrower promptly thereof prior to disclosure, and cooperate with the Borrower in any efforts to obtain a protective order or other assurance of confidential treatment to the extent permitted by law), (c) to the extent required by applicable Laws, rules or regulations or by any subpoena, civil investigative demand or similar demand or order of any court, regulatory authority, or arbitrator or pursuant to an arbitration to which the Lender or an affiliate or an officer, director, employee or shareholder thereof is a party (in which case, the Lender (except in connection with any request as part of a regulatory examination), to the extent permitted by law, rule or regulation, agree to inform the Borrower promptly thereof prior to disclosure, and cooperate with the Borrower in any efforts to obtain a protective order or other assurance of confidential treatment to the extent permitted by law), (d) to any other party hereto, (e) in connection with the performance of duties under the Credit Documents, exercise of any remedies hereunder or under any other Credit Document, any action or proceeding relating to this Agreement or any other Credit Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Lender or any of its Affiliates may be a party regarding this Agreement, (f) subject to an agreement containing or incorporating provisions substantially the same as those of this Section 10.2, to (i) any Eligible Assignee of or Participant in, or any bona fide prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations hereunder or under the other Credit Documents or by reference to this Agreement or payments hereunder or under the other Credit Documents, (iii) any rating agency when required by it, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.2 or (ii) is received by the Lender or any of its affiliates from a third party that is not such recipient’s knowledge subject to confidentiality obligations to the Borrower or its Subsidiaries or (i) for purposes of establishing a “due diligence” defense. For purposes of this Section 11, “Information” shall mean all information received from the Borrower or any of its Affiliates relating to any of them or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section 10.2 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.3        Treatment of Information.

(a)          The Lender may enter into this Agreement and take or not take action hereunder or under the other Credit Documents on the basis of information that does not contain material non-public information with respect to the Borrower or its securities (“Restricting Information”). The Lender acknowledges that United States Federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.

(b)          The Borrower agrees that (i) all Communications it provides to the Lender shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC” the Borrower shall be deemed to have authorized the Lender to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 10.2) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to the Lender, and (iv) the Lender shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information. Nothing in this Section 10.3 shall modify or limit the Lender’s obligations under Section 10.2 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

Section 11.        Miscellaneous.

11.1        Payment of Expenses, etc. The Borrower shall pay, within fifteen days of a written demand therefor, (a) all reasonable and documented out-of-pocket expenses incurred by any Indemnified Person (as defined below) (including the reasonable and documented fees, charges and disbursements of counsel (and, if necessary, local and/or special counsel), except that any reimbursement obligation to the Lender shall be limited to (i) one counsel to such Indemnified Persons taken as a whole, (ii) in the case of any conflict of interest, additional counsel to each group of similarly situated Indemnified Persons, limited to one such additional counsel, and (iii) if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty (and, in the case of any conflict of interest, one additional local counsel and one additional special counsel, as applicable, to each group of similarly situated Indemnified Persons), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents, the making of the Loan or any amendments, modifications or waivers of the provisions hereof or thereof and (b) all reasonable and documented out-of-pocket expenses incurred by any Indemnified Person (including the reasonable and documented fees, charges and disbursements of counsel (and, if necessary, local and/or special counsel), except that any reimbursement obligation to the Lender shall be limited to (i) one counsel to such Indemnified Persons taken as a whole, (ii) in the case of any conflict of interest, additional counsel to each group of similarly situated Indemnified Persons, limited to one such additional counsel, and (iii) if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty (and, in the case of any conflict of interest, one additional local counsel and one additional special counsel, as applicable, to each group of similarly situated Indemnified Persons) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section 11.1, or the taking of any action that the Borrower is required, but has failed, to take under any Credit Document. All costs and expenses of complying with the provisions hereof are for the sole account of the Borrower unless explicitly stated herein to be for the account of another Person.

11.2        Indemnity.

(a)          General Indemnity. Whether or not the transactions contemplated hereby are consummated, the Borrower shall pay, indemnify, and hold the Lender and its respective officers, directors, employees, counsel, agents and attorneys-in-fact and Affiliates (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, charges, expenses or disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may at any time (including at any time following repayment of any Loan) be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising directly or indirectly out of this Agreement or any other Credit Document, including any other document or instrument contemplated by or referred to herein or therein, or the transactions contemplated hereby and thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to the exercise by the Lender of any of its rights or remedies under any of the Credit Documents, and any investigation, litigation or proceeding (including any bankruptcy, insolvency, reorganization or other similar proceeding or appellate proceeding) related to this Agreement or any other Credit Document or any Loan, or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Person or any other Person, or an Indemnified Person is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 5 are satisfied or the other transactions contemplated by this Agreement are consummated (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal. The Borrower agrees not to assert any claim against any Indemnified Person, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Credit Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loan.

(b)          Survival; Defense. The obligations in this Section 11.2 shall survive payment of the Loan and all other Obligations. At the election of any Indemnified Person, the Borrower’s indemnification obligations under this Section 11.2 shall include the obligation to defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person, acting reasonably, at the sole cost and expense of the Borrower. All amounts owing under this Section 11.2 shall be paid within five Business Days after demand.

(c)          Contribution. To the extent that any undertaking in the preceding paragraphs of this Section 11.2 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of such undertaking.

11.3        Assignment of the Loan.

(a)          General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 11.3, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 11.3 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section 11.3 (and any other attempted assignment or transfer by any party hereto shall be null and void); provided that nothing in this Section 11.3(a) shall prevent the Lender from hedging its Loan exposure hereunder in accordance with the provisions of clause (g) of this Section 11.3. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 11.3 and, to the extent expressly contemplated hereby, the Affiliates of the Lender and its directors, officers, employees, attorneys and agents) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by the Lender. The Lender may at any time assign to an Eligible Assignee all its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions.

(i)           No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any assignee that is a Regulation U Bank.

(ii)          Funding by Assignees. Each assignee shall fund the purchase price of its assignment from, and from sources, outside the United States

(iii)         No Assignment to Natural Persons. No such assignment shall be made to a natural person.

From and after the effective date specified in an instrument in writing pursuant to which such assignee agrees to become the “Lender” hereunder, the assignee thereunder shall be a party to this Agreement and have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall be released from its obligations under this Agreement (and shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.9, 2.10, 4.10, 11.1 and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 11.3.

(iv)         Assignment Taxes and Expenses. Any and all Taxes, costs and expenses associated with the assignment shall be exclusively born by the assignor or the assignee, and shall not be claimed to the Borrower. Any increased costs and Taxes arising from any assignment of the Loan, shall be exclusively borne by the assignor or its assignee.

(c)          Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than (1) a natural person, (2) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (3) any Person that is a Regulation U Bank) (each, a “Participant”) in all or a portion of the Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment and/or the Loan); provided, that (i) the participant funds the purchase price of its participation from, and from sources, outside the United States, (ii) the Lender’s obligations under this Agreement shall remain unchanged, (iii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Borrower and the Lender shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of the Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loan or any portion of any fee hereunder payable to the Participant, (iii) change the currency or reduce the amount of any such payment of principal, interest or fee, (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest, or (v) release any property covered by the Security Documents. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9, 2.10 and 4.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.3; provided that such Participant shall not be entitled to receive any greater payment under Section 2.9 or Section 4.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9(a) as though it were a Lender.

(d)          If the Lender sells a participation it shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Credit Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)          Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any Note to secure obligations of the Lender, including any pledge or assignment to secure obligations to a central bank, it being understood that no consent of the Borrower shall be required; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(f)           Lender Hedging. The Lender may at any time hedge its Loan exposure hereunder without restrictions; provided that any assignment or participation executed in connection with any such hedging arrangement shall be subject to the provisions of clause (b) or clause (d) above, as applicable.

11.4        No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender or holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Lender or holder of any Note would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender or any holder of any Note to any other or further action in any circumstances without notice or demand.

11.5        Governing Law; Submission to Jurisdiction; Venue.

(a)          This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York sitting in the City and the County of New York or of the United States for the Southern District of New York and, in each case, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The Borrower hereby irrevocably designates, appoints and empowers Fox Horan & Camerini LLP (the “Process Agent”), with an office on the date hereof at 825 Third Avenue, 12th Floor, New York, NY 10022, as its designee, appointee, agent and true and lawful attorney-in-fact in its name to receive, and forward on behalf of the Borrower and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any action or proceeding and agrees to pay such agent’s fees for the full term of the facility provided for herein in advance. If for any reason such designee, appointee, agent and attorney-in-fact shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee, agent and attorney-in-fact in New York on the terms and for the purposes of this provision satisfactory to the Lender and maintain and continue such designation until the sixth anniversary of the Closing Date. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Borrower at the address set forth Section 10.1, such service to become effective upon the date indicated on the postal receipt returned from the Borrower. The Borrower agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower, shall not impair or affect the validity of such service or, to the extent permitted by applicable Law, the enforcement of any judgment based thereon. Nothing herein shall affect the right of the Lender or any holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(b)         The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum and any right it may have to the jurisdiction of any court other than the courts indicated in clause (a) pursuant to applicable Law. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to which the Borrower is or may be subject to the jurisdiction of, by suit upon judgment.

(c)          The Borrower agrees, to the extent permitted by applicable Law, that in any legal action or proceeding arising out of or in connection with this Agreement or any other Credit Document (each, a “Proceeding” and collectively, the “Proceedings”) anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist) from those Proceedings, from attachment (whether in aid of execution, before judgment or otherwise), or from judgment shall be claimed by it or on its behalf or with respect to its assets, and to the extent that in any jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and each other Credit Document to which it is party. The Borrower agrees, to the extent permitted by applicable Law, that it is and its assets are, and shall be, subject to such Proceedings, attachment or execution in respect of its obligations under this Agreement and each other Credit Document to which it is party.

11.6        Obligation to Make Payments in Dollars.

(a)          The obligation of the Borrower to make payment in Dollars of the principal of and interest and any other amounts due hereunder as provided herein shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than Dollars, except to the extent such tender or recovery shall result in the actual receipt by the Lender or holder of such Note of the full amount of the Dollars expressed to be payable in respect of the principal of and interest on all other amounts due hereunder. If for the purpose of obtaining or enforcing judgment against the Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar equivalent thereof (at the exchange rate quoted by the Lender or if it does not quote a rate of exchange on such currency, by a known dealer in such currency designated by it) determined, in each case, as of the day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)          If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)          For purposes of determining the Dollar equivalent or any other rate of exchange for this Section 11.6, such amounts shall include any premium and costs payable in connection with the purchase of such Dollars.

11.7        English Language. This Agreement has been executed in the English language. Except in connection with the enforcement thereof in Spain as may be required by Spanish Law, any non-English translation of this Agreement shall have no legal validity. All documents, certificates, reports or notices to be delivered or communications to be given or made by any party hereto pursuant to the terms of this Agreement (other than any financial statements furnished pursuant to this Agreement) shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the other parties hereto shall have the right to rely for all purposes of this Agreement.

11.8        Counterparts. This Agreement shall become binding and enforceable against each of the parties upon the execution and delivery of an offer letter relating hereto by the Borrower to the Lender and the acceptance thereof by the Lender. Each such offer letter or acceptance may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to such offer letter or acceptance by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of the same.

11.9       Amendment or Waiver. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Lender, and any provision of this Agreement may be waived by the Lender.

11.10      Survival. The obligations of the Borrower under Sections 2.9, 2.10, 4.10, 11.1, and 11.2 shall survive the repayment of the Loan and the termination of the Commitments and if the Lender assigns its Commitment or Loan hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that such assigning Lender ceases to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents and the making of the Loan hereunder, and shall continue in full force and effect as long as the principal of or Interest on any Loan or any fee payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

11.11    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.12      Entire Agreement. This Agreement and the other Credit Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior negotiations, representations, understandings, writings and statements of any nature are hereby superseded in their entirety by the terms of this Agreement and the other Credit Documents.

11.13      Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

11.14     No Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees that: (a) (i) the services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b) (i) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.15      USA PATRIOT Act. The Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act and other applicable Anti-Money Laundering Laws, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow it to identify the Borrower in accordance therewith. The Borrower hereby agrees to provide promptly any of the foregoing information that the Lender may from time to time request in order to comply with the requirements of the USA PATRIOT Act and/or any other applicable Anti-Money Laundering Laws.

11.16      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Schedule 2.1

Commitments

Commitments
Itaú Unibanco S.A., Nassau Branch	$132,000,000
Total	$132,000,000

Schedule 6.7

Litigation

None.

Schedule 6.11 (b)

Liens in security of Material Indebtedness

Pledge granted jointly by the Borrower and the Tender Offerors over 50,854,985 ordinary shares of PEPCA S.A. in favor of the Pampa Entities, as security for the payment of the Seller Financing granted by the Pampa Entities to the Borrower and the Other Tender Offerors (the “Pepca Pledged Shares”). The Borrower is the owner of 25,936,042 of the Pepca Pledged Shares.

Pledge granted jointly by the Borrower and the Tender Offerors over a credit amounting to $18,655,963.7 and held by the Tender Offerors against PEPCA S.A., in favor of the Pampa Entities, pursuant to an irrevocable capital contribution received by PEPCA S.A. on July 22, 2016. Such pledge is granted as security for the payment of the Seller Financing granted by the Pampa Entities to the Borrower and the Other Tender Offerors.

Schedule 6.17

Material Indebtedness

(a)       the loan agreement entered into by Borrower, as borrower, and Petroquímica Cuyo, as lender, dated as of July 14, 2016. Outstanding principal amount: $ 12,186,145;

(b)       Subordinated Debt (as defined in the Agreement);

(c)       Outstanding Indebtedness Del Plata Energy Holdings, LLC for an amount of $17,000,000;

(d)       Outstanding Indebtedness with Aerial for an amount of $ 30,300,000.

Schedule 6.22

Subsidiaries

(i)	Petroquímica Cuyo (92%).

(ii)	Petroken (100%).

(iii)	GIP II shall become a Subsidiary of the Borrower if and when the GIP II Transaction is implemented.

(iv)	None of CIESA, TGS or PEPCA S.A. shall be deemed to be Subsidiaries of the Borrower (either before or after consummation of the Tender Offer).

Schedule 8.5(a)

Investments

Anticipated payment of dividends to Marcelo Sielecki, updated as of December 14, 2016, and in relation to fiscal period 2016 of the Borrower: US$ 1,818,737.87.

Anticipated payment of dividends to Carlos Sielecki, Marcelo Sielecki and Daniel Sielecki, in the aggregate, and in relation to fiscal period 2015 of the Borrower: Euros 1,946,456.90.

Schedule 8.8

Related Party Transactions

(a)       the loan agreement entered into by Borrower, as borrower, and Petroquímica Cuyo, as lender, dated as of July 14, 2016. Outstanding principal amount: $ 12,186,145;

(b)       the loan agreement entered into by Borrower, as borrower, and Petroken, as lender, dated as of October 4, 2016. Outstanding principal amount: $ 2,000,000;

(c)       the loan agreement entered into by Borrower, as borrower, and Petroken, as lender, dated as of July 14, 2016. Outstanding principal amount: $ 7,560,915;

(d)       Borrower’s debt with Marcelo Sielecki, amounting to $1.643.000, pursuant to a balance of payment under a share purchase agreement dated October 23, 2015, by means of which GIP acquired certain shares of Petroquímica Cuyo;

(e)       Borrower’s debt with Daniel Sielecki, amounting to Euros 120,262.46, pursuant to contributions made by Daniel Sielecki and not capitalized;

(f)        Borrower’s debt with Marcelo Sielecki, amounting to Euros 32,865.06, pursuant to contributions made by Marcelo Sielecki and not capitalized;

(g)       Borrower’s debt with Carlos Sielecki, amounting to Euros 125,577.24, pursuant to contributions made by Carlos Sielecki and not capitalized.

EXHIBIT A

FORM OF NOTICE OF BORROWING

[•], 2016

ITAÚ UNIBANCO S.A., NASSAU BRANCH

31B, Annex Building, 2nd floor

East Bay Street, P.O. Box N-3930

Nassau, Bahamas

Attention: Contratação e Operações Especializadas; Maria M. Mattaraia de Vincenzo

Tel: +55 11-3076-5044

Email: IBBA-ContratosInternacionais@bba.com.br;

maria.mattaraia@itaubba.com

Ladies and Gentlemen:

The undersigned, GRUPO INVERSOR PETROQUÍMICA S.L. (the “Borrower”), refers to the Credit Agreement dated as of [•], 2016 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned and ITAÚ UNIBANCO S.A., NASSAU BRANCH, as lender under the Credit Agreement (in such capacity, together with its successors in such capacity, the “Lender”), and hereby gives notice, irrevocably, pursuant to Section 2.2 of the Credit Agreement, that the undersigned requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”):

(i)       The Business Day of the Proposed Borrowing is [•], 2016;

(ii)      The aggregate principal amount of the Proposed Borrowing is U.S.$ [•];

(iii)     The account[s] into which each Loan is to be made [is][are]: _____________.

[Signature page follows]

EXHIBIT A – FORM OF NOTICE OF BORROWING

Very truly yours,

GRUPO INVERSOR PETROQUÍMICA S.L.

By:

Name:

Title:

EXHIBIT A – FORM OF NOTICE OF BORROWING

EXHIBIT B

FORM OF NOTE

$________________	________________________, ________

FOR VALUE RECEIVED, GRUPO INVERSOR PETROQUÍMICA S.L., a Spanish private limited company (sociedad de responsabilidad limitada) (the “Borrower”), promises to pay to [Itaú Unibanco S.A., Nassau Branch] or its registered assignees (the “Lender”) the principal sum of ________________ DOLLARS ($___________) or, if less, the aggregate unpaid principal amount of the Loan made by the Lender pursuant to that certain Credit Agreement (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of [•], 2016, by and among by and among the Borrower and the Lender, payable as set forth in the Credit Agreement, with a payment (in the amount necessary to pay in full this Promissory Note) due and payable on the Maturity Date. Terms used in this Promissory Note that are defined in the Credit Agreement, unless otherwise defined herein, have the meanings provided (or incorporated by reference) in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made in Dollars in same day or immediately available funds to the account designated by the Lender pursuant to the Credit Agreement.

This Promissory Note is one of the Promissory Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Promissory Note and for a statement of the terms and conditions on which the Borrowers are permitted or required to make prepayments and repayments of principal of the Indebtedness evidenced by this Promissory Note and on which such Indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

EXHIBIT B – FORM OF NOTE

THIS TERM NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, AND GOVERNED BY THE INTERNAL LAWS OF, THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

GRUPO INVERSOR PETROQUÍMICA S.L.
By:
Name:
Title:

EXHIBIT B – FORM OF NOTE

LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Loan Made	Interest Period	Amount of Principal Repaid	Unpaid Principal Balance	Total	Notation Made By

EXHIBIT B – FORM OF NOTE

EXHIBIT C

FORM OF OFFICER’S CERTIFICATE

This Certificate is furnished pursuant to the Credit Agreement dated as of [•][•], 2016 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among GRUPO INVERSOR PETROQUÍMICA S.L. (the “Borrower”) and ITAÚ UNIBANCO S.A., NASSAU BRANCH, as lender under the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Lender”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings provided in the Credit Agreement.

[__] is the duly elected and duly qualified [INSERT OFFICE OF AUTHORIZED OFFICER] of the Borrower and the signature set forth for such officer below is such officer’s genuine signature.

The undersigned, [INSERT OFFICE OF AUTHORIZED OFFICER] of the Borrower, DOES HEREBY CERTIFY, solely in [his/her] capacity as an officer of the Borrower and not in [his/her] individual capacity, on behalf of the Borrower, that:Each person named below has been duly elected or appointed and is duly qualified as an officer of the undersigned on the date hereof, holding the respective office below set opposite his or her name, and the signature below set opposite his or her name is his or her genuine signature.

Name[1]	Office	Signature

Attached hereto as Annex I is a true, correct and complete copy of the articles of incorporation, estatutos sociales or other applicable Organizational Documents of the undersigned as in effect on the date hereof.

Attached hereto as Annex II is a true, correct and complete copy of resolutions duly adopted by the Board of Directors (or other relevant governing body) of the Borrower [at a meeting on _______________, 2016, at which a quorum was present and acting throughout], which resolutions have not been revoked, modified, amended or rescinded and are in full force and effect. Except as attached hereto as Annex II, no resolutions have been adopted by the Board of Directors of the Borrower that deal with the execution, delivery or performance of any of the Credit Documents.2

1 Include name, office and signature of each officer who will sign any Credit Document, including the officer who will sign the certification at the end of this certificate.

2 MARVAL NOTE: PLEASE CONFIRM THAT THIS RESOLUTIONS REFER TO THE CORPORATE APPROVAL OF THE TRANSACTION. MTHM COMMENT: THAT IS CORRECT.

EXHIBIT C – FORM OF OFFICER’S CERTIFICATE

Attached hereto as Annex III is a true, correct and complete copy of the good standing certificate relating to the legal existence of the Borrower.

[Signature page follows]

EXHIBIT C – FORM OF OFFICER’S CERTIFICATE

IN WITNESS WHEREOF, the undersigned have hereunto set our hands as of _________________, 2016.

[__]

By:

Name:

Title:

EXHIBIT C – FORM OF OFFICER’S CERTIFICATE

ANNEX I TO OFFICER’S CERTIFICATE

Organizational Documents

EXHIBIT C – FORM OF OFFICER’S CERTIFICATE

ANNEX II TO OFFICER’S CERTIFICATE

Corporate Resolutions

EXHIBIT C – FORM OF OFFICER’S CERTIFICATE

ANNEX III TO OFFICER’S CERTIFICATE

Good Standing Certificates

EXHIBIT C – FORM OF OFFICER’S CERTIFICATE

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

GRUPO INVERSOR PETROQUÍMICA S.L.

SOLVENCY CERTIFICATE

This Solvency Certificate is furnished to the Lender pursuant to Section 5.2(e) of that certain Credit Agreement dated as of [•], 2016 (the “Credit Agreement”), among GRUPO INVERSOR PETROQUÍMICA S.L., a sociedad de responsabilidad limitada organized and existing under the laws of Spain (the “Borrower”) and ITAÚ UNIBANCO S.A., NASSAU BRANCH, as lender under the Credit Agreement (in such capacity, together with its successors in such capacity, the “Lender”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

I, __________________________________, the [INSERT OFFICE OF AUTHORIZED OFFICER] of the Borrower, in that capacity only and not in my individual capacity, do hereby certify on behalf of the Borrower that as of the date hereof, and after giving pro forma effect to the Funding Date Transactions and the Borrowing of the Loan under the Credit Agreement:

1. The fair value of the property of the Borrower and its Subsidiaries on a consolidated basis is and shall be greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Subsidiaries on a consolidated basis.

2. The present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis is not and shall be not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on their respective debts as determined on a consolidated basis as they become absolute and matured.

3. Neither the Borrower nor any of its Subsidiaries intends to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

4. Neither the Borrower nor any of its Subsidiaries is engaged in a business nor is about to engage in a business for which such Person’s property would constitute an unreasonably small capital.

5. The Borrower is not the subject of any proceedings under any Debtor Relief Laws and the Borrower’s condition as of the date hereof does not satisfy the requirements set forth in any Debtor Relief Law for a concurso or other similar proceeding to be initiated.

6. The Borrower is not in general default of all or substantially all of its payment obligations (cesación de pagos) as provided in the applicable Debtor Relief Laws.

[Signature Page Follows]

EXHIBIT D – FORM OF SOLVENCY CERTIFICATE

IN WITNESS WHEREOF, I have executed this Solvency Certificate as of the date first written above.

GRUPO INVERSOR PETROQUÍMICA S.L., as Borrower

By:

Name:

Title:

EXHIBIT D – FORM OF SOLVENCY CERTIFICATE

EXHIBIT E

FORM OF FUNDING DATE OFFICER’S CERTIFICATE

GRUPO INVERSOR PETROQUÍMICA S.L
FUNDING DATE

OFFICER’S CERTIFICATE

[•], 2016

This certificate is delivered pursuant to Section 5.2(d) of the Credit Agreement (the “Credit Agreement”), dated as of [•], 2016, by and among GRUPO INVERSOR PETROQUÍMICA S.L., a sociedad de responsabilidad limitada organized and existing under the laws of Spain (the “Borrower”) and ITAÚ UNIBANCO S.A., NASSAU BRANCH, as lender under the Credit Agreement (in such capacity, together with its successors in such capacity, the “Lender”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The undersigned Authorized Officer of the Company hereby certifies, solely in its capacity as an Authorized Officer and not in its individual capacity, that:

1.            Both immediately prior to the making of the Loans and after giving effect thereto and to the intended use thereof, (i) no Default or Event of Default shall have occurred and be continuing and (ii) each of the representations and warranties made in Section 6 of the Credit Agreement and in each other Credit Document is and shall be true and correct in all material respects (except, in each case, to the extent such representations are qualified as to “materiality”, “material adverse effect” or words to similar effect, in which case such representations is and shall be true and correct in all respects).

2.            Since December 31, 2015, there shall not have been any event, change or development that, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

[Signature Page Follows]

EXHIBIT E – FORM OF FUNDING DATE OFFICER’S CERTIFICATE

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.

GRUPO INVERSOR PETROQUÍMICA S.L., as Borrower

By:
Name:
Title:

EXHIBIT E – FORM OF FUNDING DATE OFFICER’S CERTIFICATE

EXHIBIT F

FORM OF ARGENTINE PLEDGE AGREEMENT

(attached)

EXHIBIT F – FORM OF ARGENTINE PLEDGE AGREEMENT

[·]

Messrs

Itaú Unibanco S.A., Nassau Branch

31B, Annex Building, 2nd floor

East Bay Street, P.O. Box N-3930

Nassau, Bahamas

Attn.: Maria M. Mattaraia de Vincenzo

Re: Offer TGS N° [·]/[·] SHPA

Ladies and Gentlemen:

The Borrower (as defined in Annex A hereto, “GIP”, “we”, “us” or “our”) is pleased to submit to ITAÚ UNIBANCO S.A., NASSAU BRANCH (the “Lender” or “you”) this irrevocable offer (the “Offer TGS N°[·]/[·]”) for the granting of a pledge over the shares held by Borrower in Transportadora de Gas del Sur S.A. (“TGS”), a company duly constituted under the laws of the Republic of Argentina, allocated to GIP pursuant to the Tender Offer (as defined in Annex A hereto).

This Offer TGS N° [·]/[·] shall be deemed accepted upon receipt by us not later than 11:59 p.m., New York City time, on the Expiration Date (as defined below), of a written notice of acceptance from you.

Upon acceptance of this Offer TGS N° [·]/[·] as provided in the immediately preceding paragraph, the terms and conditions of this Offer TGS N° [·]/[·] attached as Annex A hereto (the “Terms and Conditions”) shall be binding upon and inure to the benefit of the parties hereof, and each of you and us shall be deemed to have accepted, acknowledged and agreed to any and all such Terms and Conditions, which shall constitute the entire agreement between us and you relating to the subject matter thereof and shall supersede any and all previous agreements and understandings, oral or written, relating to the subject matter thereof.

Delivery of an executed counterpart of a signature page to this Offer TGS N° [·]/[·] by telecopy, facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this offer letter.

This Offer TGS N° [·]/[·] shall expire at 11:59 p.m., New York City time, on [·], 2016 (the “Expiration Date”), if not accepted in accordance with preceding paragraphs.

[Signature pages follow]

Sincerely,

BORROWER

GRUPO INVERSOR PETROQUÍMICA S.L.

By:

Name:

Title:

By:
Name:

Title:

-i-

Annex A

-i-

-ii-

M M&MB	Draft Dec-19-16 - 15:06

SCHEDULES:

I	Copy of GIP Loan Agreement

EXHIBITS:

A	Form of Enforcement Notice
B	Form of Pledge Notice to Depositary Agent
C	Form of Pledge Notice to TGS
D	Form of Power of Attorney

 1

M M&MB	Draft Dec-19-16 - 15:06

DEFINITIVE TRANSACTION TERMS

WHEREAS, Grupo Inversor Petroquímica S.L., a private limited company (sociedad de responsabilidad limitada) duly organized under the laws of the Kingdom of Spain (“GIP”) has requested Itaú Unibanco S.A., Nassau Branch (the “Lender”) to provide a term loan facility to GIP in order to finance the consummation of, and the payment of fees, costs and expenses incurred in connection with the Tender Offer (as such term is defined below).

WHEREAS, on December [•], 2016, GIP delivered to the Lender an offer letter captioned “Offer GIP N°1/2016 LFSSLA” a copy of which is attached as Schedule I hereto (without its exhibits and schedules), which was accepted by the Lender on December [·], 2016 (the “GIP Loan Agreement”), pursuant to which the Lender agreed to make available to GIP, on the Funding Date (as such term is defined in the GIP Loan Agreement), a single loan in the aggregate principal amount of up to one hundred thirty two million Dollars (US$132,000,000) (the “GIP Loan”);

WHEREAS, in order to guarantee to the Lender the faithful and timely fulfillment of all and each of the obligations undertaken by GIP under the Credit Documents (as such term is defined below), and notwithstanding GIP’s liability towards the Lender with all of its assets as a consequence of the obligations and commitments assumed and the securities granted pursuant to the Credit Documents, GIP has agreed to grant a first priority pledge in favor of the Lender over the Pledged Shares (as defined below) ;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.   Definitions. (a) Except as otherwise expressly provided herein, capitalized terms used (but not defined) in this Agreement shall have the meanings given thereto in the GIP Loan Agreement and/or any other Credit Document, as applicable.

(b)       Wherever used in this Agreement, or the Exhibits attached hereto, unless the context otherwise requires, the following terms shall, for the purposes of this Agreement, have the following meanings:

“Agreement” means this document.

“Argentine Central Bank” means the Banco Central de la República Argentina.

“Argentine Companies’ Law” means Argentine Law No. 19,550 (as amended and supplemented from time to time).

“Argentine Securities Exchange Commission” means the Comisión Nacional de Valores of the Republic of Argentina.

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“Argentine Securities Law” means Argentine Law No. 26,831 (as amended and supplemented from time to time).

“Business Day” means any day except Saturday, Sunday and any day which shall be in New York, New York, Madrid, Spain, Buenos Aires, Argentina and City of Nassau, Bahamas, a legal holiday or a day on which banking institutions are authorized or required by Law or other government action to close in any such city.

“Caja de Valores” means Caja de Valores S.A., a corporation (sociedad anónima) duly constituted under the laws of the Republic of Argentina.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations and/or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the ownership, equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

“Civil and Commercial Code” means the Código Civil y Comercial de la Nación Argentina (as amended and supplemented from time to time).

“CNV Regulations” means the Normas de la Comisión General de Valores (T.O. 2013) approved by General Resolution No. 622/2013 of the Argentine Securities Exchange Commission (as amended and supplemented from time to time).

“Collateral Account Control Agreements” has the meaning ascribed to such term in the GIP Loan Agreement

“Credit Documents” means and includes (i) the GIP Loan Agreement, (ii) the Notes, (iii) the Fee Letter, (iv) the Security Documents, (v) all other documents and instruments executed and/or delivered by either of the Lender and/or GIP in connection with the transactions contemplated hereby, and (vi) any other document designated from time to time by GIP as a “Credit Document”.

“Depositary Agent” means Banco Itaú Argentina S.A, a corporation (sociedad anónima) duly constituted under the laws of the Republic of Argentina, in its capacity as depositary agent (depositante) of Caja de Valores’ collective deposit system (sistema de depósito colectivo), or whoever may replace Banco Itaú Argentina S.A. as depositary agent in accordance with applicable Law.

“Dollars” and the sign “$” each means the lawful currency of the United States.

“Dollar Securities” means any Argentine public debt instrument denominated in Dollars and/or any other public or private bond or security issued in Argentina and denominated in Dollars which are tradable in authorized Argentine stock exchange markets.

“Enforcement Notice” means a written notice from the Lender, substantially in the form of Exhibit A, executed and delivered to (i) GIP, instructing it to refrain from exercising the economic and political rights corresponding to the Pledged Shares, and (ii) the Depositary Agent, thereby informing that GIP shall no longer, until the Lender instructs otherwise, be entitled to exercise the economic rights and political rights corresponding to the Pledged Shares.

“Event of Default” has the meaning ascribed in Section 9 of the GIP Loan Agreement.

“Fee Letter” has the meaning ascribed to such term in the GIP Loan Agreement.

“GIP” has the meaning ascribed hereto in the introductory paragraph of this Agreement.

“Initial Shares” means the class B shares of TGS validly tendered either in Argentina or in the United States pursuant to the Tender Offer that are allocated to GIP pursuant to the Tender Offer. For the avoidance of doubts, any and all American Depositary Shares validly tendered in the United States pursuant to the Tender Offer shall be excluded from this definition of Initial Shares.

“Law” shall mean, with respect to any Person (i) any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or other governmental restriction or any interpretation or administration of any of the foregoing by any governmental authority (including governmental approvals), and (ii) any directive, guideline, policy, requirement or any similar form of decision of or determination by any governmental authority which is binding on such Person, in each case, whether now or hereafter in effect (including in each case, any environmental law).

“Lender” has the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, securitization, assignment, deposit arrangement, encumbrance, bonding registry note, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Material Adverse Effect” means any change, event, fact, condition, effect, occurrence or development that, individually or in the aggregate, results in a material adverse effect on (a) the financial condition or results of operations of (i) the Borrower and its Subsidiaries taken as a whole, or (ii) TGS and its Subsidiaries taken as a whole, or (b) the validity or enforceability of, or the effectiveness or ranking of any security granted, or purported to be granted, under the Credit Documents.

“MERVAL Regulations” means the Reglamento Operativo and Circular No. 3492 of the Mercado de Valores de Buenos Aires S.A (as amended and supplemented from time to time).

“Notes” has the meaning ascribed in the GIP Loan Agreement.

“Other Tender Offerors” means WST S.A., an Argentine corporation (sociedad anónima) (“WST”) and PCT LLC, a Delaware limited liability company (“PCT”).

“Person” means any individual, corporation, limited liability company, company, voluntary association, partnership, joint venture, trust, unincorporated organization, government authority or other enterprises or entity.

“Pesos” or “AR$” each means the lawful currency of Argentina.

“Pledge” means the pledge of the Pledged Shares constituted and perfected in accordance with Section 2.1 of this Agreement.

“Pledged Shares” or the “Shares means, collectively, the Initial Shares and the Subsequent Shares.

“Power of Attorney” has the meaning ascribed hereto in Section 5.1 of this Agreement.

“Secured Obligations” means collectively, all loans, advances, debts, liabilities, and obligations, howsoever arising, owed under any Credit Document or otherwise in connection with the transactions contemplated in the Credit Documents, to the Lender and the beneficiaries of the indemnification obligations undertaken by GIP under any Credit Document, as applicable, of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, due or to become due, now existing or hereafter arising, including all interest (including interest that, but for the filing of a petition in bankruptcy or other insolvency proceeding with respect to GIP, would have accrued on any Secured Obligation, whether or not a claim is allowed against GIP for such interest in the related bankruptcy or other insolvency proceeding), fees, charges, expenses, attorneys’ fees, court costs and consultants’ fees chargeable to GIP in accordance with Section 11.1 of the GIP Loan Agreement and, in the event of any enforcement of the Pledge, all expenses of retaking, holding, preparing for lease or sale, selling or otherwise disposing of or realizing on the Pledged Shares or of any exercise by the Secured Parties of its rights or remedies under the Security Documents.

“Secured Parties” shall mean the Lender and the beneficiaries of each indemnification obligation undertaken by GIP under any Credit Document, any other Person (other than GIP or any affiliate of any thereof) that has a right to receive any payment from GIP under the Credit Documents, and shall include all former Lenders to the extent that any Secured Obligations owing to such persons were incurred while such persons were Lenders hereunder and such Secured Obligations (other than Contingent Obligations (as such term is defined in the GIP Loan Agreement) not then due in respect of indemnities or expense reimbursement provisions hereof) have not been paid or satisfied in full, and, in each case, the permitted successors or assigns of such person in such capacity.

“Securities Account Control Agreement” shall mean the securities account control agreement entered into by and between GIP, the Securities Intermediary (as such term is defined in the GIP Loan Agreement) and the Lender, in the form of Exhibit F-2 of the GIP Loan Agreement, as amended or supplemented from time to time.

“Security Agreement” has the meaning ascribed to such term in the GIP Loan Agreement.

“Security Documents” has the meaning ascribed to such term in the GIP Loan Agreement.

“Subsequent Shares” means any class B shares of TGS resulting from any conversion of American Depositary Shares validly tendered in the United States pursuant to the Tender Offer, that were allocated to GIP pursuant to the Tender Offer, including, without limitation, all rights and interests therein, representing the Capital Stock and votes of TGS.

“Subsidiaries” of a Person means any corporation or other entity in which such Person, directly or indirectly, in the aggregate and without duplication, owns more than 50% of the outstanding Capital Stock or has the power to elect a majority of the board of directors or similar governing body. Unless otherwise specified, “Subsidiary” means a Subsidiary of GIP. For the avoidance of doubt, as of the date of this Agreement, Petroquimica Cuyo S.A.I.C. and Petroken Petroquimica Ensenada S.A. are the only subsidiaries of GIP, provided that GIP II shall become a subsidiary of GIP if and when the GIP II Transaction is implemented. None of CIESA, TGS or PEPCA S.A. shall be deemed to be Subsidiaries of GIP (either before or after the consummation of the Tender Offer).

“Tender Offer” means the mandatory tender offer for the acquisition of up to twenty four and a half percent (24.5%) of the outstanding Capital Stock of TGS by GIP and the Other Tender Offerors in accordance with the Argentine Securities Law.

“Termination Date” means the date on which all of the Secured Obligations are paid in full or fully complied with.

“TGS” has the meaning ascribed in the introductory paragraphs hereto.

SECTION 1.2.   Interpretation. (a) The section headings used in this Agreement are for convenience of reference only and are not to affect the construction of, or be taken into consideration in interpreting, this Agreement.

(b)       Whenever the context may require, any pronoun shall include corresponding masculine, feminine and neuter forms.

(c)       As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto and unless specified otherwise, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (v) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (vi) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law shall, unless otherwise specified, refer to such law as amended, modified, replaced or supplemented from time to time and (vii) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

(d)       The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in any Credit Document, shall refer to such Credit Document as a whole and not to any particular provision thereof, and Section, Schedule and Exhibit references are to the Credit Document in which such references appear unless otherwise specified.

(e)       The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

THE PLEDGE

SECTION 2.1.   Creation of the Pledge. In order to secure the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, including, without limitation, the obligation to pay and/or repay the principal, interest, commissions, expenses, funding costs, grossing ups, indemnities, taxes, consultants’ and legal fees and all other incidental expenses and commitments to the Lender under the GIP Loan Agreement or any other Credit Documents, as well as any obligation that may result from any refinancing, restructuring, novation or amendment of or under the GIP Loan Agreement and any other of the Credit Documents, GIP hereby creates a first priority pledge over the Pledged Shares, pursuant to Article 2219 of the Civil and Commercial Code, in the name of, for the benefit of and in favor of the Lender.

SECTION 2.2.   Perfection of the Pledge. (a) Pursuant to Article 215 of the Argentine Companies’ Law and Article 129 of the Argentine Securities Law, in order to perfect the Pledge hereby created and considering that the Pledged Shares are book-entry shares (acciones escriturales) that have been authorized for their public offering (oferta pública) under the Argentine Securities Law by the Argentine Securities Exchange Commission, GIP shall, promptly upon the settlement of the Tender Offer (but in any case before the end of the immediately following Business Day), deliver (i) to the Depositary Agent a pledge notice substantially in the form of Exhibit A (the “Pledge Notice to the Depositary Agent”), instructing the Depositary Agent to request the annotation of the Pledge in TGS’ registry of shareholders kept by Caja de Valores, and (ii) to TGS, a pledge notice substantially in the form of Exhibit B (the “Pledge Notice to TGS”), informing TGS of the creation and perfection of the Pledge. GIP hereby agrees and acknowledges that any failure to duly comply with the obligations of this Section 2.2 shall (i) allow the Lender or any Person who the Lender may appoint pursuant to the Power of Attorney, to directly execute and deliver such notifications on behalf of GIP, and (ii) constitute an Event of Default under the GIP Loan Agreement.

(b)       GIP shall deliver to the Lender, promptly upon the settlement of the Tender Offer (and in any case before the end of such Business Day), (i) a certified copy of the Pledge Notice to the Depositary Agent, (ii) a certified copy of the Pledge Notice to TGS, and (iii) a certified copy of the form delivered by the Depositary Agent to Caja de Valores requesting the annotation of the Pledge on TGS’ registry of shareholders kept by Caja de Valores’ registry.

(c)       Promptly upon the conversion of any Subsequent Shares (and in any case before the end of such Business Day), GIP shall, (i) deposit the Subsequent Shares into the account of the Depositary Agent with Caja de Valores, and (ii) deliver a Pledge Notice to the Depositary Agent and a Pledge Notice to TGS. Failure to duly comply with this obligation shall (i) allow the Lender or any Person who the Lender may appoint pursuant to the Power of Attorney, to directly execute and deliver such notifications on behalf of GIP, and (ii) constitute an Event of Default under the GIP Loan Agreement.

SECTION 2.3.   Absence of Novation. The creation of the Pledge shall not imply any payment in kind, novation, repeal, limitation or amendment of any of the Secured Obligations, nor does it imply payment in kind, novation, repeal, limitation or amendment of any security interests constituted or formed by GIP or its Subsidiaries in order to fully secure the compliance or payment of the Secured Obligations, nor shall it limit GIP’s liability to the Lender in any way. In case of coincidence of the Pledge hereby granted with other security interests, liens or encumbrances constituted or formed to fully secure the Secured Obligations, the Lender may enforce its rights with respect to all of them together or with respect to any of them, in the order and manner in which it deems appropriate in its sole discretion. Loss by the Lender of any of such security interests or liens or encumbrances, even if such loss is attributable to the Lender, will not be invoked by GIP to reduce its liability to the Lender under this Agreement or the Pledge.

SECTION 2.4.   Maximum Amount Pledged. In order to comply with the provisions of Article 2189 and 2222 of the Civil and Commercial Code, the maximum principal amount owing to the Lender pursuant to the GIP Loan Agreement is one hundred and thirty two million Dollars (US$132,000,000) plus interest and any default interest, commissions, fees, expenses and all other amounts payable pursuant to the GIP Loan Agreement and any other Credit Documents, as well as each and all obligations of an undetermined and/or contingent amount accrued under the GIP Loan Agreement and any other Credit Documents.

ARTICLE III

EXERCISE OF RIGHTS

SECTION 3.1.   Exercise of Rights. So long as no Event of Default has occurred, GIP shall be entitled to exercise or refrain from exercising any and all economic, voting and other political rights pertaining to the Pledged Shares or any part thereof for any purpose not inconsistent with the terms of this Agreement and the Credit Documents. GIP shall not exercise or refrain from exercising any of such rights if such action or omission could result in a Material Adverse Effect on the value of the Pledged Shares.

SECTION 3.2.   Enforcement Notice. Upon the occurrence and during the continuance of any Event of Default and after delivery of an Enforcement Notice by the Lender to GIP and the Depositary Agent, all rights of GIP to exercise or refrain from exercising the economic rights and political rights corresponding to the Pledged Shares which GIP would otherwise be entitled to exercise pursuant to Section 3.1 hereto shall cease and the Lender shall thereafter have the exclusive right to exercise or refrain from exercising any such economic or voting rights, and GIP shall take any reasonable action that the Lender may request in order to effect such right. It is expressly understood that, after delivery of an Enforcement Notice, any cash dividends and other distributions of any kind with respect to the Pledged Shares shall be delivered and distributed directly by TGS to the Lender for its exclusive benefit or, in case such cash dividends and/or other distributions are received by GIP, they shall be delivered immediately by GIP to the Lender for its exclusive benefit.

ARTICLE IV

ENFORCEMENT OF THE PLEDGE

SECTION 4.1.   Enforcement of the Pledge. Upon the occurrence and during the continuance of an Event of Default, the Lender may enforce the Pledge with no prior “excusión,” warning or any further demand or judicial or extrajudicial notice, disposition of other assets owned by GIP, nor foreclosure of any other security interests created under the Credit Documents. The Pledge shall be executed by auctioning the Pledged Shares, as set forth in Section 4.2 below, and all proceeds of such auction shall be allocated to the payment of each and all of the Secured Obligations.

SECTION 4.2.   Auction of the Pledged Shares. Upon the occurrence and during the continuance of an Event of Default, the Lender may auction the Pledged Shares in whole or in fractions, to which end the Lender may form lots of the same or different series and number of Pledged Shares. Furthermore, the Lender may, at its sole option, carry out the foreclosure of the Pledge separately from or jointly with other security interests created under the Credit Documents. Pursuant to Article 2229(b) of the Civil and Commercial Code, the auction will be conducted in accordance with the procedure described below:

(a)       the Pledged Shares will be auctioned by the Lender through a brokerage firm pursuant to the auction procedure set forth in Title VI, Chapter V, Section XVIII (Remates de Valores Negociables) of the CNV Regulations and MERVAL Regulations;

(b)       the Pledged Shares will be auctioned at a base value at least equal to the outstanding amount owed under the Secured Obligations (the “Base Value”) and to the highest bidder. The purchaser shall have to pay ten percent (10%) of the price as down payment upon award, and the ninety percent (90%) balance within two (2) Business Days from the auction. Should there be no bidders, or if none of the bids is in full compliance with the auction procedure or satisfactory to the Lender, a new auction will be held, the next Business Day, at a base price equivalent to seventy percent (70%) of the Base Value or at such a base price as may be decided by the auctioneer and approved by the Lender. In the event that the second auction has no bidders or that no bid is in full compliance with the auction procedure or satisfactory to the Lender, then a third auction will be held, the next Business Day following the closing of the second auction (and as many number of successive auctions as the Lender may determine to be conducted), at which the Lender may, at its sole and undisputed discretion, fix any base price, or even decide to make the auction with no base price;

(c)       GIP shall bear the reasonable and documented expenses of the auction proceeding and shall be liable for the authenticity of the auctioned Shares;

(d)       the Lender shall be entitled to determine the currency of payment of the Pledged Shares in all auctions;

(e)       from the proceeds of the auction, the auctioneer will pay (i) all the reasonable and documented expenses, costs, fees or taxes payable related to the auction, and (ii) out of any balance, and directly to the Lender, all amounts due under the Secured Obligations pursuant to the GIP Loan Agreement and all other Credit Documents;

(f)       the Lender may purchase the Pledged Shares for its own benefit at any of the auctions, in which case the net price will be offset, after deducting any related taxes and reasonable and documented expenses, up to the sum equivalent to the aggregate outstanding Secured Obligations (including interest, expenses, fees, and other costs incidental thereto). If the auction price were due in Pesos, the offsetting will take into account the actual rate of exchange at which the Lender may effectively purchase “transfer” Dollars (cotización divisas) in the free exchange market as quoted by Banco de la Nación Argentina on its website at www.bna.com.ar (or such other web page of Banco de la Nación Argentina where the quotation is published if this web address changes) at the close of business of the second (2) Business Day prior to the auction, or if such rate shall not be available, the rate informed by the Argentine Central Bank in accordance with Argentine Central Bank Communiqué “A” 3500 (Comunicación “A” 3500) dated March 1st, 2002 pursuant to the survey mechanism established in such Communiqué, for remittance to the place of payment provided under the GIP Loan Agreement or any other Credit Document; provided that if the rate of exchange so published by Banco de la Nación Argentina or the Argentine Central Bank, as the case may be, is more than 10% lower than the implicit exchange rate obtained by purchasing with Pesos an Argentine public debt instrument denominated in Dollars and/or any other public or private bond or security issued in Argentina and denominated in Dollars which are tradable in authorized Argentine stock exchange markets (the “Dollar Securities”) and selling those Dollar Securities in a foreign stock exchange market for Dollars, as published for dólar contado con liquidación on the date of calculation by El Cronista Comercial newspaper on its website at www.cronista.com (or such other web page of El Cronista Commercial where the quotation is published if this web address changes), or if such rate shall not be available, the rate determined by the the average rates informed on the date of calculation by three first line brokers in the City of Buenos Aires (which determination shall be conclusive and binding, absent manifest error) (the “Blue Chip Swap Rate”), shall apply. To such end, each of Borrower and Lender shall appoint one broker, and the third broker shall be appointed by the brokers selected by each of the parties;

(g)       if after the offsetting referred to in (f) above, or the payment referred to in (e) above, any Secured Obligations remain outstanding, such application of funds will not constitute, and shall not be construed as, novation, amendment, substitution, alteration and/or termination whatsoever of any such Secured Obligations; consequently, GIP will continue to be fully liable to the Lender for the faithful and timely performance of the remaining Secured Obligations with all its assets; and,

(h)       if upon enforcement of the Pledge and discharge of the Secured Obligations there are any surplus amounts, such amounts shall, be promptly reimbursed to GIP through deposit to the account they shall indicate in writing to the Lender.

SECTION 4.3.   Judicial Foreclosure of the Pledge. (a) Notwithstanding any provision to the contrary in this Agreement and particularly in Section 4.2 above, the Lender is expressly authorized to request the judicial foreclosure of the Pledge and decide the execution of the Pledge, whether in court or otherwise, in the Republic of Argentina or abroad.

(b) In the event of judicial foreclosure, GIP irrevocably waives any and all rights it may have to file any defenses (including, without limitation, the right to challenge without cause the judge hearing the case) except for those relating to the full or partial payment evidenced through a document issued by the Lender or other evidence that full or partial payment was made, provided that such waiver will not constitute a waiver to any of GIP’s existing rights through ordinary proceedings at a later date. In addition, GIP expressly and irrevocably waives, to the extent permitted under applicable Law, to file the defense of cautio judicatum solvi pursuant to Article 348 of the Civil and Commercial Procedural Code, or any other similar defense or exception.

(c) GIP acknowledges that, in the event of judicial foreclosure of the Pledge, the value of the Pledged Shares might be deemed to be higher than the base price set forth for purposes of the judicial auction. In this respect, GIP expressly and irrevocably waives any rights to institute any legal action or claim against the Lender or any third party directly or indirectly based on grounds that the Pledged Shares were auctioned at a price lower than their actual value or at a price considered to be lower than the market price for such Pledged Shares by GIP or any other Person.

SECTION 4.4.   Waiver. GIP expressly and irrevocably waives to the fullest extent permitted under Argentine law to allege and exercise, in the case of judicial or extrajudicial enforcement of the Pledged Shares, any rights of first refusal or other rights that it may have pursuant to TGS’ bylaws or any shareholders agreement entered into by GIP.

SECTION 4.5.   Acquisition of Pledged Shares by the Lender. The Lender may exercise its option pursuant to the terms of Article 2229 of the Civil and Commercial Code, to become the owner of the Pledged Shares for the total amount due under the Secured Obligations. In this case, the Pledged Shares will be appraised on the date that the outstanding Secured Obligations become due and payable, at the value reasonably determined by the expert appointed for that purpose by the Lender from any of the following firms: KPMG, Deloitte & Touche, Ernst & Young or Price Waterhouse Coopers, or their successor entities. All reasonable and documented costs and expenses incurred for purposes of such appraisal shall be for the account of GIP.

SECTION 4.6.   Payments in Pesos. Conversion to Dollars. (a) If any payment received by the Lender pursuant to Section 4.2 above were in Pesos or, if made in Dollars, were made in Dollars “bills” (dólar billete) that needed to be converted into “transfer” Dollars (dólar transferncia) through the foreign exchange market, the Lender will convert such amounts into “transfer” Dollars at the rate of exchange offered by a bank of its choice in the City of Buenos Aires in order to transfer abroad such proceeds at its discretion.

(b)       If the Lender shall not be able to remit outside Argentina, via wire transfer, any funds collected by it pursuant to Section 4.2, whether collected in Pesos or in Dollar bills, by virtue of any law or any Argentine foreign exchange regulation in force as of such date, or the taking of any action by a governmental authority, which in any such case prohibits, prevents or limits the conversion of Pesos to Dollars or the transfer or funds outside of Argentina by the Lender, then the Lender shall be entitled, during the continuance of such prohibition or restriction, to remit the relevant funds through the purchase with Pesos or Dollars “bills” of Dollar Securities having an aggregate market price in Dollars at the time of purchase thereof at least equal to the aggregate outstanding Secured Obligations (including interest, expenses, fees, and other costs incidental thereto) and their sale by the Lender in a foreign market for Dollars.

(c)       The parties agree that any acquisition and sale of Dollar Securities by the Lender under this Section shall not be construed as a payment of any outstanding obligations hereunder until the Lender can sell such Dollar Securities for Dollars and apply the proceeds of such sale to the full payment of the aggregate outstanding Secured Obligations (including interest, expenses, fees, and other costs incidental thereto). If the proceeds of the sale of any such Dollar Securities amounts to less than the amount of the aggregate outstanding Secured Obligations (including interest, expenses, fees, and other costs incidental thereto), then the Borrower shall be liable for any such remaining balance. No payments under this Section shall be deemed to constitute full payment of the applicable obligation, and GIP’s Secured Obligations will not be discharged, until the Lender has received payments in a Dollar amount equal to the full aggregate outstanding amount of all Secured Obligations (including interest, expenses, fees, and other costs incidental thereto). All reasonable costs, expenses and taxes payable in connection with compliance with this Section shall be exclusively borne by the Borrower.

ARTICLE V

SPECIAL IRREVOCABLE POWER OF ATTORNEY

SECTION 5.1.   Granting of Power of Attorney. In order to ensure the payment in full of the obligations set forth in the GIP Loan Agreement, GIP hereby grants a special, irrevocable power of attorney substantially in the form of Exhibit D (the “Power of Attorney”), with full powers of substitution in favor of the Lender or any other Person who the Lender may appoint, for a period beginning on the date hereof and ending on the date of satisfaction in full of all the Secured Obligations, so that the Lender, on behalf of GIP, may do the following:

(a)       notify TGS and the Depositary Agent of the creation of the Pledge on the Pledged Shares and require the Depositary Agent request Caja de Valores to annotate the Pledge in TGS’ registry of shareholders kept by Caja de Valores;

(b)       notify TGS and the Depositary Agent of the assignment or transfer, in full or in part, of the rights arising from the Pledge hereby created pursuant to Article 215 of the Argentine Companies’ Law and Article 129 of the Argentine Securities Law and require the Depositary Agent to request that such assignments or transfers be annotated in TGS’ registry of shareholders kept by Caja de Valores’;

(c)       upon the occurrence and during the continuance of any Event of Default, and after the delivery of an enforcement notice to GIP and TGS, collect or cause to be collected from TGS any stock dividends or distributions of any kind made by TGS relating to the Pledged Shares, to make them subject to the Pledge;

(d)       upon the occurrence and during the occurrence of any Event of Default and after delivery of an Enforcement Notice to GIP and the Depositary Agent, exercise the voting rights corresponding to the Pledged Shares and the economic rights (derechos económicos) pertaining to the Pledged Shares, to the fullest extent permitted by the applicable laws;

(e)       receive, for its exclusive benefit, by way of subrogation, in the event of redemption of shares, consolidation, spin-off, merger, capital reduction or winding up, reorganization, transformation and liquidation of TGS, the shares to which GIP may be entitled in exchange for the Pledged Shares or, if applicable, the proceeds from the redemption, reduction or winding up as well as any monies or property to be received in the future as a result of the winding up and/or transfer of all or part of the Pledged Shares or for any other reason or on any other account having a similar effect (all of which shall be subject to the Pledge);

(f)       upon the occurrence and during the continuance of any Event of Default, attend and vote the Pledged Shares in all of TGS’ shareholders’ meetings;

(g)       in case of enforcement of the Pledge and the auction of the Pledged Shares in accordance with Section 4.2 hereof, execute, on behalf of GIP, each and all the required documentation in order to, transfer the Pledged Shares in favor of their purchasers; and

(h)       take all such reasonable actions and enter into and execute all public and private instruments as may be necessary or advisable for the best performance of this Power of Attorney.

SECTION 5.2.   Validity; Term. In accordance with Article 1330 of the Civil and Commercial Code, it is hereby expressly agreed that the Power of Attorney hereby granted is validly granted to the Lender for the period beginning on the date hereof and ending on the Termination Date.

SECTION 5.3.   Notarization. GIP hereby agrees, irrevocably and unconditionally, to cause the Power of Attorney to be notarized and entered into as public deed at its sole expense within five (5) Business Days as of the date hereof.

ARTICLE VI

COMMON TERMS

SECTION 6.1.   Representations and Warranties. The representations and warranties made by GIP pursuant to Section 6 (Representations, Warranties and Agreements) of the GIP Loan Agreement shall apply herein, mutatis mutandis, for the benefit of the Lender, as if set out in full in this Agreement. GIP acknowledges that the Lender enters into this Agreement on the basis of, and in full reliance on, each and all of the representations and warranties made by GIP pursuant to Section 6 (Representations, Warranties and Agreements) of the GIP Loan Agreement.

ARTICLE VII

ADDITIONAL REPRESENTATIONS AND WARRANTIES

SECTION 7.1.   Additional Representations and Warranties. In addition to the representations and warranties set forth in Section 6 (Representations, Warranties and Agreements) of the GIP Loan Agreement, GIP represents and warrants to the Lender that:

(a)       GIP shall be, following the settlement of the Tender Offer, the legal and beneficial owner of the Pledged Shares and shall have full right, power and authority to pledge, assign and grant the Pledge in favor of the Lender;

(b)      the Pledged Shares are not subject to any prior right, title, claim or interest (by way of lien, pledge, charge, security interest or other encumbrance, or otherwise) in favor of any third parties, provided that the lender recognizes and acknowledges the existence of the Shareholders Agreement;

(c)      except as could not reasonably be expected to result in a Material Adverse Effect, and as of the date hereof, there are no pending actions, suits or other proceedings which might affect the Pledged Shares or the Lender’s security interest in the Pledged Shares and, to the best of its knowledge, none is threatened;

(d)      no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body, or other is required for (i) the due execution, delivery and performance by GIP of this Agreement, (ii) the granting by GIP of the Pledge granted by this Agreement, (iii) the perfection of such Pledge, or (iv) the exercise by the Lender of its rights and remedies under this Agreement;

(e)      the Pledge hereby creates a first priority security interest on the Pledged Shares in the name, for the benefit and in favor of the Lender and grants the Lender a first priority and special lien on the Pledged Shares for payment of the Secured Obligations;

(f)       the Shares which have been issued have been duly authorized, validly issued and are fully paid-in, and any additional shares that might be issued by TGS will be duly authorized, validly issued and fully paid-in upon their issuance;

(g)       GIP is not entitled to any securities of TGS that are or may be convertible into shares, nor any outstanding options, warrants, or other agreements with respect to any of the Pledged Shares.

ARTICLE VIII

COVENANTS

SECTION 8.1.   Affirmative Covenants. So long as this Agreement is in effect, GIP hereby covenants that:

(a)       upon the occurrence and during the occurrence of any Event of Default and after delivery of an enforcement notice to GIP and TGS it shall deliver or cause TGS to deliver immediately to the Lender any cash dividends or other distributions related to the Pledged Shares; and

(b)       it shall defend the Pledged Shares against each and all claims and demands of any and all other parties.

SECTION 8.2.   Negative Covenants. GIP hereby covenants that, unless otherwise permitted by the GIP Loan Agreement, it shall not:

(a)       take or fail to take any action in such a manner that, immediately after such action or failure to take action, or as a possible result thereof, might result in an impairment of any of the rights created hereby in favor of the Lender;

(b)      create other rights in rem, pledges and/or any lien on the Pledged Shares, even if ranking lower than the Pledge created hereby, nor submit them to restrictions or charge them in any manner without prior written consent of the Lender;

(c)      Upon the occurrence and during the occurrence of any Event of Default approve or vote any issuance of any class or type of shares by TGS without prior written consent of the Lender, which consent shall not be unreasonably withheld;

(d)      request that a shareholders’ meeting be convened or vote on stockholders’ meeting resolutions which purpose is the merger, spin-off, winding up or liquidation of TGS;

(e)      enter into any shareholders’ agreements or stock agreements (“pactos de sindicación de acciones”) other than those existing as of the date hereof;

(f)       approve, propose or vote any amendment to the by-laws of TGS without prior written consent of the Lender, which consent shall not be unreasonably withheld; and

(g)      upon the occurrence and during the occurrence of any event of default demand or receive any income from or interest on the Pledged Shares, and if GIP receives any such income or interest without any demand by it, same shall be held by GIP in trust for Lender and then delivered to the Lender in the form received, properly endorsed to permit collection, not later than the next Business Day following the day of such receipt.

ARTICLE IX

INDEMNITY

SECTION 9.1.   Indemnification by GIP. GIP (the “Indemnifying Party”) shall indemnify and hold the Lender and each of its affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”), harmless from and against any and all losses, claims, reasonable expenses and fees (including expenses and fees of legal counsel, tax advisors or other consultants), damages, injuries, penalties and any other reasonable costs and liabilities, on or in respect of (i) the execution, delivery or performance of this Agreement or of any rights and obligations hereunder, (ii) the exercise by the Lender of any rights and/or obligations hereunder, and (iii) the administration, control and application (if applicable) of the Pledged Shares, to the extent that such loss is attributable to GIP´s failure to comply with any covenant, undertaking and otherwise any other obligation contemplated hereunder. The Indemnifying Party agrees that, without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (provided that the Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an explicit and unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

SECTION 9.2.     Reimbursement of Expenses. Promptly upon request of an Indemnified Party, the Indemnifying Party shall reimburse the Indemnified Party all and any cost, tax and expense incurred in connection with the provisions of Sections 9.1 and 10.5 hereof.

SECTION 9.3.     Other Remedies. Without prejudice to the generality of the foregoing, the Lender is authorized (but not required) to use any proceeds under its control or administration pursuant to this Agreement, to substitute, replace or discharge (i) any attachment, Lien or encumbrance established upon any of the Pledged Shares, and (ii) any adverse administrative, judicial or arbitral judgment imposed on the Lender that is indemnifiable hereunder, the enforcement of which or compliance therewith cannot be stayed or suspended through an appeal. Any such use or application of funds or assets shall be at the exclusive cost of GIP.

ARTICLE X

ADDITIONAL PROVISIONS

SECTION 10.1.   Partial Discharge. In accordance with Section 7.12 (c) of the GIP Loan Agreement, GIP may request, partial discharges of the Pledged Shares. In such event the Lender shall deliver to GIP any and all documents required for the partial cancellation and discharge of the Pledge and perform any such acts as may be necessary for that purpose.

SECTION 10.2.   Validity Term. Cancellation and Discharge. Except as provided otherwise in this Terms and Conditions or in the GIP Loan Agreement, the Pledge hereby created will remain in full force and effect until the Termination Date. Upon payment in full and compliance with the Secured Obligations in their entirety to the full satisfaction of the Lender, then, the Lender shall deliver to GIP any and all documents required for the cancellation and discharge of the Pledge and perform any such acts as may be necessary for that purpose.

SECTION 10.3.   Assignment. The rights from the Pledge hereby created (a) may be assigned, by the Lender under the same terms and conditions as set forth in Section 11.3 of the GIP Loan Agreement. Any and, all Taxes, costs and expenses associated with the assignment shall be exclusively borne by the assignor or the assignee, and shall not be claimed to GIP. Any increased costs and Taxes arising from any assignment shall be exclusively borne by the assignor or the assignee, and shall not be claimed to GIP, and (b) may not be shared, transferred or assigned, in whole or in part, by GIP, whether individually or jointly, without the prior written consent of the Lender.

SECTION 10.4.   Subrogation. In the event of redemption of the Pledged Shares, a consolidation, spin-off, merger, capital reduction or dissolution, reorganization, transformation or liquidation of TGS, the Pledge hereby created shall attach by way of subrogation to the shares to be received in exchange for the Pledged Shares, or, if applicable, to the proceeds of the redemption, reduction or liquidation. Additionally, the Pledge shall remain in full force and effect and extend by way of subrogation to any sum of money or assets that GIP may receive hereafter as a result of the liquidation and/or transfer in whole or in part of the Pledged Shares and/or for any other cause or reason having a similar effect.

SECTION 10.5.   Expenses and Taxes. All present and future reasonable and documented Taxes (including any withholdings or deductions, but excluding Excluded Taxes) and expenses arising from or relating to this Agreement, including any counsel and notary fees and costs arising from or relating to the implementation, execution, or discharge of the Pledge created hereby, shall be at GIP’s full and sole expense.

ARTICLE XI

MISCELLANEOUS. GOVERNING LAW AND JURISDICTION. DOMICILES.

SECTION 11.1.   Miscellaneous. The provisions of Sections 10.1 (Notices), 10.2 (Confidentiality), 10.3 (Treatment of Information), 11.4 (No Waiver; Remedies Cumulative), 11.7 (English Language), 11.8 (Counterparts), 11.9 (Amendment or Waiver), 11.10 (Survival), 11.12 (Entire Agreement), 11.13 (Severability), 11.4 (No Fiduciary Relationship) and 11.19 (Translation) of the GIP Loan Agreement shall be applicable herein, mutatis mutandis, for the benefit of the Lender, as if set out in full in this Agreement. GIP acknowledges that the Lender enters into this Agreement on the basis of, and in full reliance on, each and all of the above mentioned provisions referred to in of the GIP Loan Agreement.

SECTION 11.2.   Performance of Required Duties. Upon failure by any of the parties hereto to perform any of its duties hereunder, the other party may, but shall not be obliged to, perform any or all such duties, and the non-complying party shall pay an amount equal to the cost thereof to the complying party upon demand. Payment of all monies hereunder shall be secured by the Pledged Shares.

SECTION 11.3.   Governing Law. This Agreement is governed by, and shall be construed in accordance with the laws of the Republic of Argentina, without regard to its international private law provisions.

SECTION 11.4.   Jurisdiction. (a) Any suit, action or proceedings arising out of or relating to this Agreement shall be definitely settled by the General Arbitration Tribunal of the Buenos Aires Stock Exchange (Tribunal Arbitral de la Bolsa de Comercio de Buenos Aires) according to the rules of said tribunal for the law based proceeding that the parties acknowledge and accept;

(b)       each of the parties hereto agrees that a judgement or arbitral award in any such action or proceeding shall be conclusive and may be enforced in any jurisdictions by suit on such judgement or arbitral award or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against GIP or its properties in the courts of any jurisdiction nor the right of the Lender to promptly foreclose the Pledge in accordance with the provisions set forth in this Agreement.

(c)       each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in (a) and (b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. To the extent that any of the parties may be entitled to the benefit of any provision of law requiring the Lender in any suit, action or proceeding brought in a court of the Republic of Argentina or other jurisdiction arising out of or in connection with any Credit Document or the transactions contemplated hereby, to post security for litigation costs or otherwise post a performance bond or guaranty (“cautio judicatum solvi” or “excepción de arraigo”), or to take any similar action, each of the parties hereby waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Argentina or, as the case may be, such other jurisdiction.”

Schedule I

Copy of GIP Loan Agreement

Exhibit A

Form of Enforcement Notice

[LENDER’S LETTERHEAD]

[insert date]

[insert name]

[insert address]

[insert attention]

cc: [insert name and address]

Ref.: Share Pledge Agreement – Enforcement

Notice

Dear Sirs:

Reference is hereby made to that certain share pledge agreement entered into by and between Grupo Inversor Petroquímica S.L., as pledgor (“GIP”), and Itaú Unibanco S.A., Nassau Branch, as pledgee (the “Lender”), dated [·] (the “Share Pledge Agreement”). Capitalized terms not otherwise defined shall have the meaning ascribed in the Share Pledge Agreement.

Pursuant to Section 3.2 of the Share Pledge Agreement, you are hereby notified that an Event of Default has occurred and is outstanding under the GIP Loan Agreement and you are hereby instructed to refrain from exercising any and all voting rights and all other political rights corresponding to the Pledged Shares.

Sincerely yours,

____________

[MEMBRETE DEL PRESTAMISTA]

[fecha]

[nombre]

[domicilio]

[atención]

c.c.: [nombre y domicilio]

Ref.: Contrato de Prenda de Acciones –
Notificación de Incumplimiento

De mi mayor consideración:

Por la presente hacemos referencia al contrato de prenda de acciones celebrado entre Grupo Inversor Petroquímica S.L., como deudor prendario (“GIP”), y Itaú Unibanco S.A., Nassau Branch, como acreedor prendario (el “Prestamista”), en fecha [·] (el “Contrato de Prenda de Acciones”). Los términos en mayúsculas que no estén definidos de otra manera tendrán los significados otorgados a éstos en el Contrato de Prenda de Acciones.

Conforme lo establecido por la Sección 3.2 del Contrato de Prenda de Acciones, por la presente se lo notifica a Ud. que ha habido un incumplimiento bajo el Contrato de Préstamo GIP y por la presente se ordena a Ud. a cesar en el ejercicio de los derechos de voto y todos los demás derechos políticos correspondientes a las Acciones Prendadas.

Cordialmente.

____________

Exhibit B

Form of Pledge Notice to the Depositary Agent

Messrs.

Banco Itaú Argentina S.A.
[·]
Republic of Argentina

Dear Sirs,

Ref.: Constitution of Pledge of Shares

Pursuant to the provisions of Section 215 of the General Companies Law No. 19,550 and of Section 129 of the Securities Law No. 26,831 of the Republic of Argentina and in relation with the loan agreement entered into by and between Grupo Inversor Petroquímica S.L. (“GIP”) and Itaú Unibanco S.A., Nassau Branch (the “Lender”), dated [·] (the “GIP Loan Agreement”), we hereby notify you that we have created a first priority security interest in the form of pledge under Article 2219 et seq. of the Civil and Commercial National Code of the Republic of Argentina, in the name of, for the benefit and in favor of the Lender, a company duly incorporated under the law of [·], with domicile at [·], on: (a) [·] [ordinary], class B, book-entry shares (acciones escriturales), shares of Transportadora Gas del Sur S.A. (“TGS”) owned by GIP (the “Shares”), (b) all sums of money to be received by GIP resulting from any reduction and/or reimbursement of capital stock and from any redemption, amortization and/or reimbursement in full or in part of the Pledged Shares), and (c) in case an “Event of Default” under the GIP Loan Agreement shall have occurred and is continuing: (i) all the shares to be issued by TGS in the future in favor of GIP relating to the Shares for any reason whatsoever (jointly with the Shares, the “Pledged Shares”), and (ii) all dividends and distributions (in cash or in kind) (other than stock dividends, which shall in any case be deemed to be included in the pledge as from their declaration and/or distribution) to be received by GIP as of the date thereof, whether interim or final, in cash or kind, and any other kind of distribution of profits related to the Pledged Shares (the “Pledge”).

Pursuant to the Pledge, upon delivery of an Enforcement Notice substantially in the form attached as Exhibit I, all voting rights and all other political rights corresponding to the Pledged Shares shall be irrevocably vested upon the Lender and shall be exercisable and enforceable exclusively by the Lender.

We kindly request that you immediately require Caja de Valores the annotation of such Pledge in TGS´s shareholders registry kept by Caja de Valores.

Sincerely,

[signature]

[name]

Al

Banco Itaú Argentina S.A.
[·]

República Argentina

Estimados:

Ref.: Constitución de Prenda de Acciones

De conformidad con lo establecido en el artículo 215 de la Ley General de Sociedades Nº 19.550 y del Articulo 129 de la Ley de Mercado de Capitales de la República Argentina y en virtud del contrato de préstamo celebrado entre Grupo Inversor Petroquímica S.L. (“GIP”) y Itaú Unibanco S.A., Nassau Branch (el “Prestamista”) en fecha [·] (el “Contrato de Préstamo GIP ”), por la presente notificamos que hemos constituido un derecho de prenda de primer grado, de conformidad con lo establecido por el artículo 2219 y siguientes del Código Civil y Comercial de la República Argentina, en nombre, a favor y en beneficio del Prestamista, sociedad debidamente constituida según las leyes de [·], con domicilio en [·], sobre: (a) [·] acciones [ordinarias], escriturales, clase B de Transportadora Gas del Sur S.A. (“TGS”) de propiedad de GIP (las “Acciones”), (b) todas las sumas de dinero que reciba GIP que resulten de cualquier reducción y/o reembolso de capital social y de cualquier rescate, amortización y/o reembolso total o parcial de las Acciones Prendadas, y (c) en caso que un “Evento de Incumplimiento” bajo el Contrato de Préstamo GIP hubiere ocurrido y continuare: (i) todas las acciones que emita TGS en el futuro a favor de GIP en relación con las Acciones por cualquier razón (conjuntamente con las Acciones, las “Acciones Prendadas”), y (ii) todos los dividendos y distribuciones (en efectivo o en especie) (con excepción de dividendos en acciones, los que se considerarán en todos los casos incluidos en la prenda a partir de su declaración y/o distribución) que reciba GIP desde dicha fecha, sean provisorios o definitivos, en efectivo o en especie, y todo otro tipo de distribución de ganancias relacionado con las Acciones Prendadas (la “Prenda”).

Conforme lo dispuesto en la Prenda, en caso de recibir una Notificación de Ejecución sustancialmente bajo la forma adjunta como Anexo I, todos y cada uno de los derechos de voto y todos los restantes derechos políticos correspondientes a las Acciones Prendadas serán conferidos irrevocablemente al Prestamista y sólo el Prestamista podrá ejercerlos y ejecutarlos.

Solicitamos por el presente que solicite a Caja de Valores el registro de inmediato de dicha Prenda en el libro de registro de accionistas de TGS, depositado en Caja de Valores.

Atentamente.

[firma]

[nombre]

Exhibit I

Enforcement Notice

[LENDER’S LETTERHEAD]

[insert date]

[insert name]
[insert address]
[insert attention]

Ref.: Share Pledge Agreement – Enforcement

Notice

Dear Sirs:

Reference is hereby made to that certain share pledge agreement entered into by and between Grupo Inversor Petroquímica S.L., as pledgor (“GIP”), and Itaú Unibanco S.A., Nassau Branch, as pledgee (the “Lender”), dated [·] (the “Share Pledge Agreement”). Capitalized terms not otherwise defined shall have the meaning ascribed in the Share Pledge Agreement.

Pursuant to Section 3.2 of the Share Pledge Agreement, you are hereby notified that an Event of Default has occurred and is outstanding under the GIP Loan Agreement and you are hereby informed that GIP shall from hereon refrain from exercising any and all voting rights and all other political rights corresponding to the Pledged Shares, which will be exercised by the Lender.

Sincerely yours,

____________

[MEMBRETE DEL PRESTAMISTA]

[fecha]

[nombre]
[domicilio]
[atención]

Ref.: Contrato de Prenda de Acciones –

Notificación de Incumplimiento

De mi mayor consideración:

Por la presente hacemos referencia al contrato de prenda de acciones celebrado entre Grupo Inversor Petroquímica S.L., como deudor prendario (“GIP”), y Itaú Unibanco S.A., Nassau Branch, como acreedor prendario (el “Prestamista”), en fecha [·] (el “Contrato de Prenda de Acciones”). Los términos en mayúsculas que no estén definidos de otra manera tendrán los significados otorgados a éstos en el Contrato de Prenda de Acciones.

Conforme lo establecido por la Sección 3.2 del Contrato de Prenda de Acciones, por la presente se lo notifica a Ud. que ha habido un incumplimiento bajo el Contrato de Préstamo GIP y por la presente se le informa a Ud. que GIP cesará en adelante de ejercer los derechos de voto y todos los demás derechos políticos correspondientes a las Acciones Prendadas, siendo estos ejercidos por el Prestamista.

Cordialmente.

____________

Exhibit B - Form of Pledge Notice to Depositary Agent

Exhibit C

Form of Pledge Notice to TGS

Messrs.

Transportadora Gas del Sur S.A.
[·]

Republic of Argentina

Dear Sirs,

Ref.: Constitution of Pledge of Shares

Pursuant to the provisions of Section 215 of the General Companies Law No. 19,550 and of Section 129 of the Securities Law No. 26.831 of the Republic of Argentina and in relation with the loan agreement entered into by and between Grupo Inversor Petroquímica S.L. (“GIP”) and Itaú Unibanco S.A., Nassau Branch (the “Lender”), dated [·] (the “GIP Loan Agreement”), we hereby notify you that we have created a first priority security interest in the form of pledge under Article 2219 et seq. of the Civil and Commercial National Code of the Republic of Argentina, in the name of, for the benefit and in favor of the Lender, a company duly incorporated under the law of [·], with domicile at [·], on: (a) [·] [ordinary], class B, book-entry shares (acciones escriturales), shares of Transportadora Gas del Sur S.A. (“TGS”) owned by GIP (the “Shares”), (b) all sums of money to be received by GIP resulting from any reduction and/or reimbursement of capital stock and from any redemption, amortization and/or reimbursement in full or in part of the Pledged Shares), and (c) in case an “Event of Default” under the GIP Loan Agreement shall have occurred and is continuing: (i) all the shares to be issued by TGS in the future in favor of GIP relating to the Shares for any reason whatsoever (jointly with the Shares, the “Pledged Shares”), and (ii) all dividends and distributions (in cash or in kind) (other than stock dividends, which shall in any case be deemed to be included in the pledge as from their declaration and/or distribution) to be received by GIP as of the date thereof, whether interim or final, in cash or kind, and any other kind of distribution of profits related to the Pledged Shares (the “Pledge”).

Pursuant to the Pledge, upon delivery of an Enforcement Notice substantially in the form attached as Exhibit I, all voting rights and all other political rights corresponding to the Pledged Shares shall be irrevocably vested upon the Lender and shall be exercisable and enforceable exclusively by the Lender.

Sincerely,

[signature]

[name]

Al

Transportadora Gas del Sur S.A.

[·]

República Argentina

Estimados:

Ref.: Constitución de Prenda de Acciones

De conformidad con lo establecido en el artículo 215 de la Ley General de Sociedades Nº 19.550 de la República Argentina y del Articulo 129 de la Ley de Mercado de Capitales de la República Argentina y en virtud del contrato de préstamo celebrado entre Grupo Inversor Petroquímica S.L. (“GIP”) y Itaú Unibanco S.A., Nassau Branch (el “Prestamista”) en fecha [·] (el “Contrato de Préstamo GIP”), por la presente notificamos que hemos constituido un derecho de prenda de primer grado, de conformidad lo establecido por el artículo 2219 y siguientes del Código Civil y Comercial de la República Argentina, en nombre, a favor y en beneficio del Prestamista, sociedad debidamente constituida según las leyes de [·], con domicilio en [·], sobre: (a) [·] acciones [ordinarias], escriturales, clase B de Transportadora Gas del Sur S.A. (“TGS”) de propiedad de GIP (las “Acciones”), (b) todas las sumas de dinero que reciba GIP que resulten de cualquier reducción y/o reembolso de capital social y de cualquier rescate, amortización y/o reembolso total o parcial de las Acciones Prendadas, y (c) en caso que un “Evento de Incumplimiento” bajo el Contrato de Préstamo GIP hubiere ocurrido y continuare: (i) todas las acciones que emita TGS en el futuro a favor de GIP en relación con las Acciones por cualquier razón (conjuntamente con las Acciones, las “Acciones Prendadas”), y (ii) todos los dividendos y distribuciones (en efectivo o en especie) (con excepción de dividendos en acciones, los que en cualquier caso se considerarán incluidos en la prenda a partir de su declaración y/o distribución) que reciba GIP desde dicha fecha, sean provisorios o definitivos, en efectivo o en especie, y todo otro tipo de distribución de ganancias relacionado con las Acciones Prendadas (la “Prenda”).

Conforme lo dispuesto en la Prenda, en caso de recibir una Notificación de Ejecución sustancialmente bajo la forma adjunta como Anexo I, todos y cada uno de los derechos de voto y todos los restantes derechos políticos correspondientes a las Acciones Prendadas serán conferidos irrevocablemente al Prestamista y sólo el Prestamista podrá ejercerlos y ejecutarlos.

Atentamente.

[firma]

[nombre]

Exhibit I

Enforcement Notice

Enforcement Notice

[LENDER’S LETTERHEAD]

[insert date]

[insert name]

[insert address]

[insert attention]

cc: [insert name and address]

Ref.: Share Pledge Agreement – Enforcement

 Notice

 Dear Sirs:

Reference is hereby made to that certain share pledge agreement entered into by and between Grupo Inversor Petroquímica S.L., as pledgor (“GIP”), and Itaú Unibanco S.A., Nassau Branch, as pledgee (the “Lender”), dated [·] (the “Share Pledge Agreement”). Capitalized terms not otherwise defined shall have the meaning ascribed in the Share Pledge Agreement.

Pursuant to Section 3.2 of the Share Pledge Agreement, you are hereby notified that an Event of Default has occurred and is outstanding under the GIP Loan Agreement and you are hereby informed that GIP shall from hereon refrain from exercising any and all voting rights and all other political rights corresponding to the Pledged Shares, which will be exercised by the Lender.

Sincerely yours,

____________

Notificación de Incumplimiento

[MEMBRETE DEL PRESTAMISTA]

[fecha]

[nombre]

[domicilio]

[atención]

c.c.: [nombre y domicilio]

Ref.: Contrato de Prenda de Acciones –

Notificación de Incumplimiento

De mi mayor consideración:

Por la presente hacemos referencia al contrato de prenda de acciones celebrado entre Grupo Inversor Petroquímica S.L., como deudor prendario (“GIP”), y Itaú Unibanco S.A., Nassau Branch, como acreedor prendario (el “Prestamista”), en fecha [·] (el “Contrato de Prenda de Acciones”). Los términos en mayúsculas que no estén definidos de otra manera tendrán los significados otorgados a éstos en el Contrato de Prenda de Acciones.

Conforme lo establecido por la Sección 3.2 del Contrato de Prenda de Acciones, por la presente se lo notifica a Ud. que ha habido un incumplimiento bajo el Contrato de Préstamo GIP y por la presente se informa a Ud. que GIP cesará en delante de ejercer los derechos de voto y todos los demás derechos políticos correspondientes a las Acciones Prendadas, siendo estos ejercidos por el Prestamista.

Cordialmente.

____________

Exhibit C - Form of Pledge Notice to TGS

Exhibit D

Form of Power of Attorney

ESTE PODER ESPECIAL IRREVOCABLE es otorgado a través de la escritura de fecha [•] por Grupo Inversor Petroquímica S.L., una sociedad limitada constituida bajo las leyes del Reino de España, con su domicilio registrado en [•], (“GIP”), conforme lo resuelto en su reunión de directorio de fecha [•] (el “Poder”).

THIS SPECIAL IRREVOCABLE POWER OF ATTORNEY is made by way of deed on [•] by Grupo Inversor Petroquímica S.L., a limited liability company duly organized under the laws of the Kingdom of Spain, which has its registered address at [•] (“GIP”), as decided in its board of directors` meeting dated on [•] (the “Power of Attorney”).

1.          GIP apodera a [•] (cada uno, un “Apoderado”) (cuya expresión incluye cualquier apoderado sustituto designado por medio del presente), en forma indistinta, para ser los apoderados de GIP con todo el poder y autoridad necesarios, a fin de actuar por y en nombre de GIP con respecto a cierto contrato de prenda de acciones celebrado entre GIP e Itaú Unibanco S.A., Nassau Branch (el “Prestamista”) en fecha [•] (el “Contrato de Prenda de Acciones”) (los términos utilizados en el presente y no definidos tendrán el significado asignado en el Contrato de Prenda de Acciones), instrumentado con el propósito de garantizar el fiel cumplimiento de todas y cada una de las obligaciones asumidas por GIP bajo un cierto contrato de préstamo celebrado entre GIP, como prestatario, y el Prestamista, como prestamista, de fecha (el “Contrato de Préstamo GIP”). Cada apoderado queda autorizado para:

1.          GIP appoints [•] (each an “Attorney”) (which expression shall include any substitute attorney appointed hereunder) severally and indistinctly to be the GIP’s true and lawful attorney with the full power and authority on its behalf and in its name or otherwise in respect of a certain share pledge agreement entered into by and between GIP and Itaú Unibanco S.A., Nassau Branch (the “Lender”), dated [•] (the “Share Pledge Agreement”) (with terms used and not otherwise defined herein having the same meaning herein as therein), executed for the purpose of securing the timely fulfilment of each and all obligations assumed by GIP under a certain loan agreement entered into by and between GIP, as borrower, and the Lender, as lender, dated [•] (the “GIP Loan Agreement”) Each Attorney shall have the full power and authority to:

(a)          notificar a Transportadora Gas del Sur S.A (“TGS”) y al agente depositario (“Agente Depositario”) acerca de la constitución de la prenda bajo el Contrato de Prenda de Acciones (la “Prenda”) y solicitar al Agente Depositario la anotación de dicha Prenda en el libro de depósito de acciones de TGS administrado por Caja de Valores;

(a)          notify Transportadora Gas del Sur S.A. (“TGS”) and the depositary agent (“Depositary Agent”) of the creation of the Pledge under the Share Pledge Agreement (the “Pledge”) and require the Depositary Agent request Caja de Valores to annotate such Pledge in TGS’ registry of shareholders kept by Caja de Valores;

(b)          informar a TGS y al Agente Depositario sobre las cesiones, totales o parciales, de los derechos que surgen de la Prenda creada en el Contrato de Prenda de Acciones, según el Artículo 215 de la Ley General de Sociedades y el Articulo 129 de la ley Argentina de Mercado de Capitales y solicitar al Agente Depositario que dichas cesiones sean anotadas en el libro de depósito de acciones de TGS administrado por Caja de Valores;

(b)          notify TGS and the Depositary Agent of the assignment or transfer, in full or in part, of the rights arising from the Pledge created in the Share Pledge Agreement pursuant to Article 215 of the Argentine Companies’ Law and Article 129 of the Argentine Securities Law and require the Depositary Agent to request that such assignments or transfers be annotated in TGS’ registry of shareholders kept by Caja de Valores;

(c)          en caso en que ocurriere y perdurare un “Evento de Incumplimiento” según dicho termino se encuentra definido en el Contrato de Préstamo GIP, y luego de la entrega de una notificación de ejecución a GIP, cobrar o causar el cobro de TGS de todo dividendo o reparto de utilidades de cualquier tipo efectuado o distribuido por TGS en relación a las acciones prendadas bajo el Contrato de Prenda de Acciones, para que los mismos sean prendados bajo la Prenda

(c)          upon the occurrence and during the continuation of an “Event of Default” under the GIP Loan Agreement and after delivery of an enforcement notice to GIP collect or cause to be collected from TGS any stock dividends or distributions of any kind made by TGS relating to the shares pledged under the Share Pledge Agreement, to make them subject to the Pledge;

(d)          en caso en que ocurriere y perdurare un “Evento de Incumplimiento” según dicho termino se encuentra definido en el Contrato de Préstamo GIP y luego de la entrega de una Notificación de Ejecución a TGS y al Agente Depositario, ejercer el derecho a voto correspondiente a las acciones prendadas bajo el Contrato de Prenda de Acciones, y a los derechos económicos relacionados con las acciones prendadas, con el máximo alcance permitido por las leyes correspondientes;

(d)          upon the occurrence and during the continuation of an “Event of Default” under the GIP Loan Agreement and after delivery of an Enforcement Notice to TGS and the Depositary Agent, exercise the voting rights corresponding to the shares pledged under the Share Pledge Agreement and the economic rights (derechos económicos) pertaining to the pledged shares, to the fullest extent permitted by the applicable laws;

(e)          recibir para su propio beneficio y por medio de subrogación, en el evento de rescate de acciones, fusión, escisión, fusión por absorción, reducción de capital, reorganización, transformación y liquidación de TGS, las acciones a las que GIP tuviere derecho a cambio de las acciones prendadas bajo el Contrato de Prenda de Acciones o, de ser aplicable, los fondos provenientes del rescate, reducción o liquidación al igual que cualquier monto o bien que se pudiere recibir en el futuro como resultado de la liquidación y/o transferencia, total o parcial, de las acciones prendadas bajo el Contrato de Prenda de Acciones y/o por cualquier otro motivo o en cualquier otra cuenta que tuviere efecto similar (los cuales quedaran todos sujetos a la Prenda);

(e)          receive, for its exclusive benefit, by way of subrogation, in the event of redemption of shares, consolidation, spin-off, merger, capital reduction or winding up, reorganization, transformation and liquidation of TGS, the shares to which GIP may be entitled in exchange for the pledged shares under the Share Pledge Agreement or, if applicable, the proceeds from the redemption, reduction or winding up as well as any monies or property to be received in the future as a result of the winding up and/or transfer of all or part of the pledged shares under the Share Pledge Agreement or for any other reason or on any other account having a similar effect (all of which shall be subject to the Pledge);

(g)          ejecutar, a nombre de TGS, todos y cada uno de los documentos requeridos para, en caso de que ocurriere y perdurare un “Evento de Incumplimiento” según dicho termino se encuentra definido en el Contrato de Préstamo GIP, asistir a todas las asambleas de accionistas de TGS y votar las acciones prendadas bajo el Contrato de Prenda de Acciones

(g)          execute, on behalf of TGS, each and all the required documentation to, upon the occurrence and during the continuance of any “Event of Default” under the GIP Loan Agreement, attend and vote the pledged shares under the Share Pledge Agreement in all of TGS’ shareholders’ meetings;

Exhibit D - Form of Power of Attorney

(h)          en el caso de ejecución de la Prenda y de remate de las acciones prendadas bajo el Contrato de Prenda de Acciones, según lo establecido en la sección 4.2 del Contrato de Prenda de Acciones, celebrar y ejecutar en nombre de GIP, todos y cada uno de los documentos requeridos para transferir las acciones prendadas bajo el Contrato de Prenda de Acciones a favor de los compradores ; y

(h)          in case of enforcement of the Pledge and the auction of the pledged shares under the Share Pledge Agreement in accordance with Section 4.2 of the Share Pledge Agreement, execute, on behalf of GIP, each and all the required documentation in order to, transfer the pledged shares under the Share Pledge Agreement in favor of their purchasers; and

(i)          tomar todas las acciones razonables, y/o instrumentar y/o ejecutar todos los instrumentos públicos y privados que fueran necesarios o conveniente para el mejor cumplimiento de las facultades establecidas en este Poder.

(i)          take all such reasonable actions and enter into and execute all public and private instruments as may be necessary or advisable for the best performance of this Power of Attorney.

2.          El Apoderado podrá, en cualquier momento, designar una o más personas para que actúen en su lugar como apoderados sustitutos para GIP con idéntico poder para ejecutar todas y cada una de las facultades conferidas al Apoderado a través de este Poder. Cualquier designación de un apoderado sustituto podrá ser revocada por el Apoderado en cualquier momento.

2.          The Attorney may at any time appoint one or more persons to act as a substitute attorney for GIP in his place with the same power to execute all or any of the powers conferred on the Attorney by this Power of Attorney. Any such appointment of a substitute Attorney may be revoked by the Attorney at any time.

3.          GIP indemnizará y mantendrá indemne al Apoderado de todos y cada uno de los costos, reclamos y responsabilidades en que el Apoderado pueda incurrir como resultado de los actos realizados por el Apoderado en el ejercicio de cualquiera de sus facultades conferidas por este Poder, excepto actos dolosos.

3.          GIP shall indemnify the Attorney and keep the Attorney indemnified against any and all costs, claims and liabilities which the Attorney may incur as a result of anything done by the Attorney in the exercise of any of the powers conferred, or purported to be conferred, on him by this Power of Attorney, except acts performed with wilful misconduct.

4.          Todos los contratos, documentos, instrucciones, certificados, modificaciones, reemplazos, sustituciones, extensiones, modificaciones, suplementos, seguros, escrituras, instrumentos, notificaciones, cartas, comunicaciones y transacciones ejecutadas por el Apoderado o un sustituto de apoderado(s) designado de acuerdo a la Cláusula 1 en nombre de GIP obligará a GIP y tendrá el mismo efecto que si hubiera sido ejecutado por GIP.

4.          Any agreements, documents, instructions, certificates, amendments, replacements, substitutions, extensions, modifications, supplements, assurances, deeds, instruments, notices, letters, communications and transactions executed by the Attorney or substitute attorney(s) appointed pursuant to Clause 1 above on behalf of GIP shall bind GIP and shall have the same effect as if the same had been executed by GIP.

Exhibit D - Form of Power of Attorney

5.          Este Poder tiene carácter irrevocable en los términos del artículo 380, inciso c) del Código Civil y Comercial de la Nación, en tanto ha sido otorgado en beneficio de todas las partes y estará vigente hasta el cumplimiento por GIP de todas y cada una de sus obligaciones asumidas bajo el Contrato de Préstamo GIP y todas y cada una de las obligaciones asumidas bajo aquellos documentos allí identificados como “Documentos de Crédito”.

5.          This Power of Attorney is irrevocable in accordance with Section 380, d) of the Civil and Commercial Code of Argentina, since it has been granted in favour of all the parties, and shall be valid until GIP fulfils each and all obligations undertaken under the GIP Loan Agreement and each and all obligations undertaken under any and all documents identified thereunder as “Credit Documents”.

6.          Este Poder está sujeto y debe ser interpretado de acuerdo con las leyes de la República de Argentina.

6.          This Power of Attorney is governed by, and shall be construed in accordance with the laws of the Republic of Argentina.

EN FE DE LO CUAL este Poder ha sido otorgado por GIP a través de escritura y es entregado por medio del presente en la fecha que figura arriba.

IN WITNESS WHEREOF this Power of Attorney has been executed as a deed by GIP and is intended to be and is hereby delivered on the date first above written.

Exhibit D - Form of Power of Attorney

EXHIBIT G

FORM OF DEBT ACKNOWLEDGMENT OFFER

(attached)

EXHIBIT G – FORM OF DEBT ACKNOWLEDGMENT OFFER

[lugar], [fecha]

Señores

Itaú Unibanco S.A., Nassau Branch

31B, Annex Building, 2nd floor

East Bay Street, C.P. N-3930

Nassau, Bahamas

Att.: Maria M. Mattaraia de Vincenzo

Ref.: Oferta N° RN 1/2016

De nuestra consideración:

Grupo Inversor Petroquímica S.L., una sociedad limitada constituida bajo las leyes del Reino de España, inscripta anta la Dirección de Registros Públicos y Archivo Judicial – Comercio y Mandatos, de la Provincia de Mendoza, en los términos del artículo 123 de la Ley General de Sociedades N° 19.550, con fecha 25 de septiembre de 2008, bajo el Legajo 7075 de los Registros Públicos de Sociedades de Responsabilidad Limitada, constituyendo domicilio en Avenida del Libertador 498, 5to Piso de la Ciudad Autónoma de Buenos Aires (el “Deudor”), tenemos el agrado de dirigirnos a Itaú Unibanco S.A., Nassau Branch, con domicilio en 31B, Annex Building, 2nd floor, East Bay Street, C.P. N-3930 (el “Acreedor” y, junto al Deudor, las “Partes”), a fin de someter a su consideración la presente oferta de reconocimiento de deuda a favor del Acreedor (la “Oferta”).

Esta Oferta, en caso de ser aceptada por el Acreedor de conformidad con el procedimiento previsto en la presente, se regirá por los siguientes términos y condiciones (el “Reconocimiento”):

I.	ANTECEDENTES

1.1. Que el [•] el Acreedor efectuó un préstamo al Deudor por la suma de [•] dólares estadounidenses (US$ [•]) (el “Préstamo”).

1.2. Que es necesario establecer los términos y condiciones que regirán, en forma expresa, las obligaciones del Deudor con el Acreedor en razón del Préstamo.

II.	RECONOCIMIENTO DE DEUDA

2.1. Sujeto a que el Acreedor acepte la Oferta de conformidad con el procedimiento previsto en la presente y no en forma unilateral, el Deudor reconoce adeudar al Acreedor una suma de [•] dólares estadounidenses (US$ [•]) en razón del Préstamo (la “Deuda”).

2.2. La Deuda devengará intereses compensatorios desde el día de la aceptación de la Oferta por el Acreedor, de conformidad con el procedimiento previsto en la presente, y hasta su efectiva cancelación a una tasa equivalente, a ser determinada por el Acreedor, a: (i) una tasa base (la “Tasa Base”) anual igual a “ICE Benchmark Administration Limited LIBOR Rate” (la “LIBOR ICE”), conforme sea publicada por Reuters (u otra fuente privada que publique cotizaciones LIBOR ICE como Bloomberg Financial Markets Service) para depósitos en dólares estadunidenses para períodos trimestrales (o, si más de una LIBOR ICE es informada, el promedio de las respectivas tasas) o, en caso de que la LIBOR ICE no esté disponible, la Tasa Base será el promedio de las tasas ofrecidas por tres o más bancos de referencia elegidos por el Acreedor entre los principales bancos del mercado interbancario de Londres para depósitos en dólares estadounidenses por montos comparables a la Deuda para períodos trimestrales; más (ii) cinco por ciento (5%).

2.3. Los intereses serán pagaderos junto con el capital de la Deuda.

2.4. Sujeto a que el Acreedor acepte la Oferta, el Reconocimiento tendrá el carácter de título ejecutivo en los términos del artículo 523, inciso 2, del Código Procesal Civil y Comercial de la Nación.

III.	CANCELACIÓN DE LA DEUDA

3.1. Sujeto a que el Acreedor acepte la Oferta, la Deuda deberá ser cancelada por el Deudor “a la vista” y a simple requerimiento del Acreedor.

IV.	MORA. INTERESES MORATORIOS

4.1. En caso de que ante el requerimiento de pago por parte del Acreedor el Deudor no pagara el total del capital y de los intereses pactados, el Deudor incurrirá automáticamente en mora y, en tal caso, sobre el total de los montos impagos por capital e intereses, que quedarán capitalizados a esa fecha, se devengarán intereses punitorios a una tasa del dos por ciento (2%) anual desde la fecha de la mora hasta la fecha de su efectivo pago. Los intereses punitorios se sumarán a los intereses compensatorios pactados en el numeral 2.2 precedente, que seguirán corriendo luego de la mora.

V.	MONEDA DE PAGO

5.1. Como condición esencial de esta Oferta, del Reconocimiento y de todos los actos que se realicen como consecuencia de la aceptación de la Oferta por parte del Acreedor, la totalidad de los pagos deberán ser hechos por el Deudor en Dólares de los Estados Unidos de América al Acreedor, o a las personas físicas o jurídicas que el Acreedor indique por escrito, o mediante depósito en cuentas bancarias en Dólares de los Estados Unidos de América de las que sea titular el Acreedor, o las personas físicas o jurídicas que el Acreedor indique por escrito, a elección del Acreedor. Sujeto a que el Acreedor acepte la Oferta, las obligaciones dinerarias sólo quedarán cumplidas si se paga en Dólares de los Estados Unidos de América, en el lugar y del modo pactado.

5.2. El Deudor manifiesta de modo expreso que, siendo una empresa de gran envergadura, cuenta con los medios económicos y financieros y con el flujo de fondos necesario para cumplir con todos los pagos comprometidos en Dólares de los Estados Unidos de América, en efectivo o mediante depósito, en la forma establecida en el numeral 5.1 precedente.

5.3. El Deudor manifiesta, asimismo, que también ha evaluado minuciosamente los riesgos de fluctuación a corto, mediano y largo plazo del tipo de cambio entre el Peso y los Dólares de los Estados Unidos de América, así como las restricciones legales y reglamentarias imperantes en el país o que pudieran llegar a dictarse o establecerse en el futuro respecto de operaciones en moneda extranjera, todo lo cual declara conocer, así como es consciente de todos los riesgos inherentes a asumir una deuda a plazos medianos y largos en Dólares de los Estados Unidos, con obligación de pago efectivo en esa moneda. El Deudor declara que ninguna de tales fluctuaciones, así como tampoco las restricciones imperantes o las modificaciones o futuras restricciones, impedirán bajo ninguna circunstancia cumplir con las obligaciones asumidas en Dólares de los Estados Unidos de América. En consecuencia, sujeto a que el Acreedor acepte la Oferta, el Deudor en forma expresa asume todos los riesgos inherentes a este modo de obligarse y a la eventual mayor onerosidad que para el Deudor pueda derivarse de ello. Sujeto a que el Acreedor acepte la Oferta, el Deudor asume sin limitación alguna la totalidad del riesgo que para el estricto cumplimiento de los pagos del modo indicado en el numeral 5.1 precedente pueda entrañar o derivar de cualquier disposición gubernamental que se dicte, o de cualquier circunstancia extraordinaria que se presente en los mercados argentinos o internacionales, o de las consecuencias resultantes de esos eventos. En razón de esta asunción por el Deudor de los riesgos indicados, queda excluida y renunciada la invocación por el Deudor de toda causal de fuerza mayor, caso fortuito, imprevisión, la teoría de la equivalencia de las prestaciones, la doctrina del hardship, o cualquier otra que con sustento normativo, jurisprudencial o doctrinario conduzca a la pretensión de revisar las prestaciones recíprocas, o su valor, o las sumas pendientes de pago, o la moneda de pago (Dólares de los Estados Unidos de América) en el Reconocimiento y/o los documentos que resulten del mismo, aun cuando en el futuro el valor de los bienes y prestaciones se haya modificado substancialmente.

5.4. Sujeto a que el Acreedor acepte la Oferta, en ningún caso el Deudor se desobligará mediante la entrega de Pesos sin el expreso consentimiento del Acreedor, aun cuando ello sea expresamente permitido por una modificación en la normativa aplicable, a cuyo beneficio el Deudor renuncia expresamente. Sin perjuicio de lo previsto en el numeral 5.1 precedente, si por disposiciones legales o reglamentarias imperativas de orden público se prohibiera el pago de la Deuda en moneda extranjera en la República Argentina, cualquier sea la modalidad de pago (en efectivo o mediante depósito en cuentas bancarias), el Deudor deberá entregar al Acreedor, alternativamente y a opción del Acreedor:

(i) títulos de deuda pública emitidos por la República Argentina y/o cualquier otro título de deuda o valor negociable público o privado con cotización y/o negociabilidad en la República Argentina y en un mercado del exterior, elegidos por el Acreedor (los “Títulos”), en cantidad tal que, liquidados en una o más plazas financieras del exterior, a elección del Acreedor, sea igual a la suma de Dólares de los Estados Unidos de América que corresponda a lo adeudado por el Deudor a cada vencimiento, neto de gastos, impuestos, tasas y comisiones de mercado; y/o

(ii) Pesos en una cantidad suficiente para adquirir Títulos elegidos por el Acreedor que, liquidados en una o más plazas financieras del exterior, a elección del Acreedor, sean iguales a la suma de Dólares de los Estados Unidos de América que correspondan a lo adeudado por el Deudor a cada vencimiento, neto de gastos, impuestos, tasas y comisiones de mercado.

5.5. De configurarse todas las circunstancias previstas en el numeral 5.4 precedente, incluido el consentimiento del Acreedor, éste notificará al Deudor si opta por lo previsto en el punto (i) o por el punto (ii), o por ambas en forma parcial, indicando en cada caso el o los Títulos aplicables y el o los mercados en los cuales se venderán los Títulos.

5.6. En el supuesto en que la aplicación de las alternativas referidas en el numeral 5.4 precedente no resultare jurídica y/o fácticamente posible, el Acreedor podrá solicitar al Deudor que implemente cualquier otro mecanismo legalmente disponible a fin de cancelar el importe adeudado en Dólares de los Estados Unidos.

5.7. Sin perjuicio de lo previsto en el numeral 5.4 precedente, el Acreedor no estará obligado a recibir pagos parciales o fraccionados que pudiere efectuar el Deudor ni una moneda distinta a Dólares de los Estados Unidos de América. No obstante, si en alguna oportunidad el Acreedor aceptase una moneda diferente a Dólares de los Estados Unidos de América, o pagos parciales o fraccionados, en modo alguno dicha conducta podrá ser interpretada como una renuncia a las previsiones volcadas en este Reconocimiento. Todo pago parcial que pudieren recibir el Acreedor se imputará en primer término a gastos, intereses devengados (de existir mora del Deudor), y recién una vez satisfechos íntegramente dichos rubros, al capital adeudado.

VI.	VARIOS

6.1. Domicilios. Sujeto a que el Acreedor acepte la Oferta, a todos los efectos legales, se considerará que las Partes constituyen los domicilios especiales en los indicados al inicio de esta Oferta.

6.2. Gastos. Excepto que se disponga lo contrario, cada Parte se hará cargo de todos los honorarios y gastos incurridos en razón de esta Oferta y del Reconocimiento que resulte de la aceptación de la Oferta por parte del Acreedor.

6.3. Impuestos. Sujeto a que el Acreedor acepte la Oferta, el Deudor toma a su exclusivo cargo todos los tributos, cualesquiera fuere su especie, incluyendo impuestos, tasas, contribuciones, cargos, derechos o retenciones, presentes o futuros, municipales, provinciales o nacionales (incluyendo sin limitación, el Impuesto al Valor Agregado sobre intereses, de corresponder), y cualquier otro gravamen, presente o futuro, que correspondiere ser abonado con motivo del otorgamiento, instrumentación, cumplimiento o ejecución del Reconocimiento, con la excepción del impuesto a las ganancias (o el impuesto equivalente que pueda establecerse en el futuro) sobre los ingresos netos globales gravables del Acreedor (u otros impuestos equivalentes), del impuesto a los ingresos brutos sobre dichos ingresos del Acreedor (u otros impuestos equivalentes), y de cualquier otro impuesto gravable como consecuencia del vínculo entre el Acreedor y su jurisdicción de constitución y/o funcionamiento. Todos los montos adeudados en virtud del Reconocimiento serán pagados libres y sin deducciones por impuestos, tasas y contribuciones, cargos, derechos o retenciones, presentes o futuros, municipales, provinciales o nacionales cobrados por cualquier autoridad impositiva de la Argentina. En caso de ser aplicable algún impuesto, tasa, cargo, gasto, derecho y/o retención de la índole mencionada, éste será pagado y soportado exclusivamente por el Deudor.

6.4. Ley Aplicable. Esta Oferta y el Reconocimiento que resulte de la aceptación de la Oferta por parte del Acreedor estarán sujetos a las leyes de la República Argentina.

6.5. Jurisdicción. Sujeto a que el Acreedor acepte la Oferta, el Deudor el Reconocimiento podrá ser ejecutado por vía ejecutiva, a opción del Acreedor, ante los Tribunales Ordinarios en lo Comercial de la Ciudad de Buenos Aires o ante los tribunales de cualquier domicilio del Deudor. A todo evento, y sin perjuicio del carácter ejecutivo del título que se creará una vez aceptada esta Oferta, toda controversia que se suscite entre las Partes con relación al Reconocimiento, su existencia, validez, calificación, interpretación, alcance, cumplimiento o resolución, se resolverá, ante cualquiera de los tribunales indicados en la frase precedente, siempre a opción del Acreedor.

La Oferta estará vigente hasta las 23:59 horas (horario de Buenos Aires) del [•], y vencerá automáticamente en ese horario y fecha, excepto que sea aceptada por escrito por el Acreedor.

Atentamente.

GRUPO INVERSOR PETROQUÍMICA S.L.

Por:
Nombre: Marcelo Sielecki
Cargo: Administrador único

[lugar], [fecha]

Señores

Grupo Inversor Petroquímica S.L.

Av. Del Libertador 498, 5to Piso,

Ciudad Autónoma de Buenos Aires

República Argentina

Att.: Luis Fallo / Hugo Galuzzo

Ref.: Propuesta N° RN 1/2016

De nuestra consideración:

Tenemos el agrado de dirigirnos a ustedes a efectos de comunicarles que aceptamos su oferta de referencia “Propuesta N° RN 1/2016” realizada en el día de la fecha.

Sin otro particular,

ITAÚ UNIBANCO S.A., NASSAU BRANCH

Por:
Nombre:
Cargo: